   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1996

                                                       REGISTRATION NO. 333-1926
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                AMENDMENT NO. 4


                                       TO

                        FORM S-1 REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

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                          DOCTORS HEALTH SYSTEM, INC.

             (Exact name of Registrant as specified in its Charter)

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             MARYLAND                             8099                     52-1907421
   (State or other jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification No.)

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                             10451 MILL RUN CIRCLE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-5800

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              PAUL A. SERINI, ESQ.
                            EXECUTIVE VICE PRESIDENT
                         AND DIRECTOR OF LEGAL AFFAIRS
                             10451 MILL RUN CIRCLE
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 654-5800

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                    COPY TO:
                           ELIZABETH R. HUGHES, ESQ.
                        VENABLE, BAETJER AND HOWARD, LLP
                     1800 MERCANTILE BANK & TRUST BUILDING
                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201
                                 (410) 244-7608
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        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1996


                    4,100,000 SHARES OF CLASS B COMMON STOCK
               1,000,000 OPTIONS TO PURCHASE CLASS B COMMON STOCK

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     Doctors Health System, Inc., a Maryland corporation (the "Company"), may offer and issue from time to time in connection with the affiliation of medical practices with the Company one or more of the following types of its securities:
(i) shares of its Class B common stock, par value $0.01 per share ("Class B Common Stock"); or (ii) Options to purchase Class B Common Stock ("Options," and collectively with the Class B Common Stock, the "Securities"). Securities may be issued by the Company as consideration in one or a combination of the following types of transactions: (i) as consideration for acquisitions of certain assets of medical practices; or (ii) as consideration pursuant independent practice association ("IPA") agreements; or (iii) as issuances of Securities pursuant to employment arrangements between the physician and a Core Medical Group or between the Company and certain employees. See "Plan of Distribution--Acquisition of Certain Assets of Medical Practices," "--Contractual Arrangements--IPA Arrangements" and "--Contractual Arrangements--Employment Arrangements." Except in connection with the exercise of the Options, the Company will not receive cash proceeds in connection with the issuance of the Securities.

     The Securities offered pursuant to this Prospectus may be issued in amounts and at prices to be determined at the time of the offering of such Securities.
     It is anticipated that the affiliations of the medical practices will involve (a) in the case of the acquisition of medical practices, the receipt by the Company of substantially all of certain assets of such medical practices (primarily enumerated tangible assets of such practices and related contractual rights), and (b) in the case of contractual arrangements such as the IPA arrangements or employment arrangements, the receipt of the contractual consideration specified in the relevant contract. The consideration for acquisitions and contractual rights will consist of shares of Class B Common Stock, cash, Options, assumption of liabilities or a combination of some or all of them, as determined from time to time by negotiations between the Company and the physicians or physician groups operating such practices. In addition, such physicians may enter into employment agreements and IPA participation agreements, pursuant to which the Company may also issue Securities.

     The terms of an affiliation are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions include the established size, quality and reputation of the practice and with respect to the amount of Securities to be issued the Company's estimate of the value of the Class B Common Stock. It is anticipated that shares of Class B Common Stock issued in any such acquisitions will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time the terms of a transaction are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the Securities. The value of the Class B Common Stock and the exercise price of the Options will be determined by the Company's management and Board of Directors based upon the Company's results of operations and current financial condition, recent sales of the Company's securities and arms' length negotiations with potential purchasers, estimates of the business potential and prospects of the Company, the economics of the health care industry in general, the general condition of the equity securities markets in general and other relevant factors. It is not expected that underwriting discounts or commissions will be paid by the Company (See "Plan of Distribution").


     Certain details as to each offering of Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement (each, a "Prospectus Supplement") relating to such offering of Securities. Such specific details will comprise to the extent applicable (1) in the case of the Options, the number of Options being offered, and the exercise price of each such Option; and (2) in the case of any offering of Securities, the offering price, and, to the extent applicable, certain Federal income tax consequences. With respect to offerings of Securities in connection with the acquisition of certain assets of medical practices, a Prospectus Supplement will be provided which will contain information about the specific transaction and the particular medical practice involved in the transaction. The resale or transfer of the Securities will be subject to certain restrictions. See "Description of Capital Stock."


     In the event that, with respect to acquisition transactions, a physician exercises reacquisition rights granted by the Company with respect to such Physician's transfer of medical practice assets, the physician will be required to transfer the Securities issued pursuant to this Prospectus to the Company. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Development of Integrated Health Care Delivery System--Reacquisition Rights.")

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.
     The Securities offered pursuant to this Prospectus will be subject to significant contractual restrictions or transfer. Further, it is not currently anticipated that any of the Securities will be listed on an exchange or other public market. Accordingly, resales of the Securities may be subject to various regulatory structures which could severely limit the liquidity of the Securities. There can be no assurance as to the price at which purchasers may be able to resell the Securities, and such price may be below the value of the Securities as offered and sold by the Company hereby.
     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

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                THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     To the extent applicable, the Company will comply with the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and other information and the Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information with the Commission may also be obtained from the web site maintained by the Commission. The Commission's web site address is http://www.sec.gov.

     "Doctors Health System--It's the Sure Sign of Caring" is a service mark of Doctors Health System, Inc. This Prospectus also includes other service marks of Doctors Health System, Inc.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. The words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward looking-statements. For a discussion of certain of such risks and uncertainties, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SUBJECT TO, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THEM ELSEWHERE IN THIS PROSPECTUS. POTENTIAL INVESTORS SHOULD READ THIS PROSPECTUS CAREFULLY IN ITS ENTIRETY.

THE COMPANY

     Doctors Health System, Inc., a Maryland corporation ("DHS" or the "Company") was incorporated in June of 1994 and commenced operations in February of 1995. The Company's executive offices are located at 10451 Mill Run Circle, Owings Mills, Maryland 21117, telephone (410) 654-5800.

     The Company is a managed care and medical management company which develops and consolidates individual and groups of internists, pediatricians and family practitioners ("primary care physicians" or "PCPs"), specialist physicians, hospitals and other health care providers into primary care-driven, comprehensive managed care health delivery networks. Through contracts with PCPs, specialists, hospitals and other health care providers, the Company designs its networks: (i) to manage the provision of quality medical services to patients; (ii) to furnish Network Physicians with access to managed care contracts and related services while giving them the opportunity to associate with clinically independent, autonomous medical groups; (iii) to establish a single source of access for health maintenance organizations ("HMOs") and other Payors to a comprehensive range of health care providers; and (iv) to offer patients a comprehensive range of health care services.


     As a managed care company, the Company's primary source of future earnings is expected to be revenues from Global Capitated Contracts. Under such arrangements, the Company receives a fixed fee from an HMO or other Payor in exchange for undertaking the obligation to provide or arrange for the provision of substantially all of the health care services required by the Enrollees. These services include not only services provided by the Company's Network Physicians but also hospitalization, specialty care and ancillary services which are subcontracted by the Company. The Company's ability to generate earnings is significantly predicated upon its ability to provide the health care services for which it contracts at a cost which is less than the fixed fees it receives under its Global Capitated Contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Source of Revenue and Earnings." The Company's activities as a managed care company do not subject the Company to regulation as an HMO because the Company's Global Capitated Contracts qualify as administrative provider agreements under Maryland law. The Company is also not subject to regulation as an HMO under Virginia law. See "Risk Factors--Regulation--Insurance" and "Business--Regulation--Insurance."


     As a medical management company, the Company provides to Network Physicians that join Core Medical Groups certain patient care management, managed care contracting, and administrative and financial services, including information systems and billing services, and provides facilities, non-physician staff personnel, equipment and other goods. See "Business--Managed Care Contracting,--Practice Management Services,--Control of Patient Data and Information Systems, and--Care Management." The Core Medical Groups, which contract with the Company for the provision of these services, engage exclusively in the practice of medicine through their employed physicians and maintain autonomy and independence over clinical matters.


     Currently, the Company is focusing on the development of its networks in the Baltimore and Washington metropolitan area and surrounding regions. As of November 15, 1996, the Company had approximately 1,152 Network Physicians in six regional networks throughout the state of Maryland and one regional network in Northern Virginia, including approximately 297 PCPs, 95 obstetrician/gynecologists, and 760 specialist physicians. Of the 1,152 Network Physicians, 90 were Equity Physicians, of which 58 had transferred certain of their practice assets to the Company or one of its subsidiaries, 16 had entered into binding agreements to complete such transactions, and 16 were subject to a letter of intent. While primary care-based, the Company encourages its Core Medical Groups to develop into multi-specialty group practices and provides or arranges financing and other resources to enable such Core Medical Groups to develop into diversified multi-specialty practices. See "Business--Development of Integrated Health Care Delivery System."


     The Company offers medical groups and independent physicians a variety of methods of participating in the Company's Integrated Health Care Delivery System. The Company may acquire certain medical practice assets or certain contracting rights, either for cash or for Securities, or by execution of a variety of Independent Physician Association ("IPA") participation agreements. The Company typically enters into Physician Services Organization Agreements ("PSO Agreements") with the Core Medical Groups, pursuant to which the Company provides care management, managed care contracting and related business management services while the Core Medical Groups retain their clinical autonomy.

     The Company's strategy is to capitalize upon changes in the health care industry by: (i) establishing networks of primary care physicians and specialist physicians to integrate a full spectrum of health care providers into one or more high quality, cost-effective health care delivery networks; (ii) transitioning the patients of Network Physicians to the Company's Global Capitated Contracts; (iii) providing HMOs and other Payors with a single source of access to geographically proximate networks of physicians and other providers; (iv) focusing on obtaining Global Capitated Contracts and operating profitably under a capitated reimbursement system; (v) allowing physicians greater access to managed care, while relieving physicians of some of the administrative responsibilities and economic risks of providing managed care services; (vi) effectively managing the cost and quality of providing care through the use of sophisticated information systems and a broad range of practice management and administrative services; and (vii) expanding aggressively by recruiting additional physicians to networks that have already been established and by establishing additional networks. See "Business--Strategy".

                                    GLOSSARY

Capitated Contract Carve-Outs--Medical services that are not included in a capitated arrangement. Examples of typical carve-outs from global capitated contracts include pharmacy, dental care, eye care, organ transplants, home health, mental health, infusion care, durable medical equipment, marketing and administration.

Capitated Gatekeeper--A PCP who is compensated pursuant to a Gatekeeper
  Capitated Contract.

Capitated Gatekeeper Income--Income received by PCPs pursuant to a Gatekeeper
  Capitated Contract.

Capitated Life--An Enrollee who is a member in a Managed Care Plan that pays a fixed amount to a provider pursuant to a capitation arrangement.

Capitation--A method of paying health care providers in which a fixed amount is paid per Enrollee to cover a defined set of services over a specified period, regardless of the cost of the actual services provided.

Core Medical Group--An entity formed by Equity PCPs to conduct a medical group practice that enters into a PSO Agreement or similar long-term management agreement with the Company. The Core Medical Groups are clinically autonomous entities whose equity interests are owned by physicians.

Enrollee--A patient who is covered for health benefits under an HMO contract or other insurance.

Equity PCP--A Network PCP who transfers substantially all of his medical practice assets to the Company and who receives an equity interest in the Company.

Equity Physician--A Network Physician, including an Equity PCP, who transfers substantially all of his medical practice assets to the Company and who receives an equity interest in the Company.

Exclusive IPA--An IPA that enters into an exclusive contractual arrangement, pursuant to which the IPA and each of its participating physicians agrees to conduct all managed care contracting activity exclusively through the Company and to take as patients any capitated patients referred by the Company to the Company pursuant to the Company's Global Capitated Contracts.

Fee-for-service--A method of reimbursing health care providers in which payment is made for each unit of service rendered.

Full Risk Contract--A contract, usually a Global Capitated Contract, pursuant to which a health care provider and/or management company (such as the Company) assumes all financial risks for medical services related to patient care (with or without Capitated Contract Carve-Outs).

Gatekeeper Capitated Contract--A contract pursuant to which a Primary Care
  Physician receives a fixed, prepaid monthly fee for each Enrollee in exchange for providing primary care medical services, regardless of the costs of the actual services provided.

Global Capitated Contract--A contract pursuant to which a health care provider and/or a management company (such as the Company) is paid a fixed amount per Enrollee to cover medical services and assume all or part of the financial risk associated with such services with or without Capitated Contract Carve-Outs over a specified period, regardless of the cost of the services provided.

HCFA--The U.S. Health Care Financing Administration which administers the
  Medicare program.

Health Maintenance Organization (HMO)--A managed care plan that integrates financing and delivery of a comprehensive set of health care services to an enrolled population.

Independent Physician Association (IPA)--An organization of independently practicing physicians which contracts with the Company, managed care plans or others for the provision of professional medical services to Enrollees of the Managed Care Plan.

Integrated Health Care Delivery System--An organization in which physicians, hospitals and other providers combine their efforts to deliver comprehensive health care services to the community. The single entity (or group of entities) manages and coordinates the system, including Payor contracting for the providers, and allocation of compensation and capital among the various interests. The system generally includes a single legal entity or related entities, unified governance and management mechanisms, use of consolidated management and information systems, and use of consolidated budgets for the entire system.

IPA--Independent Physician Association.

IPA Participant Physicians--Primary Care Physicians who enter into Exclusive or
  Non-Exclusive IPA agreements with the Company.

Managed Care--A payment or delivery arrangement used by a Payor to control or coordinate use of health services with the goal of providing quality care at a lower cost, including Capitation arrangements.

Managed Care Plan--A health plan that uses managed care arrangements and has a defined system of selected providers that contract with the plan. Under Managed Care Plans, Enrollees have a financial incentive to use participating providers that agree to furnish a broad range of services, and providers may be paid on a prenegotiated fee-for-service, capitated, per diem or salaried basis.

Medicaid--A program of Federal matching grants to the states to provide health insurance for categories of the poor and medically indigent. States determine eligibility, payments and benefits consistent with Federal standards.

Medicare--A federal act (Health Insurance for the Aged Act) to provide hospital and medical insurance for persons eligible for social security or railroad retirement benefits under the Social Security Act and who are over the age of 65 or disabled or other eligible individuals over the age of 65.

Network PCP or Network Physician--A PCP or other physician, including an Equity
  Physician, who participates in the Company's Integrated Health Care Delivery System through employment in a Core Medical Group, through an Exclusive or Non-Exclusive IPA or through a joint contracting venture, or other arrangement.

Non-Exclusive IPA--An IPA that has a non-exclusive contractual arrangement with the Company, pursuant to which the IPA and some or all of its participant physicians may contract with or through other IPAs and entities but agree to take all managed care patients referred by the Company.

Operating Agreement--An agreement providing for the operation of a Core Medical
  Group.

Payor--An organization, such as an insurance company, employer, HMO, or HCFA, that pays or reimburses a health care provider or other entity for health care services to be provided to a patient or health plan.

PCP--A Primary Care Physician.

Physician Hospital Organization (PHO)--Generally, an organization jointly owned and governed by hospitals and physicians formed and controlled for the purpose of procuring and administering Payor contracts.

Physician Services Organization Agreement (PSO Agreement)--An agreement entered into between the Company and each Core Medical Group, pursuant to which the Core Medical Group appoints the Company to act as its exclusive agent to provide all assets, facilities and non-medical services necessary for the Core Medical Group's medical practice and to obtain Managed Care contracts with Payors on behalf of the Network Physicians who are members of the Core Medical Group.

Practice Participation Agreement--An agreement entered into among the Company, a Core Medical Group and each of the physicians who is a member of such Core Medical Group, pursuant to which (1) each such physician sells to the Company certain assets of his medical practice, (2) each physician enters into an exclusive Employment Agreement with the Core Medical Group, (3) the Core Medical Group and the Company enter into a PSO Agreement, and (4) each physician enters into an Operating Agreement with each of the other member physicians of the Core Medical Group which governs the operation of the Core Medical Group.

Primary Care Physician (PCP)--A physician practicing as a general practitioner or in the specialties of family practice, general internal medicine, or general pediatrics. PCPs are sometimes referred to as "gatekeepers" because they enjoy patient loyalty and continuity and are the initial providers when patients seek medical services and control, through referrals, patients' access to other providers such as specialists.

PSO Agreement--A Physician Services Organization Agreement.

Risk Sharing Arrangement--An arrangement or contract pursuant to which the parties receive a fixed amount to provide or pay for defined services (usually including, but not limited to, hospital and other institutional services) regardless of the actual costs and share the benefits or risks under the arrangement in the event that the costs of such services are less than or exceed such fixed amount.

Specialty Care Core Medical Group--an entity formed by specialist physicians to conduct a medical group practice to provide specialty services and that enters into a PSO Agreement or similar long-term management agreement with the Company.

Subcapitation--An arrangement in which a health care provider receiving capitated income pays subcontracting providers (for example, for specialty services) on a capitated basis with the subcontracting providers assuming the financial risk of providing all of the subcapitated medical services, the payment representing subcapitation.

Utilization--The frequency with which a medical benefit is used, a service is performed, or a referral is made.

Utilization Review--The review of services delivered by a health care provider to evaluate the appropriateness, necessity, and quality of the prescribed services.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS LISTED BELOW IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

LIMITED OPERATING HISTORY; LOSSES


     The Company was incorporated in June of 1994 and commenced operations in February of 1995. Accordingly, the Company has a limited operating history. For the year ended June 30, 1996 and the three months ended September 30, 1996, the Company recorded a net loss of approximately $6.6 million and $2.8 million, respectively. The Company is likely to record a net loss for the year ending June 30, 1997. At September 30, 1996 the Company had an accumulated deficit of approximately $12.1 million. There can be no assurance that future operating losses would not have a material adverse effect on the operating results and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."


LIQUIDITY; RESTRICTIONS ON FINANCING


     Until the Company and its Payors attract an adequate number of Capitated Lives in the Company's Global Capitated Contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash on hand at November 15, 1996, the $2,500,000 to be received on or before December 27, 1996 from the holder of its Series C Preferred Stock, the balance remaining available under the NationsBank Credit Facility, and some portion of the additional capital outlined in Management's Discussion and Analysis--Liquidity, Cash Flow and Capital Resources will be sufficient to meet the Company's working capital needs through June 30, 1997. However, in the event that the Company and its Payors either have not attracted an adequate number of Capitated Lives in Global Capitated Contracts sufficient to offset the Company's operating expenses, or the Company has not secured a substantial amount of additional capital, the Company's operating results and financial condition would be materially and adversely affected. There can be no assurance that the Company will be able to secure such additional capital, or that such capital, if available, will be on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Cash Flow and Capital Resources--Subsequent Events."


     The Company's Series A, Series B and Series C Preferred Stock Directors have the right under the Company's constituent documents to approve the incurrence by the Company of indebtedness (including both borrowed money and capitalized leases) in excess of $1 million beyond the amount budgeted by the Company from time to time. In addition, the Company's ability to conduct equity financings may be affected by certain rights of consent of the holders of the Company's Series A, Series B and Series C Preferred Stock. See "Description of Capital Stock." There can be no assurance that such holders of Preferred Stock will grant their consent to the terms of any such financings.

UNCERTAINTY OF STRATEGY; ACQUISITION RISKS


     The Company's strategy is based upon assumptions relating to the Company's likely rate of growth of affiliations of medical practices, the rate at which Capitated Lives can be added to the Company's networks, the likely referral and other business practices of physicians and health care institutions in the Baltimore and Washington metropolitan area and surrounding regions, and assumptions relating to the rate and character of reimbursement for services provided through the various arrangements negotiated by the Company, including the continued willingness of Payors to enter into risk sharing arrangements. Certain of the Company's assumptions may prove to be incorrect, which could have a material adverse effect on the operating results and financial condition of the Company. Thus, no assurance can be given that the Company's strategy will be successfully and profitably implemented.


     Further, the Company's strategy depends upon the successful recruitment of additional physicians to join Core Medical Groups and Exclusive IPAs. There can be no assurance that the Company will be able to grow in existing or new markets or successfully identify, complete or integrate any additional acquisitions or IPA contracts. The process of identifying suitable candidates, and proposing, negotiating and implementing an economically feasible transaction with a physician group or forming or managing a physician network, is lengthy and complex. The Company's strategy involves focusing the development of its Integrated Health Care Delivery System in the Baltimore and Washington metropolitan area and surrounding regions. Accordingly, the Company is subject to and may be adversely affected by any changes in laws and regulations in these areas pertaining to its business. See "Business--Regulation." Further, currently substantially all of the Company's net revenues are used to pay for costs of and in support of the Core Medical Groups and Network Physicians. Thus, the Company's ability to generate any profit is dependent upon its ability to transition its Network Physicians and other providers in the Company's provider networks away from unmanaged fee-for-service compensation arrangements and into a profitable Managed Care environment. The Company will continue to incur operating losses if it is not able to increase the number of enrollees who are subject to the Company's Global Capitated Contracts and reduce the number of patients subject to fee-for-service payment arrangements. The failure of the Company to execute its strategy effectively could have a material adverse effect on the operating results and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


REGULATION

     GENERAL. While the Company is not currently subject to regulation as an insurer or health care provider, the insurance and health care business generally and the Company's business described generally herein are subject to extensive and pervasive Federal and state regulation pursuant to current statutes and regulations. Health care regulation has been subject to rapid and pervasive change in recent years. Congress and various state legislatures are expected to continue to consider various legislative proposals for health care reform, including proposals intended to control public and private spending on health care as well as provide increased public access to the health care system and maintain broad physician access to health care delivery systems. Changes in the regulations or reinterpretations of existing regulations may adversely affect the Company. See "Business--Regulation."


     INSURANCE. States heavily regulate the activities of insurance companies. The Company is not licensed as an insurance company because the Company does not believe its activities constitute the provision of insurance. The staff of the Maryland Insurance Commission has published its view that certain of the Company's (and similar Managed Care entities') proposed methods of payment to physicians and other providers by compensating Network Physicians to capitation payment arrangements may require the Company and such other Managed Care entities to subject themselves to regulation as insurance companies. There can be no assurance that the Company's efforts to structure the payment arrangements with HMOs to conduct itself in such a manner so as not to subject itself to regulation will be successful, and the imposition of such regulation could have a material adverse effect on the Company. Regulations which affect the IPAs, Core Medical Groups, hospitals and other providers of health care could have a material adverse effect on the operating results and financial condition of the Company. See "Business--Regulation--Insurance."



     MEDICARE FRAUD AND ABUSE RULES. The Company has designed its business relationships to qualify for "safe harbor protection" under the Medicare Fraud and Abuse Rules or for an exception under the Federal and state laws discussed in "Business--Regulation," including federal and state laws which prohibit "physician self-referrals." Such laws are broadly drafted, and their application to arrangements such as those described herein is often uncertain. Since inquiries under such laws are highly factual, it is not possible to predict with certainty how they may be applied to the arrangements in which the Company, the Core Medical Groups and the Core Medical Group's employee physicians are anticipated to participate. For example, there is considerable uncertainty as to the applicability of the federal legislation known as "Stark II" will apply. Stark II extends prohibitions against physician self-referrals to a broad list of services payable under Medicare and Medicaid. Although the Company believes that it is and will be in compliance with these laws with respect to its own operations, including its contractual relationship with Core Medical Groups, IPAs and other providers, there can be no assurance that enforcement authorities will not assert that the Company, or certain transactions into which the Company has or will have entered, has violated or is violating such laws, or that if any such assertion were made, that the Company would prevail, or whether any sanction imposed would have a material adverse effect on the operations of the Company. Even the assertion of a violation of such laws could have a material adverse effect on the operating results and financial condition of the Company. See "Business--Regulation--Medicare and Medicaid Fraud and Abuse Limitations and --Regulation--Federal and State Law Regarding Restrictions on Physician Self-Referral."



     TAXATION. The Company enters into contracts with physicians and other health care providers, who are not employees of Core Medical Groups, as independent contractors. In accordance with federal and state tax guidelines pertaining to independent contractors, the Company does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance with respect to such independent contractors. However, a determination by taxing authorities to the contrary with respect to the classification of such physicians or other health care professionals as independent contractors could have a material adverse effect on the operating results and financial condition of the Company.


     CHANGES IN HEALTH CARE REIMBURSEMENT SYSTEMS. Finally, the body of law applicable to the delivery of, and payment for, health care services, aspects of which are summarized in "Business--Regulation," is subject to rapid substantive change. All such laws, regulations, and interpretations are subject to amendment or other substantive change at any time. There can be no assurance that such amendment or change would not have a material adverse effect on the operating results and financial condition of the Company.

INTEGRATION OF OPERATIONS

     Since its formation, the Company has grown principally through affiliations and is pursuing an aggressive growth strategy. If the Company is to realize the anticipated benefits of acquisitions, the operations of the acquired entities must be integrated and combined efficiently. The process of integrating the acquisitions by providing management, financial, administrative, facilities, and management information systems, while managing a larger and geographically expanded entity, presents a significant challenge to the management of the Company. There can be no assurance that the integration process will be successful or that the anticipated benefits of its business combinations will be realized. The dedication of management resources to such integration may detract attention from the day-to-day operations of the Company. There can be no assurance that there will not be substantial unanticipated costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Such effects could have a material adverse effect on the operating results and financial condition of the Company.

DEPENDENCE ON MANAGED CARE CONTRACTS

     The profitability of the Company depends on securing and maintaining contractual relationships with Managed Care plans and other Payors and successfully managing the expenses involved in the provision of services under those contracts without sacrificing the quality of medical care. The Company, not the Core Medical Groups, is the party to the Global Capitated Contracts and therefore is the recipient of the capitated payments. Such medical expenses are subject to adverse selection and other utilization risks and are not otherwise within the Company's or the Core Medical Groups' control. The Company has entered into three Global Capitated Contracts with two HMOs. The inability of the Company and its Network Physicians to obtain such contracts or successfully manage such expenses could have a material adverse effect on the operating results and financial condition of the Company. In addition, the success of Payors depends substantially on their ability to reduce, or significantly restrain the growth of, spending for health care services. Accordingly, there is a risk that the Company will not be able to obtain or maintain the numbers of Managed Care contracts presently contemplated or that, if such contracts are obtained, payments from such Payors will decrease over time, either of which could have a material adverse effect on the Core Medical Groups or the operating results and financial condition of the Company. Further, the coverage of the Managed Care plans with which the Company contracts may be limited to the State of Maryland, the District of Columbia, Virginia or other limited geographic regions. There can be no assurance that the coverage of such Managed Care plans will extend beyond such areas. Finally, the Company's contracts with Payors are generally for one year and may be terminated earlier upon notice. There can be no assurance that Managed Care contracts will not be terminated. The loss of any Payors or the failure to retain such Payors' Enrollees could have a material adverse effect on the operating results and financial condition of the Company.

ENROLLMENT IN MEDICARE MANAGED CARE PLANS

     The Company has entered and will enter into Full Risk Contracts and Global Capitated Contracts with HMOs and other Managed Care Plans covering Medicare patients. The Company's profitability is highly dependent on the Company's ability to attract existing patients and new Medicare patients who enroll in the Medicare Managed Care contracts with licensed HMOs pursuant to Global Capitated Contracts with the Company. See "Business--Strategy--Medicare Managed Care." The Company's strategy depends on successful joint marketing efforts by HMOs and the Company and the willingness of Medicare patients to enroll in Managed Care plans. There can be no assurance that the Company will be able to successfully attract a sufficient number of Medicare patients into Medicare Managed Care plans under contract with the Company or that such patients can be converted in accordance with the Company's strategy. The failure of the Company to attract a sufficient number of Medicare patients to Medicare Managed Care plans could have a material adverse effect on the operating results and financial condition of the Company.

ISSUANCE OF NOTES; SUBSTANTIAL INDEBTEDNESS

     The Company intends to place with institutional investors up to $35 million of senior subordinated notes (the "Notes") and warrants (the "Warrants") to purchase Class A Common Stock. Assuming the issuance of the Notes, the Company will have substantial indebtedness in relation to its total capitalization. On a pro forma basis, after giving effect to the sale of the

Notes (but not giving effect to the exercise of the Warrants), the Company at September 30, 1996 would have had approximately $35 million in long-term indebtedness, and its long-term indebtedness as a percentage of its total capitalization would have been approximately 66%.

     This indebtedness poses substantial risks including the possibility that the Company might not generate sufficient cash flow to pay the principal of and interest on its indebtedness. This indebtedness may also adversely affect the Company's ability to finance its future operations and capital needs, limit its ability to pursue other business opportunities and make its results of operations more susceptible to adverse economic conditions. All of the foregoing could have a material adverse effect on the operating results and financial condition of the Company.

     The terms of the agreements with holders of the Notes are expected to include significant restrictive financial and operating covenants that, among other things, will limit the ability of the Company to incur certain additional indebtedness and pay dividends or make other distributions on its capital stock. In the event of liquidation of the Company, the holders of the Notes and other holders of indebtedness of the Company are expected to have priority of payment over the holders of the Company's common stock. There can be no assurance that the Company will consummate the sale of the Notes and Warrants or, in the event that such Notes or Warrants are issued, that such issuance will be made on expected terms.

RISKS OF CHANGES IN PAYMENT FOR MEDICAL SERVICES

     The profitability of the Company may be adversely affected by Medicare and Medicaid regulations, cost containment decisions of Payors and other payment factors over which the Company has no control. The Federal Medicare program has undergone significant legislative and regulatory changes in the reimbursement and fraud and abuse areas, including the adoption of the resource-based relative value scale ("RBRVS") schedule for physician compensation under Medicare, which may have a negative impact on the Company's revenue. Efforts to control the cost of health care services are increasing. Future profitability in the changing health care environment, with differing methods of payment for medical services, is likely to be affected significantly by management of health care costs, pricing of services and agreements with Payors. Because the Company derives its revenues from the revenues generated by Network Physicians, further reductions in payments to physicians generally or other changes in payment for health care services could have a material adverse effect on the operating results and financial condition of the Company.

     HCFA recently announced its intention to conduct an experimental pilot program designed to reduce expenditures under Medicare Managed Care plans in selected areas, including the Baltimore metropolitan area. The effect of any such experimental program, if implemented, cannot be predicted, but could have a material adverse effect on the operating results and financial condition of the Company. See "Business--Regulation."

DEPENDENCE OF THE COMPANY ON CORE MEDICAL GROUPS AND IPAS

     The Company enters into Managed Care contracts with Payors pursuant to which the Company agrees to arrange for the delivery of medical services to Enrollees in exchange for Managed Care compensation. The Company does not own any equity interest in the Core Medical Groups or engage in the practice of medicine and will be largely dependent upon medical services provided by Network Physicians for its Managed Care revenues. The success of the Company initially will be dependent in large part upon its ability to attract Network Physicians to join Core Medical Groups or to participate in IPA arrangements with the Company, and upon the Core Medical Groups' and the Network Physicians' ability to deliver high quality patient care in a cost-efficient manner. There can be no assurance that the Company will be able to attract and retain the requisite number of PCPs and specialist physicians, or that such physicians will deliver high quality medical services profitably, either of which could have a material adverse effect on the operating results and financial condition of the Company. Because each Core Medical Group and independent IPA retains its clinical autonomy and operates as a separate legal entity, there can be no assurance that physicians employed by the Core Medical Groups and the other Network Physicians will perform high quality, cost-effective medical services, the failure of which could have a material adverse effect on the operating results and financial condition of the Company.

     The Company enters into a PSO Agreement which obligates the Core Medical Group to contract solely and exclusively with the Company for 30 years (with automatic ten-year renewals) for all managed care contracts, and for the provision of all of the non-medical services, including provision of facilities, equipment, supplies and other goods and assets, used by the Core Medical Groups and their employee physicians to engage in the practice of medicine. See "Business--Development of Integrated Health Care Delivery System--Focus on Primary Care Physicians." There can be no assurance that the Company will be able to meet its contractual obligations to the Core Medical Groups in a manner that is reasonably acceptable to the

Core Medical Groups. A failure of the Company to meet its contractual obligations could result in the termination of such arrangements, which could have a material adverse effect on the operating results and financial condition of the Company.

RISKS ASSOCIATED WITH CAPITATION PAYMENTS FOR MEDICAL SERVICES

     As an increasing percentage of patients are being placed under the control of managed care entities, the Company believes that its success will, in large part, be dependent upon the Company's ability to negotiate contracts with HMOs pursuant to which services will be provided on a risk-sharing or capitated basis by the Company. The Company has entered into three Global Capitated Contracts with two HMOs and intends to expand the number of Global Capitated Contracts or Full Risk Contracts in which it participates and convert medical services currently compensated on a fee-for-service basis to capitation arrangements. Under the Company's Global Capitated Contracts, the Company accepts a predetermined amount per Enrollee per month (capitation) to provide to Enrollees of the HMO who select a Network PCP all necessary covered services covered under the Global Capitated Contract. Such contracts pass much of the business risk of providing care, such as overutilization, from the HMO to the Company. The proliferation of such contracts in markets served by the Company could result in greater predictability of revenues, but greater unpredictability of expenses. There can be no assurance that the Company will be able to negotiate, generally on behalf of the Company, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or Enrollees covered by such contracts require more frequent or extensive care than is anticipated, the Company's operating margins may be reduced, or in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, the Company may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings could have a material adverse effect on the Company's results of operations.

     In addition, the Company is dependent upon the collection of fee-for-service revenues attributable to the medical practices of the Core Medical Groups because a portion of such revenues are necessary to pay the expenses of the Core Medical Groups medical practice operations. The Company is liable for providing office space, personnel billing and collection services, and other bookkeeping and management services to the Core Medical Groups and the Company relies on the fee-for-service revenues and other capitation revenues to pay the cost of these services. Failure of the Core Medical Groups to earn sufficient revenues to fund such costs, would have a material adverse effect on the Company.

     The Company enters into Global Capitated Contracts or Full Risk Contracts only with licensed HMOs and would only enter into such contracts with licensed insurance companies and HMOs only if allowed by state law of any particular state. To the extent such contracts are prohibited by law or in any particular state, the Company would not enter into such contracts in that state. In 1995, the National Association of Insurance Commissioners (the "NAIC") issued a report opining that such risk-sharing arrangements might constitute the business of insurance, to which state insurance licensing laws may apply. The NAIC further opined that such state licensing laws would not apply if the unlicensed entity, such as the Company, contracts to assume "downstream risk" from a duly licensed health insurer or HMO for health care provided to that insurance carrier's Enrollees. The NAIC's conclusions are not binding on the states. Maryland's attorney general has opined, in writing, that the Company's arrangements with HMOs do not subject the Company to regulation as an insurer under Maryland law.

     If the Company were to be regulated as an insurer because it accepts capitation payments, the Company would be subject to substantial additional costs to comply with state regulations, including the maintenance of substantial reserves, which would have a material adverse effect on the Company.

COMPETITION

     The health care industry is highly competitive and is subject to continuing changes in how services are provided and how health care providers are selected and paid. Generally, the Company competes with any entity that contracts with Payors for the provision of prepaid health services (including but not limited to PHOs, IPAs and independent private practice physicians) and with hospitals and Payors which own or operate health care delivery systems. The Company also competes with other companies, including entities such as managed care organizations which provide managed care and other services to health care providers, and companies that actually own all or some portion of medical groups. Such competitors may include local, regional and national entities.

     Some of these companies provide traditional management services to primary care, multi-specialty and specialty physician groups, while other companies provide claims processing, utilization review and other more focused management services. Some competitors are significantly larger and better capitalized than the Company and have access to greater resources, provide a wider variety of services, have greater experience in providing health care management services, have longer established relationships with buyers of such services than does the Company, and, through actual ownership of physicians and medical groups, can exercise more pervasive control over the clinical activities of the medical groups than does the Company. To the extent that health care reform measures or any other factors make the provision of prepaid managed medical care an attractive market to other potential participants, the Company may encounter increased competition. Additionally, there is increased competition among a wide range of entities to acquire certain assets of or contract with physician practices. Such competition could increase the cost of making such acquisitions and contracts and could endanger the success of the Company's strategy of acquiring or contracting with PCPs in selected markets. There can be no assurance that the Company will be able to acquire certain assets of or contract with a sufficient number of physician practices and thereby compete favorably in contracting with Payors or to expand or maintain its physician networks in existing or new markets. Any of the foregoing could have a material adverse effect on the operating results and financial condition of the Company.

DILUTION

     The Company contemplates that it will acquire additional medical practices for existing Core Medical Groups and will organize additional Core Medical Groups. The Company also contemplates contracting with additional physicians through IPAs and other arrangements and compensating IPAs for recruiting their IPA Participant Physicians to contract with the Company. The Company may issue Securities in connection with any of such transactions. The Company may make such acquisitions and contracts if it believes, in the exercise of its discretion, that such acquisitions are beneficial, and without any requirement that the Company's stockholders approve such transactions, all on terms as may be negotiated by the Company. In addition, the Company intends to obtain additional financing, some of which could result in dilution to the then existing Stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Cash Flow and Capital Resources--Subsequent Events."

     Accordingly, the percentage ownership interest of each then existing stockholder in the Company will be reduced proportionately and, depending upon the valuation at which such securities are issued, such issuances may be dilutive to the then existing stockholders. Although the Company contemplates that additional securities will be issued in the future, there can be no assurance as to the number, if any, of new physicians, IPAs or investors who will become stockholders of the Company.

INTANGIBLES

     As a result of the Company's acquisitions during 1995 and 1996, intangibles increased from $23,104 as of June 30, 1995 to $2,886,235 as of September 30, 1996. The Company's policy is to amortize intangibles over a 10 to 40 year period. The intangibles acquired during fiscal 1995 and fiscal 1996 are being amortized over 20 years using the straight-line method in the Company's consolidated financial statements. Such amortization is expected to significantly affect the Company's profitability in the near term. In addition, the Company's future acquisitions may generate additional intangibles. As required under generally accepted accounting principles, the Company reviews the carrying value of intangibles at each reporting period to determine if facts or circumstances exist which suggest that intangibles may be impaired. If impairment is determined to have occurred, intangibles will be adjusted downward. There can be no assurance that impairment of intangibles with respect to the Company's acquisitions will not occur. Such adjustment, if required, could have a material adverse effect on the operating results and financial condition of the Company. See Note 3 to Notes to Consolidated Financial Statements.

CONFLICTS OF INTEREST

     Certain conflicts of interest are inherent in the structure of the Company and its contractual and organizational relationships. For example, Scott M. Rifkin, M.D., Alan L. Kimmel, M.D., who are Directors, officers and stockholders of the Company, and Peter J. LoPresti, D.O., J. David Nagel, M.D., Howard Goldman, M.D. and Robert Ancona, M.D., currently Directors of the Company, are also members of Baltimore Medical Group, LLC, and are stockholders, officers and directors of BMGGP, Inc., the general partner of MHLP. Further, D. Alexander Rocha, M.D., William D. Lamm, M.D., and Mark Eig, M.D., Directors of the Company, are also the respective Chairmen of Carroll Medical Group, LLC, Cumberland Valley Medical Group, LLC, and Doctors Health Montgomery, LLC. Such members of management of the Company from time to time may find it necessary take certain actions contrary to the interests of the Core Medical Group physicians (which may include such members of management), including decisions with respect to compensation of physicians (setting of reimbursement rates for physicians and bonus pools), and reimbursement for inappropriate utilization of medical services. From time to time, the interests of such persons may conflict with those of the Company due to such relationships. See also the discussion in "Certain Transactions."

VOTING LIMITATIONS; RESTRICTIONS ON RESALE OF SECURITIES

     Each of the classes of Common Stock is entitled to elect a certain number of the Company's directors and has its own particular voting requirements. The holders of the Class A Common Stock are entitled to elect five of the Company's 18 directors (each a "Class A Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Class A Common Stock is present. The holders of the Class B Common Stock are entitled to elect eight of the Company's 18 directors (each a "Class B Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Class B Common Stock is present. The holders of the Series A Preferred Stock are entitled to elect two of the Company's 18 directors (each a "Series A Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series A Preferred Stock is present. The holders of the Series B Preferred Stock are entitled to elect two of the Company's 18 directors (each a "Series B Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series B Preferred Stock is present. Prior to the Company's 1998 annual meeting, the holders of the Series C Preferred Stock are entitled to elect one of the Company's 18 directors (each a "Series C Preferred Director") by an affirmative vote of a plurality of all votes cast at a meeting at which a quorum of Series C Preferred Stock is present. At the Company's 1998 annual meeting of stockholders, the number of directors of the Company shall be increased to 19, and thereafter, the holders of the Series C Preferred Stock will be entitled to elect two of the Company's directors. Upon conversion of all of the Series A, Series B and Series C Preferred Stock to Class C Common Stock, the holders of shares of Class C Common Stock shall be entitled to elect five directors of the Company prior to the Company's 1998 annual meeting and six directors thereafter (each a "Class C Common Director"). Further, the Company must obtain the consent of the holders of the Company's Series A, Series B and Series C Preferred Stock (collectively, the "Preferred Stock") in connection with a variety of significant corporate activities. All of the Company's stockholders (with the exception of employee participants in the Company's Omnibus Stock Option Plan which, by its terms, restricts in certain ways the resale of stock issued thereunder) are parties to a Stockholders Agreement which governs a variety of matters, including voting as to directors. Purchasers of Securities will also be subject to significant contractual restrictions on the resale of such Securities until an underwritten initial public offering for cash of Common Stock, and all shares will carry a legend to reflect such restrictions. There can be no assurance that such an offering will occur. See "Management--Stockholders Agreement" and "Description of Capital Stock."

ABSENCE OF PUBLIC MARKET

     It is not currently anticipated that any of the Securities described in this Prospectus will be listed on an exchange or other public market or that a trading market will develop for the Securities. Consequently, the price of the Securities which may be obtained by a seller in a secondary resale may be subject to volatility, and given the contractual restrictions or transfer described in "--Voting Limitations; Restrictions on Resales of Securities" and "Description of Capital Stock," the resale of such Securities may be difficult to effect in any case.

PENNY STOCK RULES

     As described in "--Absence of Public Market," it is not currently anticipated that any of the Securities described in this Prospectus will be listed on an exchange or other public market or that a trading market will develop for the Securities. As it is not expected that any of the Securities will be traded on an exchange or quoted on Nasdaq, the Securities will be subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that brokers/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. If the Securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Securities and the ability of the purchasers in this offering to sell their Securities in the secondary market.

FEDERAL AND STATE REGISTRATION REQUIREMENTS; POSSIBLE INABILITY TO EXERCISE OPTIONS

     Holders of Options will have the right to exercise such option only if there is a current registration statement in effect with the Commission relating to the shares of Class B Common Stock issuable upon exercise of the Options and such shares are qualified with or approved for sale by various state securities agencies, or if, in the opinion of counsel for the Company, there is an effective exemption from registration. There can be no assurance that the Company will be able to keep a registration statement covering the shares underlying the Options current. If a registration statement covering such shares of Class B Common Stock is not kept current for any reason, or if the shares underlying the Options are not registered in the state in which a holder resides, the Options will not be exercisable and will be deprived of any value. See "Description of Capital Stock--Options."

OWNERSHIP OF STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company own 100% of the Class A Common Stock of the Company (which as of November 15, 1996 represents approximately 16% of the outstanding capital stock of the Company). The holders of Class A Common Stock are entitled to elect five of the 18 members of the Board of Directors.

     The executive officers and directors of the Company own, either directly or indirectly through their equity interests in Medical Holdings Limited Partnership ("MHLP") approximately 16.5% of the Class B Common Stock (which as of November 15, 1996 represents approximately 8.1% of the Company's outstanding capital stock). Five directors of the Company own approximately 29.4% of the issued and outstanding capital stock of BMGGP, Inc., the general partner of MHLP. MHLP owns 87.9% of the Company's issued and outstanding Class B Common Stock (which as of November 15, 1996 represents approximately 43.2% of the outstanding capital stock of the Company). The holders of Class B Common are entitled to elect eight of the 18 members of the Board of Directors.


     Two directors of the Company are executive officers of the holder of Series A Preferred Stock. The holder of Series A Preferred Stock is entitled to elect two of the Company's directors. One director of the Company is a director of the parent company of Med-Lantic Management Services, Inc., the holder of Series B Preferred Stock. The holder of Series B Preferred Stock is entitled to elect two of the Company's directors. One of the directors of the Company is an executive officer of Genesis Health Ventures, Inc., the holder of Series C Preferred Stock. The holder of Series C Preferred Stock is entitled to elect one of the Company's directors. Upon conversion of the Series A Preferred Stock to Class C Common Stock, the holders of such stock will own approximately 19.7% of the Company's outstanding capital stock. Upon conversion of the Series B Preferred Stock to Class C Common Stock, the holders of such stock will own approximately 7% of the Company's outstanding capital stock. Upon conversion of the Series C Preferred Stock to Class C Common Stock, the holders of such stock will own approximately 8.4% of the Company's outstanding capital stock. The holders of Class C Common Stock would together own approximately 35.1% of the Company's outstanding capital stock.


     Accordingly, the executive officers and directors may have a significant impact on the business, policies and affairs of the Company. See "Principal Stockholders".

KEY EMPLOYEES

     The Company depends to a significant extent on key management, technical and marketing personnel, and depends particularly on the efforts of Mr. Gold and Drs. Rifkin and Kimmel. The Company's growth and future prospects will depend in large part upon its ability to attract, motivate and retain highly qualified personnel. The loss of any key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the operating results and financial condition of the Company. See "Management."

POTENTIAL EXPOSURE TO PROFESSIONAL LIABILITY; AVAILABILITY OF INSURANCE

     In recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. The Company does not engage in the practice of medicine or provide medical services, nor does it control the practice of medicine or the provision of health care services by physicians and other providers within its provider networks or the compliance with regulatory requirements directly applicable to such providers and the provider network entities with whom they contract. Nonetheless, the Company maintains professional malpractice and general liability insurance in amounts deemed appropriate by management based on the nature and risks of the Company's business. In addition, each physician, physician network entity and other provider is required to maintain professional liability insurance coverage, and the Company generally is indemnified under each of the PSO Agreements for liabilities resulting from the negligent performance of services or other misconduct by such Core Medical Group members. Although the Company currently is not a party to any material litigation relating to the practice of medicine, there can be no assurance that the Company will not become involved in such litigation in the future, that any claim or claims arising from such litigation will not exceed the Company's insurance coverage or that such coverage will continue to be available, any of which could have a material adverse effect on the Company.

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws and agreements to which the Company is a party could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of the Company, even when stockholders other than the Company's principal stockholders consider such a transaction to be in their best interest. For example, the Company's outstanding stock options to management and employees will vest upon a change in control of the Company, thereby potentially diluting the equity ownership of a purchaser of the Company's securities. The Company's Articles of Incorporation require, in certain instances, the approval of the holders of Series A and Series B Preferred Stock of the sale by the Corporation of all or substantially all of its assets, of certain mergers, and certain public offerings of the Company's common stock. Accordingly, such provisions may limit the price that certain investors might be willing to pay in the future for Securities. See "Description of Capital Stock" and "Management--Stockholders Agreement."

ANTITRUST CONSIDERATIONS

     The Company and its Network Physicians, and other entities with which it contracts are subject to the United States, state and District of Columbia antitrust statutes as well as to the interpretations of such statutes by the courts. Because the Company will be contracting with Payors and with providers for the provision of health care services by providers who could be deemed to compete for the provision of such services, and for other reasons, the Company, Network Physicians and other entities with which it contracts could be subject to public and private investigations and enforcement actions under such statutes. The health care sector is undergoing significant change and is highly competitive. See "Risk Factors--Competition." The Company has consulted with counsel concerning the appropriateness of its contracting activities under such statutes and believes that all of its present and proposed activities are consistent with such statutes and interpretive guidelines issued by the Department of Justice, the Federal Trade Commission and other regulatory agencies. There can, however, be no assurance that the Company will not be challenged on these grounds.

                                USE OF PROCEEDS


     Securities may be issued from time to time in connection with the affiliation of medical practices by the Company and in certain related circumstances described in "Plan of Distribution". In exchange for such Securities (and other consideration), the Company expects to receive certain enumerated assets of such practices or the consideration specified in the relevant contract. The Company will issue Securities only in connection with the affiliation of medical practices by the Company and in such related circumstances and will not, except in connection with the exercise of the Options, receive cash proceeds in connection with the issuance of the Securities. See "Plan of Distribution--Acquisition of Certain Medical Practices," "--Contractual Arrangements--IPA Arrangements" and "--Contractual Arrangements--Employment Arrangements".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of and for the Company's period ended June 30, 1995 and year ended June 30, 1996 have been derived from the audited consolidated financial statements of the Company. The selected financial data with respect to the three months ended September 30, 1995 and 1996, has been derived from the unaudited consolidated financial statements included herein which, in the opinion of the management of the Company, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations and the financial position at and for each of the interim periods presented. Operating results for the three months ended September 30, 1996, are not necessarily indicative of the results that may be obtained for the entire year ending June 30, 1997. The data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, the notes thereto and the other financial and statistical information included elsewhere in this Prospectus.


                                                                                                              THREE MONTHS
                                                                                                                 ENDED
                                                                                                             SEPTEMBER 30,
                                                                     PERIOD ENDED      YEAR ENDED      --------------------------
                                                                     JUNE 30, 1995    JUNE 30, 1996       1995           1996
                                                                     -------------    -------------    -----------    -----------
                                                                               (RESTATED)                      UNAUDITED
STATEMENT OF OPERATIONS:
Net revenue.......................................................    $    850,665     $  5,428,561    $   557,067    $ 2,194,511
Capitation revenue................................................              --          689,068             --      1,267,613
                                                                     -------------    -------------    -----------    -----------
Total revenues....................................................         850,665        6,117,629        557,067      3,462,124
Medical services expense..........................................              --          969,677             --      1,195,501
Care center costs.................................................         776,865        5,287,348        486,251      2,103,519
General and administrative........................................       1,877,735        6,082,902        536,115      2,670,080
Depreciation and amortization.....................................          27,508          435,573         50,545        224,384
Interest and other income.........................................         (99,673)        (272,666)       (71,805)       (69,038)
Interest expense..................................................          23,915          226,908         35,111        148,215
                                                                     -------------    -------------    -----------    -----------
Loss before taxes.................................................      (1,755,685)      (6,612,113)      (479,150)    (2,810,537)
                                                                     -------------    -------------    -----------    -----------
Income tax expense................................................              --               --             --             --
                                                                     -------------    -------------    -----------    -----------
Net loss..........................................................      (1,755,685)    $ (6,612,113)   $  (479,150)   $(2,810,537)
                                                                     -------------    -------------    -----------    -----------
                                                                     -------------    -------------    -----------    -----------

Loss applicable to common stock:
  Net loss........................................................    $ (1,755,685)    $ (6,612,113)   $  (479,150)   $(2,810,537)
  Less: preferred stock dividends accredited......................         113,300          552,531         81,250        223,024
                                                                     -------------    -------------    -----------    -----------
  Loss applicable to common stock.................................    $ (1,868,985)    $ (7,164,644)   $  (560,400)   $(3,033,561)
                                                                     -------------    -------------    -----------    -----------
                                                                     -------------    -------------    -----------    -----------

Net loss per share................................................           $(.62)          $(2.34)         $(.19)         $(.94)
                                                                     -------------    -------------    -----------    -----------
                                                                     -------------    -------------    -----------    -----------

Weighted average number of shares outstanding.....................       3,000,000        3,063,205      3,000,000      3,206,217
                                                                     -------------    -------------    -----------    -----------
                                                                     -------------    -------------    -----------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................    $    131,885     $  1,419,295    $   799,395    $ 6,620,516
Working capital (deficit).........................................          73,314          882,132        (63,559)     5,345,956
Total assets......................................................       1,510,171       11,154,138      2,778,193     17,999,178
Long term obligations.............................................         587,339        5,798,037        733,303      6,125,650
Redeemable convertible preferred stock............................       1,948,300        7,910,831      2,529,550     15,623,055
Total stockholders' deficit.......................................    $ (1,837,467)    $ (6,677,851)   $(2,396,547)   $(9,417,412)


---------------
(1) Weighted average number shares restated to reflect two-for-one stock split in fiscal 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     OVERVIEW. As of September 30, 1996, there were approximately 690 Network Physicians in five regional networks throughout the State of Maryland, including approximately 176 PCPs, 95 obstetrician/gynecologists and 419 specialist physicians. Of these, 90 were Equity Physicians, of which 51 had transferred their practice assets to the Company or one of its subsidiaries and 23 had entered into binding agreements to complete such transactions and 16 were subject to a letter of intent. As of November 15, 1996, there were approximately 1,152 Network Physicians in six regional networks throughout the state of Maryland and one regional network in Northern Virginia, including approximately 297 PCPs, 95 obstetrician/gynecologists, and 760 specialist physicians. Of the 1,152 Network Physicians, 90 were Equity Physicians, of which 58 had transferred their practice assets to the Company or one of its subsidiaries, 16 had entered into binding agreements to complete such transactions and 16 were subject to a letter of intent.


     The Company provides services to its Network Physicians, who deliver health care services to patients under various reimbursement mechanisms. The Company's level of profitability depends on (i) increasing the number of Network Physicians, (ii) attracting patients to enroll in benefit plans that enter into Global Capitated Contracts with the Company (principally Medicare beneficiaries), (iii) securing additional and maintaining Global Capitated Contracts, with adequate reimbursement rates and (iv) generating earnings through assisting Network Physicians in managing the delivery of high quality care at a cost less than the reimbursement received under Global Capitated Contracts.

     SOURCE OF REVENUES AND EARNINGS. The Company's total revenues represent (i) the contractual management and similar fees earned under its long-term PSO Agreements with Core Medical Groups ("Net Revenues") and (ii) payments made by Payors to the Company pursuant to Full Risk Contracts or Global Capitated Contracts and Gatekeeper Capitation Contracts ("Capitation Revenue"). Under the PSO Agreements, the Company is contractually responsible and at risk for the operating costs of the Core Medical Groups with the exception of amounts retained by physicians for their salaries. Because the Company owns no equity interest in the Core Medical Groups and is not engaged in the practice of medicine, the Company does not reflect physician revenues in the Company's financial statements. The Company's Net Revenues include the reimbursement of all medical practice operating costs and the contractual management fees pursuant to the PSO Agreements and other agreements. Net Revenue is recognized when services are performed and collection from the Core Medical Groups is probable.


     The Company acquires certain assets of medical practices from Equity Physicians and enters into long-term contracts with Core Medical Groups who employ the physicians. The Company currently derives a significant portion of its Total Revenues pursuant to the PSO Agreements, which are long-term contracts between Core Medical Groups and the Company. The Company's PSO Agreements have a 30-year term with an unlimited number of 10-year renewals and provide that the Company and the Core Medical Groups will each perform certain duties with respect to operation of the Company's Integrated Health Care Delivery System. The Company agrees to provide the Core Medical Groups with general management services (including financing, marketing, advertising, budgeting, physician acquisition, information systems, and bookkeeping); billing and collection of patient care fees; office personnel; equipment and office space; maintenance of patient records and other medical practice management services. Under the PSO Agreements, the Core Medical Groups agree to comply with the terms of Managed Care Contracts, including the delivery of health care services, 24-hour coverage, cooperation with utilization review, quality assurance and peer review programs and credentialing matters.


     As consideration for the services, assets, and facilities provided by the Company, the Core Medical Groups in the PSO Agreements typically agree to pay the Company the cost of services, assets and facilities provided by the Company to the Core Medical Groups. Such amounts paid to the Company are reflected in the Company's financial statements as Net Revenues.

     In addition, pursuant to the PSO Agreements, the Company typically is entitled to compensation from the Core Medical Groups calculated by subtracting the costs of operating the Core Medical Groups' medical practices (including physician salaries) from the Core Medical Groups' income. To date, the Company has not received any revenues pursuant to this provision of the PSO Agreements.


     As described in "Business--Development of Integrated Health Care Delivery System--PSO Agreement with the Core Medical Group," PSO Agreements with PCP Core Medical Groups provide that the Company may pay to the Core Medical Group, as a Managed Care Incentive Payment, an annual negotiated amount of up to 25% of the total amount of all Company net income before taxes and bonuses, attributable to the provision of health care to the Core Medical Group's managed care patients during each calendar year, not to exceed, in the aggregate, 25% of the base salaries paid to all PCPs of the Core Medical Group. Such payments are not required if the Company has not earned net income during the applicable years. To the extent that the Company records net income in the future, such payments may be expected to have an effect on its results of operations.

     The PSO Agreement for Doctors Health Montgomery, LLC provides a different method of calculating the Company's compensation. The Company is entitled to retain as its compensation 40% of an amount determined by subtracting the fees received from the provision of ancillary medical services by the Core Medical Group, including laboratory and radiology services, from the direct costs of providing these services. In addition, the Company is entitled to a "practice growth amount," equal to the amount derived by subtracting (i) the Core Medical Group physician's salary guarantee from (ii) the excess of physician revenues over expenses of the physician's medical practice. The Company is entitled to 38% of this practice growth amount which reflects growth in the practice because the physician's salary guarantee is based upon an average of the two prior years net revenues. The Company's financial relationship with each practice offers the physicians access to capital, management expertise, sophisticated information systems and Managed Care contracts.

     The historical results of operations presented herein are not necessarily indicative of anticipated future results. Physicians, prior to becoming employees of the Core Medical Groups, derived substantially all of their revenues through activities related to Net Revenue. A central tenet of the Company's strategy is changing the revenue mix of its Network Physicians from fee-for-service reimbursement to pre-paid arrangements, principally those involving Global Capitated Contracts for Medicare beneficiaries.

     The Company's primary source of future earnings is expected to be Global Capitation Revenue. Under such arrangements, the Company receives a fixed fee from a Payor in exchange for undertaking the obligation to provide or arrange for the provision of substantially all of the health care services required by the Enrollees (the majority of expenses associated with such activities are reported as "Medical Services Expense"). These services include not only services provided by the Company's Network Physicians but also hospitalization, specialty care and ancillary services which are subcontracted by the Company. The Company expects to realize reimbursement rates of approximately $4,000 to $5,000 per year per Medicare patient and approximately $1,000 under Commercial Capitated Contracts.


     Due to the Company's strategy of seeking future earnings from Global Capitated Contracts and Full Risk Contracts, the Company is exposed to certain financial risks. Under these arrangements, the Company is responsible through its Network Physicians, for the provision of certain covered medical services including primary care and specialist services and hospitalization. The Company does not control the medical decisions made by health care providers. However, in accordance with the policies and procedures established by the HMOs and other Payors, the Company communicates whether requested services are covered pursuant to an Enrollee's HMO or other managed care plan. To the extent that Enrollees require more care than may be anticipated or require care that is not reimbursed by the HMO, aggregate capitation payments received by the Company may not be sufficient to cover the costs of treating the Enrollees. If the capitation revenue is not sufficient to cover the costs, the Company's revenues would be adversely affected. The Company has had limited historical experience under capitated arrangements because the Company's three Global Capitated Contracts were effective January 1, April 1 and June 1, 1996. During this limited period of time operating under such contracts, the Company has recognized a loss of approximately $280,000 for the year ended June 30, 1996. For the three months ended September 30, 1996. The Company recorded approximately $927,000 in revenues with respect to Global Capitated Contracts and a profit of approximately $72,000 with respect to such contracts.


     The inability of the Company to renew its current Payor contracts, to maintain favorable terms of such contracts, to attract patients who enroll in such benefit plans, to expand such contracts to other geographical areas in the Baltimore and Washington metropolitan area and surrounding regions or to manage successfully the cost of care would materially and adversely affect the Company's revenues and primary source of earnings.

     As of November 15, 1996, the Company is working cooperatively with two Payors to attract both Medicare and commercial patients who enroll in benefit plans that enter into Global Capitated Contracts with the Company. As of September 30, 1996 and as of November 15, 1996, there were not a sufficient number of patients enrolled in benefit plans under the Company's Global Capitated Contracts to cover its operating costs. To the extent patients do not enroll in such benefit plans in adequate numbers, it will have a material adverse effect on the operating results and financial condition of the Company.

     The Company's ability to manage successfully the cost of care under such contracts depends on the overall health of its patients, its ability to manage appropriate and timely utilization of medical resources in coordination with the clinical decision-making authority of individual physicians and its ability to maintain favorable agreements with other health care providers (E.G., hospital and ancillary services). To the extent the Company is unable to provide or arrange for the provision of substantially all of the health care services required by its patients at a cost less than the fixed fee received from a Payor, it will have a material adverse effect on the operating results and financial condition of the Company.


     In the future, the Company expects to derive meaningful revenues and earnings from other sources including (i) the management of Specialty Care Core Medical Groups, (ii) the management fees growth of multi-specialty Core Medical Group revenue, (iii) other management fees and (iv) the growth of Core Medical Groups revenue from increased physician productivity.

     ACQUISITIONS/OTHER PHYSICIAN TRANSACTIONS. The Company has acquired the furniture, fixtures and equipment (at net book value, which the Company and each Equity Physician agree approximates fair value), intangible assets, and the accounts receivable of certain medical practices in exchange for consideration of cash, stock and/or notes payable. In addition to such consideration, substantially all direct costs associated with the acquisition are capitalized. (See "History of the Company" for a description of the number of practices acquired and the amount and form of consideration paid to consummate each transaction.) The Company acquires no equity interest in the Core Medical Groups that employ the Equity Physicians.

     At the time of acquisition, Equity Physicians typically enter into 10-year employment agreements with a Core Medical Group. Further, each Core Medical Group enters into a PSO Agreement with the Company generally for 30 years, with automatic terms of renewal, pursuant to which the Company provides management and administrative services to the Core Medical Group and the Core Medical Group agrees to provide medical services to the Company's patients. The PSO Agreement does not convey any equity interest in the Core Medical Groups, which retain autonomy and independence over clinical matters.

     Certain acquisitions are subject to reacquisition rights whereby the physicians may rescind the transaction typically within a nine month period from the date of closing. Pursuant to such reacquisition rights, such physicians may repurchase substantially all of the assets previously acquired at the price paid by the Company at the closing. To date, one physician had exercised his reacquisition rights. In that instance, the practice had not actually been consolidated into the operations of the Company and as a consequence had no material financial effect on the Company. As of September 30, 1996, of the 44 physicians who had been granted reacquisition rights, 17 had such rights still available. These physicians represented approximately $1,511,905 or 20% of the Company's total pro forma revenue of $7,579,000. As of November 15, 1996, of the 50 physicians who had been granted reacquisition rights, 16 had such rights still available. Although the Company does not believe that substantial rescissions will occur, the exercise of such rights by a substantial number of physicians would have a material and adverse effect on the operating results and financial condition of the Company.


     Of the 90 Equity Physicians as of September 30, 1996, 23 had entered into binding letters of intent to sell certain assets of their medical practices to the Company and become employees of Core Medical Groups. As of November 15, 1996, 7 of these physicians had consummated the aforementioned transactions. The Company expects the remainder of these transactions to close in 1997.



     The Company intends to continue acquiring certain assets of medical practices and obtaining managed care contracting rights and is currently in active discussions with a number of primary and specialty care physicians. The Company intends to begin management of multi-specialty Core Medical Groups pursuant to a medical practice asset acquisition of and merger with a cardiology practice and the integration of such physicians as the Cardiology Department of an existing Core Medical Group. The consideration in such transaction will consist of shares of Class B Common Stock and deferred compensation for the accounts receivable.


     The Company also expects to derive revenues and earnings from the participation of physicians in its IPAs. As of September 30, 1996, 50 Network PCPs were participants in the Company's IPAs. As of November 15, 1996, 175 Network PCPs were participants in the Company's IPAs. (See
"Business--Development of Integrated Health Care Delivery System--Independent Physician Associations".)

RESULTS OF OPERATIONS

     The Company's operating results are significantly affected by the number of Network PCPs, the number of Network PCPs participating in Global Capitated Contracts, the number of executed Global Capitated Contracts, and the number of patients enrolled in benefit plans under Global Capitated Contracts with the Company. The following table summarizes the Company's history with respect to Network PCPs, executed Global Capitated Contracts and patients enrolled in benefit plans under Global Capitated Contracts with the Company:

                                                                               JUNE 30, 1995    JUNE 30, 1996    SEPTEMBER 30, 1996
                                                                               -------------    -------------    ------------------
Number of Network PCPs as of................................................         24               155                 176
Number of Network PCPs participating in Global Capitated Contracts
  as of.....................................................................          0                45*                 45
Number of regional networks as of...........................................          1                 5                   6
Number of Global Capitated Contracts as of..................................          0                 3                   3
Number of Global Capitated Contract Patients:
  Commercial................................................................          0             2,039               2,174
  Medicare..................................................................          0               491                 965

---------------
* There is a lag between when physicians join networks and when they become eligible to participate in Global Capitated Contracts as a result of the credentialing process and other internal Company controls.

     The increase in the number of Network Physicians has contributed to the increase in net revenue growth as well as the increase in operating costs to support physician growth. In preparation for the acquisition of medical practices and other physician transactions, the Company had invested in the personnel and infrastructure necessary to accommodate its anticipated growth, which resulted in substantial increases in corporate expenses throughout 1996 and 1995.

     The Company's three Global Capitated Contracts noted above were effective January 1, April 1 and June 1, 1996, respectively. Since the Company executed its Global Capitated Contracts in the latter half of the year ended June 30, 1996 and its Network PCPs experienced the lag time in becoming eligible to participate in such contracts, the Company's global capitated revenue was less than expected.


     Due to the limited operating period of the Global Capitated Contracts, the number of physicians eligible to participate in Global Capitated Contracts, the resulting relatively small number of patients enrolled in benefit plans under Global Capitated Contracts with the Company and the Company's limited experience with the Payors, the Company has recognized a loss of approximately $280,000 related to such contracts for the year ended June 30, 1996. For the three months ended September 30, 1996, the Company has recorded approximately $927,000 Global Capitated Revenue and recognized a profit related to such contracts of approximately $72,000.


     Although the Company expects that it will derive earnings from such contracts in the future given larger numbers of Network PCPs participating in Global Capitated Contracts, the expected larger number of enrolled patients and greater experience with the Payors, there can be no assurance that this will be the case. (See "Risk Factors--Dependence on Managed Care".) Because of the Company's limited operating history, the limited period in which it has been assisting and managing Network Physicians, its limited experience with full and shared-risk capitated arrangements and the effects of the acquisitions, the Company does not believe that the period to period comparisons, percentage relationships within periods and apparent trends set forth below are necessarily indicative of future operations.

     The following table sets forth the percentages of total revenue represented by certain items reflected in the Company's consolidated statements of operations:

                                                                                                                THREE MONTHS
                                                                                PERIOD ENDED    YEAR ENDED         ENDED
                                                                                  JUNE 30,       JUNE 30,      SEPTEMBER 30,
                                                                                ------------    ----------
                                                                                    1995           1996        1995      1996
                                                                                ------------    ----------    ------    ------
Net revenue..................................................................        100.0%          88.7%    100.0 %   63.4  %
Capitation revenue...........................................................          0.0%          11.3%     0.0  %   36.6  %
                                                                                ------------    ----------    ------    ------
Total revenues...............................................................        100.0%         100.0%    100.0 %   100.0 %

Medical services expense.....................................................          0.0%          15.8%     0.0  %   34.5  %
Care center costs............................................................         91.3%          86.5%    87.4  %   60.8  %
General and administrative...................................................        220.7%          99.4%    96.2  %   77.1  %
Depreciation and amortization................................................          3.3%           7.1%     9.0  %    6.5  %
Interest and other income....................................................        (11.7%)         (4.5%)   (12.9 %)  (2.0  %)
Interest expense.............................................................          2.8%           3.7%     6.3  %    4.3  %
Income tax expense...........................................................           --             --       --        --
                                                                                ------------    ----------    ------    ------
Net loss.....................................................................       (206.4%)       (108.0%)   (86.0 %)  (81.2 %)
                                                                                ------------    ----------    ------    ------
                                                                                ------------    ----------    ------    ------

     YEAR ENDED JUNE 30, 1996 COMPARED TO THE PERIOD ENDED JUNE 30, 1995.

     The period ended June 30, 1995 and the year ended June 30, 1996 are not comparable periods as the period ended June 30, 1995 represents only approximately four months of operations. Therefore, a comparison of increases from one period to another generally is not meaningful.

     TOTAL REVENUES. The Company's total revenues increased to $6,117,629 for the year ended June 30, 1996 from $850,665 for the period ended June 30, 1995. Capitation revenue increased to $689,068 ($382,068 Global Capitation and $307,000 Gatekeeper Capitation) or 11.3% of total revenue from $0 over the prior period. This increase in capitation revenue during the year ended June 30, 1996 is primarily attributable to an increase in the number of Network Physicians from 24 to 88, the increase in the number of Network Physicians participating in Global Capitated Contracts from 0 to 45, the increase in the number of Global Capitated Contracts from 0 to 3 and the increase in the number of Gatekeeper Capitation Contracts from 0 to 10.

     MEDICAL SERVICES EXPENSE. Medical services expense was $969,677 or 15.8% of total revenue for the year ended June 30, 1996 compared to $0 of total revenue for the period ended June 30, 1995. This increase resulted from the increase in the number of Network Physicians participating in Global Capitated Contracts from 0 to 45, the increase in the number of Global Capitated Contracts from 0 to 3 and the increase in the number of Gatekeeper Capitation Contracts from 0 to
10. The Company expects these expenses to increase as the number of Network Physicians participating in and the number of patients enrolled in benefit plans under Global Capitated Contracts with the Company grows.

     CARE CENTER COSTS. Care center costs were $5,287,348 or 86.5% of total revenue for the year ended June 30, 1996 compared to $776,865 or 91.3% of total revenue for the period ended June 30, 1995. This increase in dollar amount resulted from the increases in the number of Network Physicians from 24 to 88. While these expenses are expected to increase as the Company continues adding Network Physicians, the Company expects that these expenses will decline as a percentage of total revenue.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $6,082,902 or 99.4% of total revenue for the year ended June 30, 1996 compared to $1,877,735 or 220.7% of total revenue for the period ended June 30, 1995. This increase in dollar amount resulted primarily from increased compensation expenses from expansion of the Company's corporate management team, as well as its marketing, acquisitions, network development and care management departments and additional costs incurred in adding physicians to the Company's networks and attracting patients who enroll in benefit plans under Global Capitated Contracts. While these expenses are expected to increase as the Company adds Network Physicians, the Company expects that these expenses will decline as a percentage of total revenues.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses were $435,573 or 7.1% of total revenue for the year ended June 30, 1996 compared to $27,508 or 3.3% of total revenue for the period ended June 30, 1995. These increases resulted primarily from intangibles acquired in connection with the purchase of certain medical practice assets from Equity Physicians, as well as purchasing certain fixed asset additions. While these expenses are expected to increase as the Company continues adding Equity Physicians to the affiliated Core Medical Groups, the Company expects that these expenses will decline as a percentage of total revenue.

     INTEREST AND OTHER INCOME. Interest and other income was $272,666 or 4.5% of total revenue for the year ended June 30, 1996 compared to $99,673 or 11.7% of total revenue for the period ended June 30, 1995.

     INTEREST EXPENSE. Interest expense was $226,908 or 3.7% of total revenue for the year ended June 30, 1996 compared to $23,915 or 2.8% of total revenue for the period ended June 30, 1995. These increases resulted primarily from the increase in the level of borrowings.

     INCOME TAX EXPENSE. In light of the Company's loss and its allowance for deferred tax assets, for the year ended June 30, 1996 and the period ended June 30, 1995, the Company did not require a provision for income taxes.

     NET LOSS. The Company had a net loss of $6,612,113 for the year ended June 30, 1996 compared to $1,755,685 for the period ended June 30, 1995.

     LOSS APPLICABLE TO COMMON STOCK. The Company's net loss is increased by dividends payable to the Redeemable Convertible Preferred Stockholders. The net loss applicable to common stock was $7,164,644 for the year ended June 30, 1996 compared to $1,868,985 for the period ended June 30, 1995.

     THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1995.

     TOTAL REVENUES. The Company's total revenues increased to $3,462,124 for the three months ended September 30, 1996 from $557,067 for the three months ended September 30, 1995. This trend was attributable to the increase in net revenue to $2,194,511 or 63.4% of total revenue from $557,067 or 100% of total revenue and the increase in capitation revenue to $1,267,613 ($926,613 Global Capitation and $341,000 Gatekeeper Capitation) or 36.6% of total revenue from $0 over the prior year. This increase resulted primarily from the increase in the number of Network Physicians from 28 to 114, the increase in the number of Network Physicians participating in Global Capitated Contracts from 0 to 45, the increase in the number of Global Capitated Contracts from 0 to 3 over the prior comparable period and the increase in the number of Gatekeeper Capitation Contracts from 0 to 12 over the prior comparable period.

     MEDICAL SERVICES EXPENSE. Medical services expense was $1,195,501 or 34.5% of net revenue for the three months ended September 30, 1996 compared to $0 or 0% of net revenue for the three months ended September 30, 1995. These increases resulted from the increase in the number of Network Physicians participating in Global Capitated Contracts from 0 to 45, the increase in the number of Global Capitated Contracts from 0 to 3 over the prior comparable period and the increase in the number of Gatekeeper Capitation Contracts from 0 to 12 over the prior comparable period. The Company expects these expenses to increase as the number of Network PCPs participating in and the number of patients enrolled in benefit plans under Global Capitated Contracts with the Company grows.

     CARE CENTER COSTS. Care center costs were $2,103,519 or 60.8% of total revenue for the three months ended September 30, 1996 compared to $486,251 or 87.4% of total revenue for the three months ended September 30, 1995. These increases resulted from the increases in the number of Network Physicians from 28 to 114.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $2,670,080 or 77.1% of total revenue for the three months ended September 30, 1996 compared to $536,115 or 96.2% of net revenue for the three months ended September 30, 1995. These increases resulted primarily from increased compensation expenses from development of the Company's corporate management team, as well as the formation of its marketing, acquisitions, network development and care management functions and additional organizational costs from developing physician networks.

     DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses were $224,384 or 6.5% of total revenue for the three months ended September 30, 1996 compared to $50,545 or 9.0% of total revenue for the three months ended September 30, 1995. These increases resulted primarily from intangibles acquired in connection with the purchase of certain medical practice assets from Equity Physicians, as well as purchasing certain fixed assets.

     INTEREST AND OTHER INCOME. Interest and other income was $69,038 or 2.0% of total revenue for the three months ended September 30, 1996 compared to $71,805 or 12.9% of total revenue for the three months ended September 30, 1995.

     INTEREST EXPENSE. Interest expense was $148,215 or 4.3% of total revenue for the three months ended September 30, 1996 compared to $35,111 or 6.3% of total revenue for the three months ended September 30, 1995. These increases resulted primarily from the increase in the level of borrowings.

     INCOME TAX EXPENSE. In light of the Company's loss and its allowance for deferred tax assets, for the three months ended September 30, 1996 and the three months ended September 30, 1995, the Company did not require a provision for income taxes.

     NET LOSS. The Company had a net loss of $2,810,537 for the three months ended September 30, 1996 compared to $479,150 for the three months ended September 30, 1995.

     LOSS APPLICABLE TO COMMON STOCK. The Company's net loss is increased by dividends payable to the Redeemable Convertible Preferred Stockholders. The net loss applicable to common stock was $3,033,561 for the three months ended September 30, 1996 compared to $560,400 for the three months ended September 30, 1995.

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

     OVERVIEW. The Company requires capital primarily to acquire certain medical practices from Equity Physicians, to develop and install information systems for care management functions (necessary for the management of provider risk-sharing contracts), for billing and collection services and to meet working capital requirements to cover operating expenses. Through September 30, 1996, the Company had met its cash requirements primarily through private placements of preferred stock and through bank borrowings. As of June 30, September 30 and October 31, 1996, the Company had cash and cash equivalents of approximately $1,419,295, $6,620,516 and $5,522,884, respectively.

     Capitation arrangements generally have a favorable impact on cash flow because the Company receives capitation revenue prior to incurring costs associated with services provided under those contracts. Certain risk pool arrangements negatively impact cash flow because certain medical service expenses in connection with these arrangements are not finalized and settled by the Company until significantly after it has received payment for the services.

     LIQUIDITY. At June 30, September 30 and October 31, 1996, the Company had working capital and available credit facilities of approximately $1,409,887, $6,588,089 and $5,065,978, respectively.


     CASH FLOW. Net cash used in operating activities was $5,057,464 for the year ended June 30, 1996 compared to $1,292,824 for the period ended June 30, 1995. The use of cash for operating activities resulted primarily from (i) $6,612,113 in net losses, (ii) a $854,283 increase in accounts receivable offset by (iii) a $2,340,798 increase in accrued and other liabilities. Net cash used in operating activities was $2,787,296 for the three months ended September 30, 1996.



     Net cash used in investing activities was $2,044,842 for the year ended June 30, 1996 compared to $410,489 for the period ended June 30, 1995. The Company used $2,129,464 and $238,926 of cash for the acquisition of certain assets of medical practices and other fixed assets during the year ended June 30, 1996 and the period ended June 30, 1995, respectively. Net cash used in investing activities was $490,876 for the three months ended September 30, 1996.


     Net cash provided by financing activities was $8,389,716 for the year ended June 30, 1996 compared to $1,835,198 for the period ended June 30, 1995. (See "--Capital Resources".) Net cash provided by financing activities was $8,479,393 for the three months ended September 30, 1996.

     CAPITAL EXPENDITURES. The Company has entered into binding letters of intent for the acquisition of certain assets of medical practices which, if completed, would require approximately $2,500,000 in cash and has not committed to any material additional capital expenditures. Management intends to finance these expenditures from available capital sources. If additional capital sources are secured, the Company intends to acquire additional assets of medical practices as well as incur certain additional liabilities (See "--Subsequent Events").

     CAPITAL RESOURCES. On February 24, 1995, the Company issued 1,000,000 shares of Series A Preferred Stock to St. Joseph's Medical Center, Inc. (the "Series A Preferred Stockholder") in exchange for $2,000,000 in cash and $3,000,000 in a note (the "Series A Note"). The proceeds from this initial issuance were used to fund the formation of the Company and for the acquisition of certain medical assets from medical practices of certain Equity Physicians, the incurrence of corporate expenses and the development of infrastructure in conjunction with the Company's business strategy.

     On September 27, 1995, the Company received $500,000 in cash payments on the Series A Note from the Series A Preferred Stockholder. These proceeds were used to fund corporate expenses and the continuing development of the Company's infrastructure.

     On December 1, 1995, the Company issued 355,556 shares of Series B Preferred Stock to Med-Lantic Management Services, Inc. ("the Series B Preferred Stockholder") in exchange for $4,000,000 in cash and entered into an agreement ("the NationsBank Credit Facility Agreement") with NationsBank of Maryland, N.A. ("NationsBank") as agent, which provides a revolving bank credit facility ("the NationsBank Credit Facility") with a maximum availability of $4,000,000. Advances under the NationsBank Credit Facility bear interest at the Company's option at either NationsBank prime rate or the Eurodollar rate plus 0.75%. The NationsBank Credit Facility expires on December 31, 1997, and is renewable, at the sole discretion of NationsBank, for two additional periods of one year each.

     Loans made pursuant to the NationsBank Credit Facility are guaranteed by the Company's Series B Preferred Stockholder. In exchange for the guarantee of the NationsBank Credit Facility, the Company issued 88,889 warrants to the Series B Preferred Stockholder. The guarantee is collateralized by a security interest in certain contract rights, including rights to the Company's patient and global capitation receivables, under the PSO Agreements between the Company and Core Medical Groups. Upon redemption of the Series B Preferred Stock in the event of the issuance of junior preferred stock to a holder whose interest are deemed adverse to the guarantor, the Company is required to obtain a release of the guarantee.

     The proceeds from the issuance of the Series B Preferred Stock were used for the acquisition of certain medical practices from Equity Physicians, the incurrence of corporate expenses and the development of the Company's infrastructure in conjunction with the Company's business strategy. The proceeds from the NationsBank Credit Facility were used for the acquisition of certain medical practices from Equity Physicians, the funding of operating expenses and the funding of capital expenditures. At June 30, 1996, September 30, 1996 and October 31, 1996 approximately $3,400,000, $3,600,000 and $3,600,000, respectively, were outstanding under the NationsBank Credit Facility.

     On June 25, 1996, the Company received $1,000,000 in additional cash payments on the Series A Note from the Series A Preferred Stockholder. These proceeds were used to fund the incurrence of corporate expenses and the continuing development of infrastructure in conjunction with the business strategy.

     The Company may receive up to $1,500,000 in additional cash payments on the Series A Note from the Series A Preferred Stockholder, subject to borrowings under the Bridge Loan Facility described below.

     (For a discussion of the terms of conversion of the Preferred Stock into Class C Common Stock, see "Description of Capital Stock".)

     On August 15, 1996, the Company established a $1,500,000 bridge loan facility (the "Bridge Loan Facility") with First National Bank of Maryland, N.A. ("First National"). The Bridge Loan Facility is collateralized by certain assets of the Company and its affiliates and is guaranteed by the Series A Preferred Stockholder. Advances under this facility bear interest at a rate of 6.71% per annum. Unless extended, the Bridge Loan Facility matures on January 15, 1997. The Company intends to replace the Bridge Loan Facility with a $10,000,000 credit facility with First National (the "First National Credit Facility" for working capital and other general corporate purposes). As of November 15, 1996, approximately $983,000 had been advanced under the Bridge Loan Facility for working capital and other corporate purposes. Although there can be no assurances the Company will obtain the First National Credit Facility, the Company is proceeding with the loan approval process with the First National Bank. In the event the Company is unable or unwilling to secure the First National Bank Credit Facility by the maturity date of the Bridge Loan Facility, the Bridge Loan Facility will be repaid from the Company's available cash. The inability of the Company to obtain the First National Credit facility could have a material adverse effect on the Company.

     On September 4, 1996, the Company issued 428,571 shares of Series C Preferred Stock to Genesis Health Ventures, Inc. (the "Series C Preferred Stockholder"), in exchange for $7,500,000 in cash. The Company will issue 142,857 additional shares of the Series C Preferred Stock in exchange for $2,500,000 in cash prior to December 31, 1996 which represents an obligation of Genesis that must be fulfilled unless the Company is in breach of any of its loan agreements. The proceeds from these issuances (the "Initial Genesis Funding") will be used to fund corporate expenses in conjunction with the business strategy and the acquisition of medical practices or IPA contracting rights. The Company may issue up to 500,000 additional shares of the Series C Preferred Stock in exchange for up to $10,000,000 in cash (the "Additional Genesis Funding") if certain Medicare capitated milestones are achieved. There can be no assurance that such Medicare milestones can be achieved and that the Company will receive the Additional Genesis Funding.


     SUBSEQUENT EVENTS. The Company intends to meet its cash requirements after June 30, 1996 through a combination of some or all of the following sources of capital: (i) up to $10,000,000 from the proceeds of the sale of Series C Preferred Stock, (ii) up to $10,000,000 from the establishment of the First National Bank Facility, (iii) up to $35,000,000 from the private placement of the Notes and Warrants and (iv) up to $20,000,000 from the private placement of one or more new series of Preferred Stock. The Company's ability to consummate the First National Credit Facility or the Notes and Warrants is subject to the consent of the holders of the Series A, Series B and Series C Preferred Stock under certain circumstances. (See "Risk Factors--Liquidity: Restrictions on Financing".) There can be no assurance that any of the foregoing financings will be consummated or that, if consummated, that such financings will be made on terms favorable to the Company. The Company expects to consummate at least one of the transactions exercised above pursuant to which the Company expects to receive net proceeds of at least $10 million.


     Until the Company and its Payors attract an adequate number of Capitated Lives in Global Capitated Contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash on hand at November 15, 1996, the $2,500,000 to be received on or before December 27, 1996 from the holder of Series C Preferred Stock, the balance remaining available under the NationsBank Credit Facility and some portion of the additional capital outlined above, will be sufficient to meet the Company's operations through June 30, 1997. However, in the event that the Company either has not attracted an adequate number of Capitated Lives in Global Capitated Contracts in order to offset operating expenses, or has not secured some substantial portion of the additional capital described above, the Company's operating results and financial condition could be materially and adversely affected.

     In the event that the Company is successful in obtaining the additional capital described above, in addition to the commitments for capital expenditures described above (see "--Capital Expenditures"), the Company intends to expend capital on improving information systems, expanding corporate infrastructure, and to acquiring medical practices. There can be no assurance that the Company will be able to establish a First National Credit Facility, consummate an offering of Notes, close the additional issuance of Series C Preferred Stock pursuant to the Additional Genesis Funding, or consummate an offering of Series D Preferred Stock on terms favorable or acceptable to the Company. The inability of the Company to obtain such funding, either in whole or part, would impair the Company's ability to make intended capital expenditures and to execute its planned strategy and therefore could have a material adverse effect on the Company's results of operations and financial condition.

     The Company expects that it will require significant additional capital to fund additional expenses (primarily acquisition of medical practices and expenses of corporate infrastructure) for the foreseeable future, and expects to seek additional financing of debt and/or equity. The amount of such additional capital will depend to a large degree as the rate of the Company's expansion and can not be predicted with certainty.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The future operating results and financial condition of the Company could be materially and adversely affected by a number of factors such as risks relating to the Company's growth strategy including competition for expansion opportunities, integration risks, dependence on HMO Enrollee growth and the ability to raise the capital required to support growth; the capitated nature of revenues and control of health care costs; exposure to professional liability; health care reform and government regulation; and the Company's ability to sell its services profitably, successfully increase market share and manage expense growth relative to revenue growth. See "Risk Factors."

                                    BUSINESS

INDUSTRY

     HCFA estimates that 1995 national health spending was approximately one trillion dollars. The Company believes that physicians control more than 80% of overall expenditures. Physicians have traditionally provided medical care on a fee-for-service basis, which provides few incentives for the efficient utilization of resources and has contributed to increases in health care costs that are significantly higher than historical inflation rates. Concerns over the accelerating cost of health care have resulted in the increasing prominence of managed care, and employers, individuals and the government have increasingly turned to HMOs and other forms of managed care in an attempt to manage health care costs more effectively. According to industry sources, the number of individuals enrolled in HMOs grew from 15 million Enrollees in 1984 to over 50 million in 1996, an 11% compound annual growth rate. According to the United States General Accounting Office, there are approximately 600 HMOs currently operating in the United States, covering approximately 20% of the U.S. population. Moreover, Federal and State governments are increasingly using HMOs to cover health benefits under Medicare and Medicaid programs. The Company believes that overall enrollment in HMOs will continue to increase due to the fact that HMOs generally offer lower overall premium costs than traditional fee-for-service indemnity health insurance.

     Health care in the United States historically has been delivered through a fragmented system of health care providers, including individual or small groups of PCPs and specialists. According to the American Medical Association, there are approximately 565,000 active physicians in the United States, with approximately 70% of these physicians, or 397,000, practicing individually or in a two person group. HCFA estimates that the physician services market is $200 billion.

     In an effort to manage their costs and minimize their risk, HMOs are shifting from fee-for-service payments for physicians and are increasingly utilizing "capitation" arrangements. Under capitation arrangements, physicians receive a fixed monthly fee per assigned enrollee, and in return provide all services required by such Enrollee in specified areas. Under these arrangements, physicians assume the risk that they will be able to provide medical care at costs less than the capitation payment. The Company believes that traditional PCP and small group specialty practices are at a disadvantage in a managed care environment because they typically have high operating costs, little bargaining power with HMOs and other Payors and little or no information or data regarding utilization or the total health care costs of treating their patients, and therefore are unable to assess the business risks of managed care. In addition, these physician practices almost always have insufficient capital to purchase new technologies and lack the sophisticated systems necessary to track patient data and performance and to contract effectively with HMOs and other managed care entities. As a result, the Company believes PCPs and specialist physicians are increasingly abandoning traditional practices in favor of affiliating with larger organizations, such as the Company.

     Traditionally, the primary care or "general practice" physician has enjoyed broad patient loyalty and continuity and has been the point of entry into the health care system for many patients, including those who require the services of a specialist physician. The traditional role of the PCP has been to refer the patient to a specialist physician who is typically not affiliated with the PCP in the practice of medicine. Fee-for-service reimbursement to, and therefore compensation levels for, specialist physicians have significantly exceeded the compensation levels for PCPs. The result is that, under a traditional fee-for-service environment, the PCP largely controls the amount of care their patients receive without any information about the cost or efficacy of the care or sharing in any of the revenues generated by that care.

     The Company believes that its strategy of establishing and consolidating Core Medical Groups, IPAs and related networks based upon PCPs, and entering into arrangements with specialist networks, to compete in the managed care marketplace will result in significant revenues from capitated contracts with HMOs and other Payors to pay for flexible managed care of patients.

STRATEGY

     The Company's strategy is based upon the concept that recent changes in the health care industry have created an opportunity to establish physician provider groups and IPAs that can provide a broad range of medical services to patients and prepaid Managed Care members, more efficiently and profitably than is possible under the traditional "fee-for-service" or "HMO network" models. The Company believes that the development of an integrated health care delivery system will allow it to negotiate Global Capitated Contracts with HMOs and other Payors that will enable the Company to reduce administrative costs and derive revenues by encouraging preventive medicine and by the appropriate utilization of medical resources. The key elements of this strategy are as follows:

     INTEGRATING HEALTH CARE PROVIDERS INTO COMPREHENSIVE NETWORKS. The Company consolidates individual or groups of PCPs, specialists, hospitals and other providers in the Baltimore and Washington metropolitan areas and surrounding regions into primary care-driven comprehensive health care networks, permitting the Company to assume full risk under contracts with Managed Care Plans for certain health care services. Physicians will enter employment, IPA, joint venture or other contractual relationships with the Company, while the Company will negotiate favorable rates, to the extent feasible, from hospitals and other providers of medical services. All participants must agree to follow the Company's PCP-driven clinical protocols and procedures, unless they determine it is medically inappropriate to do so, and are closely supervised by the PCPs. The Company believes that its health care delivery networks (i) provide physicians with greater access to managed care contracts by facilitating contractual relationships with multiple HMOs or other Payors, (ii) establish a single point of entry into an integrated health care delivery network for HMOs and other Payors, and (iii) offer patients a comprehensive range of high quality medical care. The Company's development of its health care network is currently focused on the Baltimore and Washington metropolitan area and surrounding areas. After the establishment of its network in this market, the Company may expand outside of this region.

     ATTRACTIVE TO PHYSICIANS. The Company seeks to be attractive to physicians, and particularly to PCPs. The Company is dedicated to the creation of professionally managed networks that grant physicians clinical autonomy and the ability to practice medicine using clinical protocols and procedures developed in cooperation with fellow physicians and other sources. The Company's strategy is to have a network structure that allows physicians greater access to managed care contracts and hospital case management than they could obtain independently, and relieves physicians of burdensome administrative responsibilities. A key component of the Company's strategy is the ability of the Core Medical Groups and IPAs to retain broad clinical autonomy over the manner in which physicians conduct the practice of medicine. As a result of this strategy, the Company owns no equity interest in the Core Medical Groups.

     While the Company provides clinical protocols and procedures, Network Physicians are always free to diverge from such protocols when they determine that it is medically appropriate to do so. The Company's contracts with physicians and other health care providers expressly state that the Company shall not interfere with the physician's relationship with and responsibility to the patient. The Company does not believe that the development and dissemination of clinical protocols and quality assurance programs that may assist the physician in providing cost effective and high quality medical care does not make the Company or any other entity which provides quality assurance a health care provider. Each Network Physician remains free and has the duty under all of the Company's contracts to treat his or her patient as they determine necessary, and not to discriminate against patients covered by the Company's managed care plans. Further, the Company does not include in any of its contracts financial penalties for physicians who choose not to follow any guidelines or who refer patients without complying with the Company's reasonable notification requirements.

     FOCUS ON MANAGED CARE. The Company designs its physician-driven health care delivery networks to meet the needs of HMOs, other Payors and patients, to identify and recruit primary and specialty care physicians, hospitals and other providers and to integrate such providers into networks that provide coordinated medical coverage to such Payors' Enrollees. The Company seeks to benefit from the desire of Payors and employers to reduce health care costs and risks, and the trend toward prepaid managed health care. Rather than entering into an exclusive arrangement with any single Payor, the Company seeks contracts with a risk sharing arrangement, including Global Capitated Contracts, with each of the HMO Payors in a region in which Network Physicians and other physicians operate their medical practices. Because the Company's networks are PCP-driven and patient-PCP relationships are typically strong, the Company expects that the relatively large, pre-existing patient base of such PCP practices will be attractive to Payors. The Company believes that its emphasis on wellness network structure and management techniques (including the collection of meaningful data, information systems, care utilization and quality management systems, referral procedures, risk management programs, assistance with physician credentialing and contracting with Payors) will enable it to effectively contain costs and negotiate favorable capitation and shared risk arrangements.

     MEDICARE MANAGED CARE. An important component of the Company's strategy is the enrollment of Medicare-eligible persons in the Medicare managed care plans with which the Company contracts. Reimbursement rates for Medicare patients are considerably higher than for non-Medicare patients, reflecting the greater historical expense of providing care to Medicare patients. HCFA estimates that as of 1995 there were approximately 613,000 Medicare recipients in Maryland, including over 300,000 in the greater Baltimore area, and that, as of September 1996, only approximately 39,000 were enrolled in HMOs in the state of Maryland. The Company's results of operations are highly dependent on its ability to convert its present portion of Network Physicians' current Medicare fee-for-service patients to Medicare managed care plans and attract new Medicare patients that enroll in Medicare HMOs with whom the Company contracts.

     The Company currently has a Medicare Global Capitated Contract with Health Care Corporation of the Mid-Atlantic and a Medicare Global Capitated Contract with Chesapeake Health Plan under which the Company receives capitation payments on a per member per month basis for each subscriber who participates in one of the plans and is enrolled with a Network Physician. For the Medicare patients enrolled in the plans contracting with a Network Physician, the Company receives capitation payment revenue, assumes the risk of the cost of providing care to the patients, and seeks to earn revenues by encouraging preventative medicine, high quality care and appropriate utilization of medical resources.

     EFFECTIVELY MANAGE THE DELIVERY OF MEDICAL CARE. The Company seeks to deliver quality medical care while controlling costs and ensuring patient satisfaction. Accordingly, the Company seeks qualified physicians and coordinates the provision of health care services among the physicians, hospitals, and other providers within its networks. The Company seeks (i) to change the focus of health care utilization to foster health promotion at the PCP and care manager level, (ii) to reduce specialist and other provider costs through early and aggressive intervention by affiliation with fewer specialists who will benefit from increased Managed Care activities at lower reimbursement rates, and (iii) to reduce hospital, particularly inpatient, costs through more efficient utilization of lower cost components of the health care delivery system when appropriate without sacrificing quality. In addition, the Company will monitor the delivery of high-quality medical care through the development and implementation of information systems tailored to managed care. The Company believes that much of the high cost of health care is caused by the lack of incentives in the health care system to help patients avoid high-cost, episodic care, and excessive utilization of high cost services. The Company believes that lower cost care, such as outpatient or home care, where appropriate, is both preferable to the patient and less expensive to the Payor.

     EXPANSION STRATEGY. The Company must actively develop or consolidate existing and new markets through selective acquisitions and joint ventures. The Company develops existing markets by (i) capturing additional revenues from existing practices as patients migrate from traditional fee-for-service plans to capitated managed care programs, (ii) adding new physicians to existing networks, and (iii) contracting with Payors to expand the number of capitated lives within existing physician practices.

HISTORY OF THE COMPANY

     INITIAL TRANSACTIONS. The Company is a managed care and medical management company which was incorporated in June 1994 and commenced operations on February 24, 1995.

     Baltimore Medical Group, P.A. ("BMGPA") was incorporated in January 1993 and commenced operations in May 1993 as a primary care-driven provider group that would ultimately create enough critical mass effectively to compete in the rapidly changing health care market. The physicians of BMGPA also planned the formation of one or more business entities to provide the management, administrative, contracting, recruiting and marketing services needed by the physicians. The Company was organized as a managed care and medical management company to provide, or cause to be provided, all of the business services that were required by BMGPA other than the provision of medical care to patients. In February 1995, the Company commenced operations by (i) reorganizing BMGPA and facilitating the transfer of its laboratory assets to Baltimore Medical Group, LLC, the Company's first Core Medical Group, (ii) assuming exclusive management responsibility and control over the practice assets and employees of the 15 BMGPA physicians, and (iii) issuing Class B Common Stock of the Company to a partnership owned primarily by the 15 BMGPA physicians. Scott Rifkin, M.D., Alan Kimmel, M.D., J. David Nagel, M.D., Peter LoPresti, D.O. and Robert Ancona, M.D., five of the original members of Baltimore Medical Group, LLC, are currently directors of the Company.

     The Company received the BMGPA physicians' assets in a reorganization through Medical Holdings Limited Partnership, a Maryland limited partnership ("MHLP"), a stockholder of the Company. In February 1995, at the time of the establishment of Baltimore Medical Group, LLC, MHLP was formed and BMGPA physicians transferred certain assets of their medical practices, excluding laboratory and other ancillary assets, to MHLP in exchange for an aggregate consideration of approximately $467,000, consisting of (i) limited partnership interests in MHLP that are currently equal to approximately a 22.5% interest in MHLP, (ii) approximately $19,000 in cash, and (iii) promissory notes with an aggregate face value of approximately $443,000. In order to comply with applicable regulatory requirements, the laboratory and other ancillary assets were transferred directly to Baltimore Medical Group, LLC by BMGPA. MHLP simultaneously conveyed substantially all of its remaining assets to the Company, and the Company issued to MHLP 1,100,000 shares of the Company's Class B Common Stock. As a result of a subsequent stock split, MHLP now holds 2,200,000 shares of the Company's Class B Common Stock. The physician owners of BMGPA became members and employees of Baltimore Medical Group, LLC, and have continued the practice of medicine through Baltimore Medical Group, LLC. The Company and Baltimore Medical Group, LLC entered into a PSO Agreement pursuant to which the Company provides Managed Care contracting and practice management services to Baltimore Medical Group, LLC, leases to Baltimore Medical Group, LLC, the assets used by the physicians in their medical practices, and provides non-medical employees to Baltimore Medical Group, LLC. See "Development of Integrated Health Care Delivery System--Focus on Primary Care Physicians."

     Under the Partnership Agreement and other documents related to MHLP, shares of the Company's Class B Common Stock held by MHLP will be distributed to the partners of MHLP upon a change in control of the Company, including an underwritten public offering, or other event of liquidation of MHLP. The General Partner of MHLP is BMGGP, Inc., a Maryland corporation, which owns a one percent (1%) interest in MHLP. The stockholders of BMGGP, Inc., are 17 of the initial members of Baltimore Medical Group, LLC, and the 17 initial limited partners of MHLP, including Drs. Rifkin, Kimmel, Nagel, LoPresti and Ancona. Accordingly, the members of Baltimore Medical Group, LLC, indirectly own shares of the Class B Common Stock through their limited partnership interests in MHLP and, for the initial 17 members of Baltimore Medical Group, LLC, as stockholders of BMGGP, Inc.

     Since the formation of Baltimore Medical Group, LLC and MHLP, additional physicians have sold certain assets of their medical practices and acquired limited partnership interests in MHLP and membership interests in Baltimore Medical Group, LLC, Carroll Medical Group, LLC, Cumberland Valley Medical Group, LLC or Doctors Health Montgomery, LLC. In addition, such Equity Physicians have become employees of one of these Core Medical Groups. In some instances, Equity Physicians received shares of the Company's Class B Common Stock directly in lieu of partnership interests in MHLP. The equity interests of all Core Medical Groups are owned exclusively by member Equity Physicians, who have broad autonomy and control over clinical matters. Following the reorganization of BMGPA in February 1995, the Company acquired five practices during fiscal year 1995 for an aggregate consideration of approximately $184,000, consisting of (i) limited partnership interests in MHLP that are currently equal to approximately a 6% interest in MHLP (equivalent to 132,000 shares of the Company's Class B Common Stock, valued at $.01 per share),
(ii) approximately $16,000 in cash, and (iii) promissory notes with an aggregate face value of approximately $167,000. During fiscal year 1996, the Company acquired 29 additional practices for which physicians received an aggregate consideration of approximately $3,867,000, consisting of (i) limited partnership interests in MHLP that are currently equal to approximately a 31% interest in MHLP (equivalent to 683,000 shares of the Company's Class B Common Stock, 231,000 of which were valued at $.01 per share and 452,000 of which were valued at $3.00 per share), (ii) 198,000 shares of the Company's Class B Common Stock (valued at $3.00 per share), (iii) approximately $290,000 in cash, and (iv) promissory notes with an aggregate face value of approximately $1,625,000. During fiscal year 1997 through November 15, 1996, the Company acquired certain assets of ten additional practices for which physicians received an aggregate consideration of approximately $1,799,000, consisting of (i) limited partnership interests in MHLP that are currently equal to approximately a 1.8% interest in MHLP (equivalent to 39,000 shares of the Company's Class B Common Stock, valued at $7.00 per share), (ii) 106,000 shares of the Company's Class B Common Stock (valued at $7.00 per share), (iii) approximately $422,000 in cash, and (iv) promissory notes with an aggregate face value of approximately $362,000.

     SET FORTH BELOW IS AN ORGANIZATIONAL CHART REFLECTING, AS OF DECEMBER 11, 1996, THE EQUITY, CONTRACTUAL AND OTHER RELATIONSHIPS AMONG THE COMPANY, ITS STOCKHOLDERS, ITS CORE MEDICAL GROUPS, AND OTHER PARTICIPANTS IN THE COMPANY'S INTEGRATED HEALTH CARE DELIVERY SYSTEM.


                                    [CHART]

     The Company is constructing its Integrated Health Care Delivery System throughout the Baltimore-Washington metropolitan area and contiguous regions by acquiring certain medical practice assets, obtaining the right to negotiate and execute managed care contracts for individual physicians and medical groups.

     EXPANSION INTO CARROLL COUNTY, MARYLAND. In November 1995, the Company acquired certain assets of the practices of five primary care physicians and formed Carroll Medical Group, LLC ("Carroll Medical Group") located in Carroll County, Maryland. Like the majority of the Baltimore Medical Group, LLC physicians, these doctors acquired cash and limited partnership interests in MHLP and became members of and employed by Carroll Medical Group. Carroll Medical Group entered into a PSO Agreement with the Company on terms substantially identical to the Baltimore Medical Group, LLC PSO Agreement. In September 1996, an additional physician joined Carroll Medical Group.


     EXPANSION INTO MONTGOMERY COUNTY, MARYLAND. In February 1996, the Company entered into binding letters of intent to acquire the primary care practices of 21 physicians in Montgomery County, Maryland. The Company consummated transactions involving fifteen physicians and formed Doctors Health Montgomery, LLC ("Doctors Health Montgomery"). The Company expects to consummate the remaining six transactions by March 31, 1997. Doctors Health Montgomery entered into a PSO Agreement with the Company in September 1996.



     EXPANSION INTO ANNE ARUNDEL COUNTY, MARYLAND. In February 1996, the Company entered into binding letters of intent to acquire certain assets of primary care practices of nine physicians in Anne Arundel County, Maryland. The Company consummated transactions involving one primary care practice consisting of six of such physicians in December 1996 and entered into a PSO Agreement with Anne Arundel Medical Group. The Company expects to consummate the remaining three transactions in 1997.


     EXPANSION INTO ALLEGANY COUNTY, MARYLAND. In May 1996, the Company consummated the acquisition of five primary care physician practices located in Cumberland, Maryland, which on May 1, 1996, formed the Cumberland Valley Medical Group ("CVMG"). Like Carroll Medical Group and Doctors Health Montgomery, CVMG entered into a PSO Agreement with the Company on terms substantially identical to the Baltimore Medical Group, LLC PSO Agreement. The Company is establishing an IPA in Allegany County.


     EXPANSION INTO WASHINGTON COUNTY, MARYLAND. The Company has established an exclusive Managed Care contracting arrangement with Quality Health Care IPA ("QHC"), an IPA representing approximately 20 primary care physicians in Washington County, Maryland. Thirteen of the 20 physicians have agreed to conduct all managed care contracting through the Company and QHC on an exclusive basis. Pursuant to the IPA agreement, the Company is the exclusive Managed Care contracting entity on behalf of the IPA's PCPs, and is developing a network of specialists.


     EXPANSION INTO HARFORD COUNTY, MARYLAND. The Company has established a Managed Care contracting arrangement with a group of 10 primary care physicians in Harford County, Maryland. Pursuant to the IPA Agreement, the Company is the exclusive Managed Care contracting entity for Medicare managed care patients of this IPA.

     EXPANSION INTO NORTHERN VIRGINIA. The Company has entered into a merger agreement and a management services agreement with Medtrust Medical Group, Inc., an IPA based in Springfield, Virginia. Pursuant to the merger agreement, the IPA will be merged into a subsidiary of the Company and the members of the IPA will receive consideration in the form of cash and shares of the Class B Common Stock. Completion of the merger and related transactions are expected to result in the creation of a Core Medical Group and Exclusive IPA consisting of primary care physicians providing medical care throughout northern Virginia and a network of specialist physicians. As of November 15, 1996, the IPA had approximately 126 PCP and 328 specialist participating physicians. Fifty-four of the PCPs have indicated an interest in joining a Core Medical Group or conducting managed care contracting solely through the Company. Completion of the merger is subject to conditions, including but not limited to the agreement that at least 30 of the physicians must execute 3-year exclusive managed care contracting agreements with the Company, Medtrust's members must approve the merger, compliance with Virginia blue sky laws, and no more than 20% of Medtrust's members shall have dissented to the consummation of the merger. The Company believes the merger will be completed before January 31, 1997.

     The Company also entered into a network contracting and management services agreement with the IPA, pursuant to which the Company will pay certain operating expenses of Medtrust and Medtrust has designated the Company as the exclusive managed care contracting entity for the IPA.

     JOINT CONTRACTING ARRANGEMENTS IN BALTIMORE. The Company has entered into a Contracting and Managed Care Services Agreement with an organization which operates health care facilities in Baltimore City and employs and contracts with approximately 37 physicians in Maryland. Under the arrangement, the Company acts as the organization's exclusive contracting entity for Medicare managed care contracts. Under the arrangement, the Company pays to the organization the primary care and specialty care portion of the global capitation revenue received by the Company for the organization's Enrollees. The remaining portion of the Global Capitation Revenue related to other medical services (primarily hospitalization) provided to the organization's Enrollees is managed by the Company in a "risk pool" and the difference between the actual expenses incurred by the Enrollees and the global capitation funded to the "risk pool" is divided between the Company and the organization pursuant to the Contracting and Managed Care Services Agreement.



     FORMATION OF CARDIOLOGY DEPARTMENT. The Company has entered into a non-binding letter of intent with the Board of Directors of a cardiology practice, providing services to patients in the Baltimore metropolitan area, to acquire certain practice assets pursuant to a merger and other transactions. The letter of intent contemplates that the practice would receive 120,000 shares of Class B Common Stock, cash in the amount of $50,000, and deferred compensation based upon the practice's accounts receivable and the practice would be integrated into Baltimore Medical Group as a department dedicated to cardiology (the "Cardiology Department"). The Company intends to acquire additional specialists and create either stand-alone Core Medical Groups or integrate such acquired specialists into existing Core Medical Groups.


     The Company expects it will continue to expand by increasing the number of physicians in each Core Medical Group, forming new Core Medical Groups, entering into Non-Exclusive and Exclusive IPA Agreements with physicians and pursuing acquisition and expansion opportunities in the Baltimore and Washington metropolitan area and surrounding regions.

OVERVIEW OF BUSINESS ACTIVITIES


     The Company is a managed care and medical management company. The Company is engaged in its activities through its Integrated Health Care Delivery Network. The Company's ability to generate earnings is significantly predicated upon its ability to arrange for the delivery of health care services for which it contracts at a cost which is less than the fixed fees which it receives under its Global Capitated Contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Source of Revenue and Earnings."


     As a managed care company, the Company negotiates and enters into a variety of risk-sharing arrangements with HMOs and other Payors, including Global Capitated Contracts (and sub-capitation contracts) pursuant to which (i) such Payors pay the Company a fixed amount per Enrollee per month and the Company is responsible for meeting all of the primary and specialty care, hospital and certain other related health care needs (or specified portions thereof) of such Enrollee and (ii) the Company pays PCPs and specialists, hospitals and other providers within its network, or those having other contractual arrangements with the Company for providing the required medical care. The Company, not the Core Medical Groups, is the party to the Global Capitated Contracts and therefore is the recipient of the capitation payments. The Company receives fee-for-service revenues arising from the Core Medical Group's medical practices pursuant to certain assignment provisions of the PSO Agreements. The ability of the Company to achieve and maintain profitability will depend to a great degree on (i) reducing the incidence of high cost acute care episodes, primarily through wellness, prevention initiatives and aggressive care management, and
(ii) negotiating compensation arrangements that result in payments to the Company that exceed the cost of care by the Company to PCPs, specialists, hospitals and other providers. The Company will seek to achieve this result by negotiating reduced fee-for-service, sub-capitation and other arrangements with PCPs, specialists, hospitals and other health care providers, creating economic incentives for all Network Physicians and other providers with whom the Company contracts to utilize specialists and hospitals prudently, carefully monitoring the quality and cost of care provided to patients, and developing programs to promote wellness among patients. The Company has purchased insurance from independent insurance companies which limits the amount of risk it ultimately bears by providing reimbursements payments once medical services provided to an individual Enrollee exceed an agreed-upon amount.

     The Company intends to offset most of the cost of its centralized patient data and information systems through profits earned from managed care contracting and practice management services and through profits earned from successful management of global capitation agreements with HMOs, rather than through separate fees charged for specific information systems and management services.

     The Company under such managed care contracts takes some of the risks of utilization, and the risk of adverse selection by Enrollees. The Company currently protects itself against such risks by paying for as much of the physician services as practical through capitation (which passes on the risk to the physicians), by obtaining stop loss insurance for high hospital and other charges of outlier cases, by implementing and monitoring utilization review by and among its participating Physicians, and by obtaining actuarial reviews of the proposed capitation payments. However, there can be no assurance that the Company will not be subject to expenses in excess of its capitated revenue. The Company is not required to obtain an insurance or an HMO license as long as it enters into "administrative service provider" arrangements exclusively through HMOs under provisions of Maryland law that expressly permit a HMO to enter into such capitation arrangements subject to specified financial arrangements. In particular, under Maryland law, licensed HMOs are permitted to enter into capitation arrangements with entities such as the Company pursuant to which the Company accepts the risk of providing and paying for the medical services required by Enrollees of an HMO. Such medical services are provided by physicians and other providers who are independent contractors to the Company. In connection with accepting such risk, the Company organizes networks of physicians, provides administrative, care management utilization review, referral management and other services necessary to accept managed care risk. The Company complies with all required financial safeguards under Maryland law.


     As a medical management company, the Company has created an Integrated Health Care Delivery Network that includes PCPs and other physicians who transfer certain medical practice assets to the Company and become employees of a Core Medical Group, such as Baltimore Medical Group. PCPs may also join IPAs. The Company also enters into network contracts with specialists who agree to provide services to managed care patients referred by PCPs and, in certain cases, acquires the medical practices of such specialists. The Company provides to such Network Physicians who join Core Medical Groups certain patient care management, managed care contracting, and administrative and financial services, including information systems and billing services, and provides facilities, non-physician staff personnel, equipment and other goods to the physicians for use in their medical practices. The Company provides these medical practice management services to certain of its Network Physicians to free the physicians from the administrative burdens of practicing medicine and to enable them to concentrate on providing medical care to their patients. The physicians join and become employees of Core Medical Groups, which contract with the Company for the provision of the medical management services. The Core Medical Groups engage exclusively in the practice of medicine through their employed physicians and maintain autonomy and independence over clinical matters.

     The Company receives fee-for-service revenues arising from the Core Medical Group's medical practices pursuant to certain assignment provisions of the PSO Agreements.

     A Network Physician who becomes employed by a Core Medical Group agrees to conduct his medical practice only through the Core Medical Group and to permit the Company to act as his exclusive agent for the purpose of negotiating managed care risk and other contracts in which the PCP must participate. The Company owns no equity or similar interest in the Core Medical Groups. The PCP's obligation to participate in managed care contracts negotiated by the Company is set forth in the PCP's Employment Agreement with the Core Medical Group and the PSO Agreement between the Core Medical Group and the Company. If a PCP joins a Company-sponsored IPA, the PCP agrees to participate in managed care contracts negotiated and administered by the Company on either an exclusive or non-exclusive basis.

     When a physician becomes an employee of one of the Company's Core Medical Groups, the Company transitions any primary care Managed Care contracts in which the physician participates into the Company's group contract or the applicable Core Medical Group contract if any is in effect with respect to that Payor. If the Company or the Core Medical Group does not have a PCP group contract in place with the Payor and the Payor allows the contract to be assigned to the Company, the Company will maintain the contract on the physician's behalf under the same contract terms. The reimbursement provisions under such contracts are on either a fee-for-service or capitated basis.

     Physicians participating in the Company's networks may derive benefit from the successful implementation of the Company's strategy in several ways. A physician to whom Securities are issued in the various affiliation transactions described elsewhere herein will benefit through the ownership of Securities if the Company achieves and grows in profitability. A physician, whether or not he becomes an owner of Securities, may also receive capitated income from the Company's managed care contracts and may also receive cash bonus payments out of the bonus pool established by the Company for Network Physicians.

     As of November 15, 1996, there were 1,152 Network Physicians in six regional networks throughout the state of Maryland and one regional network in Northern Virginia, including approximately 297 PCPs, 95 obstetrician-gynecologists and 760 specialist physicians. Of these, approximately 90 were Equity Physicians who had transferred, or entered into binding letters of intent or otherwise agreed to convey, certain practice assets of their practices to the Company and become employees of Core Medical Groups. As of such time, the networks established by the Company were providing services in Central and Western Maryland. As described in "Strategy--Expansion Strategy," the Company intends to enter into selective medical practice acquisitions and other contractual arrangements that will result in the Company operating in areas beyond those in which it currently operates.

OPERATIONS


     The Company's operations to date have consisted of recruiting and acquiring certain assets of PCP and other physician's practices, negotiating and managing risk, capitated or fee-for-service contracts with HMOs and other Payors, contracting with individual specialists, specialist networks and IPAs, developing and implementing a marketing program to convert Medicare patients from traditional fee-for-service insurance to Medicare HMO programs, and providing billing, accounting, legal, contracting support and care management services to its Equity Physicians and certain Network Physicians. Beginning in February 1995 with respect to Baltimore Medical Group, December 1995 with respect to Carroll Medical, May 1996 with respect to Cumberland Valley Medical Group, June 1996 with respect to Quality Health Care IPA, September 1996 with respect to the Doctors Health Montgomery Medical Group, and October 1996 with respect to the Harford County IPA physicians, the Company has negotiated managed care contracts with HMOs and other Payors on behalf of the PCP practices of such medical groups. The Company also manages primary care IPAs in Central and Western Maryland.



     The Company also maintains primary care and specialist contracts on behalf of Network PCPs and certain specialists under similar or improved non-risk contract terms. The reimbursement provisions under such contracts are on either a fee-for-service (FFS) or capitated basis. The Company currently maintains such contracts for certain of its PCPs and specialists with Payors including Aetna, CIGNA, NYL Care, Health Plus, Principal Health Care of the MidAtlantic, Prudential, Blue Cross-Blue Shield of Maryland, USA Health Network and Preferred Health Network. The Company also has entered into new group fee-for-service contracts with various Payors including Preferred Health Network, Metra Health, Mid-Atlantic Medical Services, Inc., U.S. Health Care, USA Health Network, Employee Health Plan and John Hancock Health Plan.


     To date, the Company has entered into two Medicare Global Capitation Contracts and one commercial Global Capitation Contract with Payors and is continuing to negotiate Global Capitation Contracts with additional Payors who conduct business in the Baltimore and Washington metropolitan area and surrounding regions. Under these risk contracts, the Company receives a capitation payment and must provide Enrollees with primary care and certain specialist and hospitalization services.

     In October 1995, the Company entered into a contract with Free State Health Plan, Inc., an affiliate of Blue Cross-Blue Shield of Maryland ("Free State") pursuant to which the Company's PCPs provide medical services to commercially insured Enrollees on a global capitated basis (the "Free State Commercial Contract"). In this contract, the Company assumes risk for all professional services and shares risk with Free State on institutional services.

     In February 1996, the Company entered into a Global Capitated Contract with Health Care Corporation of the Mid-Atlantic, an affiliate of Blue Cross-Blue Shield of Maryland, ("HCCMA") pursuant to which the Company's PCPs provide medical services to Medicare patients on a global capitated basis (the "HCCMA Medicare Contract"). The Company also receives capitation payments to provide all covered medical services to members enrolled in that HMO and assigned to one of the Company's PCPs. The HCCMA Medicare Contract provides that the Company will receive a capitation payment per patient per month and pay for all medical expenses for covered medical services based upon rates developed by the U.S. Health Care Financing Administration ("HCFA").


     In May 1996, the Company entered into a Global Capitated Contract with Chesapeake Health Plan, an affiliate of United Health Care, pursuant to which the Company's PCPs will provide medical services to Medicare patients (the "Chesapeake Contract"). Under the Chesapeake Contract, Chesapeake pays a capitation payment (which may be increased based on enrollment) to the Company on a per member per month basis based on the projected demographic distribution of the patients enrolled with the PCPs, as well as the age, sex and Medicaid eligibility of the subscribers enrolled with a Network PCP in Chesapeake's Advantage 65 Medicare HMO programs. Under the contract, Chesapeake has delegated to the Company the right to manage the utilization of medical services.


     As of November 15, 1996, the Company had approximately 30,000 Capitated Lives derived from the participation of 45 of the Company's 297 Network PCPs in the Managed Care contracts of the Company, its subsidiaries and affiliates. Of these 30,000 capitated lives, approximately 26,800 participate in the Company's commercial Gatekeeper Capitated contracts, approximately 2,200 participate in commercial Global Capitated Contracts, and approximately 1,000 in Medicare Global Capitated Contracts. The Company derives no earnings from the commercial Gatekeeper Capitated Contracts and plans to convert the managed care lives in commercial gatekeeper contracts to Full Risk and/or Global Capitated commercial contracts. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sources of Revenues and Earnings.") The Company believes that there are approximately 100,000 additional Medicare subscribers who are patients of the Company's Network PCPs. The Company's ability to derive earnings from any of its capitated lives is affected by whether the Network Physician is a member of a Core Medical Group or a participant in an IPA.

     The Company has developed and is implementing a marketing program in conjunction with HCCMA and Chesapeake to enroll Medicare-eligible patients in HCCMA's and Chesapeake's Medicare HMOs, respectively. The Company may participate in other commercial and Medicare risk programs operated by other HMOs and other Payors on a basis similar to the HCCMA and Chesapeake arrangements.

     The Company's operations also include the recruitment of specialists into Core Medical Groups and/or developing a network of preferred provider specialists who are paid on a discounted fee-for-service or subcapitated basis. As of November 15, 1996, the Company had access to approximately 760 specialists in its networks pursuant to direct or indirect contractual arrangements. The Company expects that an increasing percentage of the specialist networks will enter into contracts that provide for compensation on a capitated basis. The Company currently has capitated payment arrangements with Womancare IPA, a Company-owned network of 95 physicians providing obstetrical/gynecological services, and with outside providers of radiology and laboratory services. Under the Company's agreements with the respective specialty network, the participating specialist providers provide services to the Company's members referred by a Network Physician, and the network is reimbursed on a capitated basis. The Company owns a majority interest in Womancare IPA.

     In addition, the Company's operations include the provision of traditional management services to the individual medical practices of each Core Medical Group, including administrative, legal and accounting services, lease negotiations, and financial, billing and collection services. As of November 15, 1996, the Company has installed its information systems in 36 PCP offices to facilitate development of a unified information system for referral management, billing and collection activity, utilization review, and group purchasing and risk management programs. As of November 15, 1996, the Company had assumed responsibility for the billing operations of 34 PCP practices, representing 62 physicians, and two laboratories which provide services to two Core Medical Groups, which employ 60 physicians.

     As of the date of this prospectus, the Company has not yet conducted material operations through Doctors Health System-Medalie Equipment Corporation, a wholly-owned subsidiary of the Company, except to transfer certain cardiology equipment, to the subsidiary, or through Doctors Health System Primary Care IPA, Inc., a wholly-owned subsidiary of the Company.

DEVELOPMENT OF INTEGRATED HEALTH CARE DELIVERY SYSTEM

     CONTRACTS WITH PHYSICIANS.

     The Company contracts with Network Physicians and other physicians in one of several ways: (1) through the transfer of certain of their medical practice assets and contracts to the Company, as a result of which the physician may obtain, directly or indirectly, cash and/or an equity interest in the Company;
(2) through an Exclusive IPA arrangement, pursuant to which such physician agrees to conduct all managed care contracting activity exclusively through the Company and to take as patients any capitated patient referred by the Company up to a certain level; (3) through a Non-Exclusive IPA arrangement, in which the physician may contract with or through other IPAs but agrees to take all managed care patients referred by the Company; or (4) a myriad of other contractual arrangements involving an IPA, joint venture or other arrangement in which the physician may contract with others and may also elect to accept or not any patients referred by the Company. The Company's goal is to remain flexible and to accommodate the needs of physicians in each local market.

     The Company also enters into contracts with group practice entities, clinics and IPAs through joint venture relationships as well as the contractual relationships described above. The use of any particular contractual arrangement is influenced by a number of factors, including the needs of the physicians, the type of practice in which such physicians are engaged, the geographic location of the practice, financial considerations, regulatory concerns, and pre-existing contracts. Because the Company owns no equity interest in the Core Medical Groups and is not engaged in the practice of medicine, the Company does not reflect physician revenues in the Company's financial statements.

     FOCUS ON PRIMARY CARE PHYSICIANS.

     Consistent with the Company's primary care-driven strategy, the primary focus of the Company's contractual arrangements with physicians has been establishing relationships with PCPs. Since the Company's inception, entities have been formed or consolidated to conduct group medical practices as Core Medical Groups. Each Core Medical Group is comprised of a group of physicians under common management and with a common information system and provider number and is designed to provide a full and coordinated spectrum of medical services to patients and meet Payors' needs. To date, Core Medical Groups have been formed in five geographic markets in Maryland using a limited liability company organizational structure.

     From February of 1995 to December 31, 1995, the Company assumed exclusive management responsibility for and became the sole contracting entity for 32 PCP practices through Baltimore Medical Group, LLC, and Carroll Medical Group. Since December 31, 1995, the Company assumed, or entered into binding letters of intent to acquire certain assets and became the sole contracting entity for an additional 43 PCP practices. Thus, as of November 15, 1996, a total of approximately 75 PCPs have transferred their medical practice assets and became employees of the various Core Medical Groups, or have entered into binding letter agreements to transfer their medical practices and become employees.

     Although the details of each transaction may differ, the practice of the Company upon establishment of a Core Medical Group is to enter into a Practice Participation Agreement with the Core Medical Group and each of the Equity Physicians who is a member of such Core Medical Group, pursuant to which the following transactions occur:

     TRANSFER OF MEDICAL PRACTICES. Under the Practice Participation Agreement, an Equity Physician transfers to the Company certain medical practice assets as well as contract rights under certain business contracts of the medical practice, to the extent that such rights are assignable. The Company may also assume specified liabilities or obligations of the medical practice. Although the form of consideration paid to such Physicians may vary, typically the Physician receives a combination of cash and Securities of the Company. For a description of such Securities, see "Description of Capital Stock." The amount and type of consideration payable to each Physician is determined by negotiation between such Equity Physician and the Company. Such transactions consist of an acquisition by the Company of certain tangible and intangible assets of the medical practice, including contract rights, and the collection by the Company of the accounts receivable of the Physician. Such transactions do not convey to the Company an equity interest in the Core Medical Groups.


     REACQUISITION RIGHTS. The acquisitions are generally subject to reacquisition rights whereby the Physician may rescind the transaction typically within a nine-month period from the date of closing. Pursuant to such reacquisition rights, the Physicians may repurchase substantially all of the assets previously acquired by the Company at the price paid by the Company at the closing. Any Securities acquired by the Physician in connection with the acquisition will be transferred back to the Company upon the reacquisition.


     EMPLOYMENT OF PHYSICIANS BY THE CORE MEDICAL GROUP. Each Physician enters into an Employment Agreement with the Core Medical Group of which he is a member. Typically, Employment Agreements have a term of 10 years, during which time the Physician will be obligated to devote his full professional time to the practice of medicine with, for and through such Core Medical Group. As an inducement to sign the agreement and as an incentive to remain as an employee-physician, each "full time" PCP also may receive additional shares or options of Class B Common Stock. The Employment Agreement provides for the payment of a base salary and benefits and for the eligibility of such Physician to participate in distributions from a bonus pool (each, a "Core Medical Group Bonus Pool"). Each Core Medical Group Bonus Pool is distributed by the Management Committee of the Core Medical Group and rewards high clinical quality, appropriate utilization, patient satisfaction and retention, and general cooperation and attitude. The employed physician may be eligible to participate in such distributions in such years in which such physician meets or exceeds such standards as may reasonably be required by the Management Committee. See "--Operation of the Core Medical Group".

     The base salary of PCPs in most Core Medical Groups is generally an amount equal to the sum of certain revenues collected on behalf of the Core Medical Group by the Company in respect of the physician services provided by such physician, less the allocated costs attributable to the medical practice of, and provision of related health care services by, such physician. The Company and certain of the Physicians employed by Doctors Health Montgomery agreed that Doctors Health Montgomery will provide base salaries to such Physicians. In return for its commitment to provide financial resources, if necessary, for such Physician's salaries, the Company and Doctors Health Montgomery will receive a percentage of the growth in revenues generated by their medical practices and other fees.

     PSO AGREEMENT WITH THE CORE MEDICAL GROUP. The Company provides managed care contracting and practice management services to the Core Medical Groups (and indirectly to its Physicians) pursuant to 30 year PSO Agreements (with automatic, renewable 10 year terms) entered into between the Company and each Core Medical Group. The following is a summary of the principal provisions of a PSO Agreement. The PSO Agreement does not convey to the Company an equity or similar interest in the Core Medical Groups.

     The PSO Agreement typically gives the Company the exclusive right to provide to the Core Medical Group (i) all of the non-medical management and financial services, including provision of non-physician employees, office space and other facilities, equipment, assets, goods and supplies, that the Core Medical Group and its Physicians will use to engage in the practice of medicine and (ii) other related services.

     Pursuant to a typical PSO Agreement, the Company is given discretion and authority to manage and conduct the business affairs of the Core Medical Group and is appointed the agent and attorney-in-fact of the Core Medical Group to enable the Company to fulfill these functions. The Company negotiates for and enters into agreements with Payors for health care services, including managed care contracts providing for compensation on a capitated basis, that will obligate both the Core Medical Group and its Physicians to provide medical services at the levels of compensation negotiated solely by the Company. The Company also negotiates for, and enters into agreements with, other providers of medical services for the provision of medical services to the patients of the Core Medical Group and for the provision of medical services to such providers by the Core Medical Group and its Physicians, all on terms and for the compensation determined solely by the Company. The Company has a broad range of financial responsibility and authority by the Core Medical Group pursuant to the PSO Agreement, leaving the Core Medical Group with the right to manage only those professional components of its business requiring a license to practice medicine.

     PSO Agreements typically provide that the Company is entitled to an amount equal to the difference between (i) the cash it collects on behalf of the Core Medical Group and each of its physicians in receivables which have been conveyed to the Company and (ii) the amount paid out by the Company in respect of the business costs and expenses of the Core Medical Group. The Company will pay that amount over to itself in each month during which there is sufficient cash in the Core Medical Group's accounts, in the discretion of the Company, to pay the amount after satisfying all of the Core Medical Group's business costs and expenses, including such reserves therefor as the Company deems appropriate, and including all accruals for unpaid base salaries of the physicians of the Core Medical Group for prior periods. The Company may reserve the right to charge separate fees for additional services, as agreed between the Company and the Core Medical Group.

     PSO Agreements with PCP Core Medical Groups provide that the Company may pay to the Core Medical Group, as a Managed Care Incentive Payment, an annual negotiated amount of up to 25% of the total amount of all Company net income before taxes and bonuses, attributable to the provision of health care to the Core Medical Group's managed care patients during each calendar year, not to exceed, in the aggregate, 25% of the base salaries paid to all PCPs of the Core Medical Group. Such payments are not required if the Company has not earned net income during the applicable years. Such payments may be utilized by the Core Medical Group to fund the Core Medical Group Bonus Pool in which the physician employees of the Core Medical Group may participate. See "--Employment of Physicians by the Core Medical Group." It is anticipated that the full amount of any Core Medical Group Bonus Pool will be paid out by the Core Medical Group to its physicians as bonuses in each year.

     PSO Agreements that will govern the Company's relationship with specialists will typically provide for (i) a term of 30 years with automatic, renewable 10 year terms; (ii) a commitment among the specialist group and the Company to develop innovative, risk sharing payment arrangements; and (iii) use of commercially reasonable efforts to provide the specialist group with managed care referrals. Such specialist PSO Agreements will also provide for payment of a management fee consisting of a negotiated percentage of actual operating costs of the specialist Core Medical Group (excluding compensation to the group's Physicians) and a percentage of collections available after payment of operating costs, the Company's operating cost percentage, and the physician compensation.

     All of the PSO Agreements in effect have terms of 30 years (with automatic 10 year renewals) and generally may be terminated prior to expiration of its term only under limited circumstances. Generally, absent insolvency, malfeasance or a material uncured breach, the PSO Agreement cannot be terminated by the Company or the Core Medical Group.

     The Company's structure and the clinical independence of the Core Medical Groups enable the Core Medical Groups' member physicians to retain their autonomy through their ownership interests in the Core Medical Groups and control over clinical decisions. The Company believes this governance structure has been critical to the Company's success in the early stages of its development.

     OPERATION OF THE CORE MEDICAL GROUP. Each physician joining a Core Medical Group enters into an Operating Agreement or similar agreement with each of the other physicians in the Core Medical Group. Pursuant to the Operating Agreement, the business and affairs of the Core Medical Group are managed under the direction and control of a Management Committee, one of whom is the Chief Executive Officer of the Company (or his designee) serving EX OFFICIO. The Management Committee has the power, among other things, to determine the amount of any or all bonuses payable pursuant to the Core Medical Group Bonus Pool which it delegates to a Bonus Committee. The Members of the Management Committee are elected by the affirmative vote of the Physicians of the Core Medical Group (other than the Company designees). The Bonus Committee also establishes, in consultation with the Company and the bonus committees of other Core Medical Groups, practice protocols.

     INDEPENDENT PHYSICIAN ASSOCIATIONS.


     The Company has expanded its network by contracting with physicians in a variety of ways through IPAs in which IPA Participant Physicians authorize the IPA to negotiate service contracts on their behalf. In some cases, the Company contracts with or through an existing IPA, while in other cases the Company assists physicians who may wish to establish an IPA. The models utilized by the Company involving IPAs consist of Exclusive IPAs, pursuant to which a physician is obligated to conduct all managed care contracting through the Company, Non-Exclusive IPAs, pursuant to which a physician may contract for managed care with others but agrees to take all patients referred by the Company, and other contractual arrangements which may involve a physician contracting for managed care through others or choosing to accept or deny patients referred by the Company. In some cases, the Company may issue Securities as incentives for physicians to enter into Exclusive IPA Agreements. The Company may also issue Securities to employees of the Company as compensation for the recruitment of physicians to join the Company's IPAs.


     COMPANY CREATED IPAS; PREVIOUSLY EXISTING IPAS: The Company may assist in the creation of an IPA or may contract with a previously existing IPA or independent medical group. In the case of previously existing IPAs or groups, in addition to being subject to the various types of contractual arrangements discussed below to which the Company is a party, the IPA and its network physicians will also be subject to a previously existing participation agreement among the previously existing IPA and its network physicians. In such cases, the previously existing IPA also enters into a network agreement with the Company which governs the contractual relations between the IPA and the Company. The network agreement will contain provisions unique to the situation of each existing IPA with which the Company contracts but should typically contemplate the provision of various management services by the Company to the IPA and the appointment of the Company as the IPAs agent and attorney-in-fact for the purpose of negotiating managed care contracts with risk sharing arrangements for the IPA on an exclusive or non-exclusive basis and providing other services such as billing and information systems.

     ORGANIZATION OF THE IPA: The IPA is typically organized as a corporation or limited liability company. Each of the IPA Participant Physicians enters into an operating agreement among each of the other Participant Physicians in the IPA. Pursuant to such operating agreement, each Participant Physician will agree to be bound by the by-laws of the IPA which contain substantive requirements for participation in the IPA.


     EXCLUSIVE IPAS: The IPA Participant Physician enters into an Exclusive IPA Agreement with the Company and the IPA in which he participates, pursuant to which the Company markets the physician to Payors, and includes the physician in its provider network. The IPA Participant Physician may choose to participate in Exclusive IPA Agreements for either Medicare or commercial products offered by HMOs with whom the Company contracts, pursuant to which such physician agrees to contract exclusively with the Company for Medicare or commercial managed care contracts, respectively. As of November 15, 1996, 42 physicians were participating with the Company's Exclusive IPAs. Although there can be no assurances, the Company expects that additional physicians will commit to participate in Exclusive IPAs.


     Under an Exclusive IPA Agreement, an initial primary care base capitation rate and risk-sharing arrangements are negotiated between the Company and the IPA. The IPA Participant Physician may also be eligible to participate in a bonus pool. A one-time incentive payment, or periodic panel growth and managed care bonuses which may include cash or Securities, may also be payable by the Company pursuant to an Exclusive IPA Agreement. Further, the agreement may contain a practice option, pursuant to which the physician may elect, subject to the satisfaction of certain conditions, to sell his or her medical practice to the Company.

     NON-EXCLUSIVE IPAS: The IPA Participant Physician enters into a Non-Exclusive IPA Agreement with the Company and the IPA, pursuant to which the Company markets the physician to Payors under capitation contracts and includes the physician in its provider network. The physician reserves the right to contract directly with HMOs or other Payors, and to participate in other IPAs, but usually agrees to accept managed care patients referred by the Company, up to agreed-upon levels. Other provisions of the Non-Exclusive IPA Agreement may be similar to the provisions of the Exclusive IPA Agreement.

     JOINT VENTURE ARRANGEMENT. The Company has entered into a Contracting and Managed Care Services Agreement with an organization which operates health care facilities in Baltimore City, and employs and contracts with approximately 42 physicians in Maryland. Under the arrangement, the Company acts as the organization's exclusive contracting entity for Medicare and Medicaid managed care contracts. The arrangement involves a sharing of Managed Care surplus and losses between the parties.

     OTHER CONTRACTUAL ARRANGEMENTS. Although other contractual arrangements may take a variety of forms, generally these arrangements involve the IPA Participant Physician entering into an agreement with the Company pursuant to which the

Company markets the physician to Payors but the physician reserves the right to participate in other IPAs and to determine whether to accept managed care patients referred by the Company.

     CONTRACTING WITH SPECIALISTS, HOSPITALS AND OTHER HEALTH CARE PROVIDERS

     The Company contracts with specialists, hospitals and other providers of health care services as part of its effort to develop an integrated health care delivery network.

     CONTRACTING WITH SPECIALISTS: The Company contracts with specialist physicians for the provision of services to the Company and the Core Medical Groups in a variety of ways, generally consisting of employment in a Core Medical Group, or contractual arrangements involving reduced fee-for-fee service or sub-capitated arrangements. Other than employment in a Core Medical Group and the formation of a cardiology Core Medical Group (see "Business--History of the Company--Formation of Cardiology Core Medical Group"), arrangements with specialists typically have terms of between one and five years. Specialists may under appropriate circumstances also receive an equity interest in the Company.

     CONTRACTING WITH HOSPITALS AND OTHER PROVIDERS: The Company contracts with hospitals ("Participant Hospitals") and other health care providers to participate in its managed care networks. The Company envisions that many of its arrangements with Participant Hospitals may involve "key hospital" arrangements. The Company and the Participant Hospital will enter into a Hospital Participation Agreement ("Hospital Participation Agreement"), pursuant to which the Company will agree to make the hospital the referral hospital of choice for specified categories of managed care patients and specified categories of service. The Participant Hospital must meet cost and quality standards and agree to cooperate with the Company in the implementation of utilization review, to include preadmission guidelines and processes, patient care and cost tracking, information exchanges and management reporting systems and the development of innovative pricing arrangements. The Company also negotiates contractual arrangements with other health care providers (for example, home health care aides) as needed to deliver quality and cost-effective service to patients. Although the term of such arrangements would vary, the Company expects to negotiate discounted fee-for-service or sub-capitated arrangements with such providers.

     Set forth below is an chart depicting the Company's Integrated Health Care Delivery System:

                     INTEGRATED HEALTH CARE DELIVERY SYSTEM

                                    [CHART]

PHYSICIAN RECRUITMENT

     The Company recruits physicians through direct marketing efforts, Core Medical Groups, and IPAs. The Company has a physician recruitment staff managed jointly by the Company's Chairman, who is Executive Vice President of Corporate Development, and the Executive Vice President of Strategic Planning. The Company also employs a Director of Recruiting, recruiting assistants and other staff. The Company also recruits PCPs through relationships with current Core Medical Group physicians, IPA Participants and other contacts. The Company also seeks assistance from recruiting consulting arrangements. Such recruiting consultants provide the Company with access to potential Network Physicians.

MANAGED CARE CONTRACTING

     CONTRACTS WITH PHYSICIANS, HOSPITALS AND OTHER PROVIDERS OF HEALTH CARE.

     As discussed above in "--PSO Agreement with the Core Medical Group" and "--Independent Practice Associations," the Company is authorized to negotiate for and enter into agreements with Payors for health care services, including managed care contracts providing for compensation on a capitated basis, that will or may obligate Core Medical Groups and their respective physicians, IPAs and their respective IPA Participant Physicians and other physicians to provide medical services at the levels of compensation negotiated solely by the Company. Further, as described above in "--Contracting with Specialists, Hospitals and other Health Care Providers," the Company is also authorized to negotiate for and enter into agreements with Payors for the provision of services available from such providers. The Global Capitated Contracts and certain Gatekeeper Capitated Contracts have been executed by the Company and an HMO or other Payor. The Core Medical Groups and Network Physicians are not parties to the Global Capitated Contracts. The Core Medical Groups and Network Physicians may be party to Gatekeeper Capitated Contracts pending conversion to the Company's Contracts.

     The Company's goal is to enter into shared risk arrangements with HMOs and other Payors and to enter into full capitation/full risk arrangements with such Payors. The Company believes that its capabilities in information systems and care management will allow it to operate successfully and manage patient care in a rapidly changing environment. See "Control of Patient Data and Information Systems." The Company believes that the access to the Company's information management systems and bonus payments for Physicians in Core Medical Groups and IPA Participant Physicians in IPAs will allow such physicians to exercise appropriate control over the cost of health care, providing better care at lower overall cost. See "--PSO Agreement with the Core Medical Group" and "--Independent Practice Association."

     CONTRACTS WITH PAYORS.

     The Company enters into contracts with Payors on behalf of Network Physicians. Global Capitated Contracts typically obligate the Company to provide and pay for all physician services (except for negotiated carve-outs) and, in certain contracts, hospital and ancillary services for a percentage of the premium or a fixed capitated amount. The Company then subcontracts with physicians and other health care providers to provide the required services in compliance with the Company's care protocols when applicable. The payment from a Payor to the Company is typically calculated based on the number of Members of the HMO enrolled with the Company's PCPs. Such Payor contracts generally have terms of approximately one year and, after the initial term, are renewable for one-year terms unless canceled by either party. In its Payor contracts, the Company currently attempts to assume risk for all services, except mental health and pharmacy. Eye care, home health and durable medical equipment (DME) also may be carved out of the Company's risk due to more competitive terms for these services being available to Payors based on their existing national relationships. The Payor in each contract also retains a percentage of the premium to perform marketing, enrollment and some administrative services.

     In entering into or renewing Payor contracts, the Company considers a number of specific factors which affect capitated rates, the amount of the shared risk and scope of covered services for which the Company is responsible. These factors include, but are not limited to, the demographic risk profile of the enrollee pool, the premium received by the Payor, prior financial experience, cost and availability of stop-loss protection and an understanding of the fee-for-service equivalent charges. In addition, the Company will work with certain HMOs to establish preferential and/or partnership type relationships in which incentives are provided in the contract to reward the Company for accepting and retaining a high number of the plan's Enrollees. In undertaking this process, the Company analyzes pertinent data in order to assess the providers' contractual and economic opportunity and exposure, and then conducts the negotiations on behalf of the physician networks.

PRACTICE MANAGEMENT SERVICES

     The Company recognizes the administrative burdens associated with the practice of medicine and recognizes that time spent by a physician managing a medical practice reduces the time available for providing medical care to patients. Accordingly, the Company's operations consist in large part of providing medical practice management services to its Network Physicians who join Core Medical Groups, thereby allowing the physicians to concentrate on providing quality care to patients.

     Under the Company's PSO Agreements with the Core Medical Groups, the Company provides the Core Medical Groups and their employed physicians with administrative and financial services, including information systems and billing services, and provides facilities, non-medical staff personnel, equipment and other goods. The Company operates a billing and claims processing center in White Marsh, Maryland which processes claims, generates and delivers bills to patients and payors, and collects amounts owed. The practice management services provided by the Company also include maintaining the financial and business books and records of the Core Medical Groups, providing legal support, providing marketing and advertising, and paying for costs and expenses incurred in connection with the operation and administration of the Core Medical Group's practice of medicine. The Company also leases as tenant medical office space and subleases such space to the Core Medical Groups, employs the non-physician staff personnel who assist the physicians, and provides or arranges for the provision of the furniture, fixtures and equipment used by the physicians in their practices.

CONTROL OF PATIENT DATA AND INFORMATION SYSTEMS

     The Company recognizes the need for advanced information systems and technology to allow it to operate successfully and manage patient care in a rapidly changing environment. A significant investment has been made and will continue to be made in systems that support the comprehensive automation of traditional physician office functions, such as patient flow, electronic medical records, and billing and collections.

     The Company's information systems strategy consists of using sophisticated hardware and software to (i) monitor PCP referrals to specialists, hospitals and other providers; (ii) collect information regarding PCP compliance with medical care protocols; (iii) allow physician offices to use Company-installed hardware for billing through the Company's billing and claims management staff; and (iv) eventually provide the Company and its care management staff with direct computer access to hospitals in order to facilitate quality and cost-effective care of Core Medical Group patients.

     The Company believes that its information systems will encourage exchange of information among the Company's utilization review and care management staff and physician practices, hospitals and other providers in the Company's provider network to allow the Company to react promptly to changes in patient care requirements, costs and utilization issues. The Company makes its information systems available to all Core Medical Groups and Equity Physicians currently participating in its networks and will make such systems available on a uniform basis to other providers when they meet certain threshold requirements, while also tailoring the system to meet unique needs of individual medical practices to best serve the patients.

CARE MANAGEMENT

     The Company believes the most successful approach to managing risk and the costs associated with that risk is through the care management process. Care Management seeks to promote the wellness of patients, control costs, encourage patient satisfaction and provide better integrated health care with services provided by the Core Medical Groups and other Network Physicians. The Company's care management program consists of credentialing, utilization review and referral management, disease management, case management, and quality assurance. These programs seek to improve and preserve the quality of health care services provided by the Core Medical Group's physicians and other Network Physicians and control the cost of medical care. Under certain of the Company's Global Capitated Contracts, Payors have delegated to the Company utilization review and care management. The Company employs 17 care management personnel with nursing, social work, case management and other patient care management experience to assist in coordination of quality health care for a potential population of 80,000 members. All of the Company's care management staff are registered nurses or licensed social workers and are required to possess the Certified Case Manager designation from the Commissioner of Case Manager Certification.


     All Network Physicians must complete the Company's credentialing process. In accordance with the Company's credentialing policies and procedures, physicians submit a comprehensive application to the Company's credentialing staff. The application materials are reviewed by the Company and submitted to an external credentialing verification organization, which provides primary source verification of information submitted in the application. The application is then submitted to the Company's Physician Credentialing Committee and Medical Director for approval. The Company's credentialing process helps ensure the quality of its Network Physicians and promotes the quality of care provided to patients.

     The Company also performs referral and utilization management. The Company's utilization management staff reviews for medical appropriateness all referrals by Network Physicians under the Company's Global Capitated Contracts to other providers for the use of ancillary services, and for inpatient hospital admissions. The Company utilizes health care management guidelines that are widely accepted in the health care industry to review referrals for clinical appropriateness. The Company shares the guidelines with physicians and prepares and provides other educational programs regarding utilization and referrals, including comparative data, to its Network Physicians. Network Physicians provide information regarding referrals to the Company's utilization management staff which reviews referrals for services not provided by Network Physicians. The Company's utilization management coordinator and Medical Director perform a network assessment and appropriateness review. Utilization and referral management is a critical component of the Company's operations because it promotes the effective and efficient use of medical resources, controls the cost of medical care, and contributes to the Company's ability to negotiate and obtain favorable shared risk arrangements with payors.


     The Company seeks to promote wellness and avoid hospitalizations, reduce length of in-patient stays, and otherwise reduce costs associated with high-frequency and high-cost chronic patient conditions through its disease management program. The Company's program is currently focused on three of the most expensive and debilitating ailments suffered by Medicare patients, congestive heart failure, diabetes, and chronic obstructive pulmonary disease. The disease management process involves physicians and employees from many of the Company's departments, including care management, utilization management, case management, social workers, education specialists, physician liaisons and contracting. The Company gathers data and other information regarding these conditions, such as morbidity and mortality statistics, length of stay and hospital admission rates, and other data related to the cost of care associated with such conditions. The Company also identifies patients participating in its Global Capitated Contracts that are at risk or suffering from one of these conditions. Physicians design a recommended disease-specific medical approach, and the Company's employees involved in disease management, utilizing the resources of many of the Company's departments, develop a plan to provide cost-effective, high quality care to patients suffering from ailments. Specifically, the Company establishes utilization and referral parameters, develops specialized pharmaceutical and nutritional programs, provides education to patients, monitors specific cases and provides patient support.


     The Company develops its clinical protocols in consultation with physicians and other sources. Physicians in the Company's networks remain free to diverge from the protocols when they determine that it is medically appropriate to do so. The Company's contracts with physicians and other health care providers expressly state that the Company shall not interfere with the physician's relationship with and responsibility to the patient. While the clinical protocols and procedures may assist the physician in providing cost-effective and high quality care, the physician remains free and has the duty under all of the Company's contracts to treat patients as he deems necessary, and not to discriminate against patients covered by the Company's managed care plans.

     The Company's case management program also focuses on patient satisfaction and cost savings by identifying patients whose diagnosis will require significant medical care. The Company's staff of case managers coordinate all aspects of the care of such patients, including development of a care plan in coordination with the patient's primary care physician, by evaluating whether a particular treatment is appropriate, whether there are alternate sites to provide the treatment, and the availability of community resources to meet treatment needs. Management believes effective case management will assist PCPs and other health care professionals to slow the progression of the disease, ensure patient compliance with the required treatment, reduce hospital admissions and lengths of stay, as well as improve patient satisfaction. The Company believes that integrated health care, with the PCP at its core, is both less expensive and provides better health care for the vast majority of patients.

     In order to help ensure the quality of health care services to patients and manage the costs of health care, the Company's care management department administers a quality assurance program which monitors patient satisfaction, compliance with HEDIS standards and quality of medical records. The care management department conducts reviews of random samples of cases to monitor consistency with the Company's policies and procedures regarding referral management, utilization management and case management. The Company's care management department has developed and implemented its policies and procedures in compliance with the standards as specified by certain national accreditation organizations for the health care industry.

COMPETITION

     The Company's provider network competes with other provider networks and medical groups, including those established by hospitals and other individual physicians, and IPAs in obtaining managed care contracts with health maintenance organizations and other Payors. The competitive factors that the Company encounters include the number of physicians in each group, geographical coverage of Network Physicians, the quality of care that can be provided to the Payors' enrollees, and the ability to effectively manage care. The Company believes that it can successfully compete with other entities seeking managed care contracts with Payors because of the Company's large number of Network Physicians, thereby providing Payors with an extensive network of providers to offer the Enrollees of the Payors with whom the Company contracts. The Company also has an increasing geographic coverage of Network Physicians with extensive coverage in the Baltimore metropolitan area and Core Medical Groups (either existing or with letters of intent) or IPAs in Allegany, Carroll, Anne Arundel, Harford, and Montgomery Counties. However, a large number of physicians remain who may join other provider networks and who may be competing for managed care contracts. The Company also believes it can effectively compete with other networks because it was one of the first established physician owned networks in Maryland, although other provider networks in the region have recently been developed and the Company expects others to be established.

     The Company competes with certain HMOs, other Payors, other provider networks, medical groups, and hospitals in acquiring certain assets of physician practices. Further, large established traditional indemnity insurance companies also are entering the managed care field and may compete with the Company in acquiring certain assets of physician practices and developing physician networks. Certain of the Company's competitors (i) employ physicians, (ii) own such physicians' medical practices, clinics or medical groups and (iii) exercise broad control over clinical decisions of such physicians and their medical practices. Competitive methods include the type and amount of compensation offered to physicians in exchange for their practices, the level of clinical autonomy afforded the physician, terms of employment arrangements, the level and extent of care management imposed on the physician, and the types of management services that will be provided to physicians. The Company believes it can effectively compete with other groups in acquiring certain assets of physician practices because the Company is driven by primary care physicians and primary care strategies. Although other entities may offer cash consideration for physician practices in amounts greater than the Company, the Company believes that offering an equity interest in the Company to its physicians provides an incentive of ownership which will encourage the implementation of managed care. The Company believes its physician ownership will attract greater numbers of physicians to its network, and because of the significant percentage of the Company which is owned by physicians, such physicians will be better able and more willing to implement managed care. Further, the Company believes that it provides its Network Physicians with greater clinical autonomy than may be offered by hospitals, HMOs or insurance companies.

     The Company also will compete with other management companies providing management services to physicians. While many of these companies have greater marketing and financial resources than the Company and may be better able to provide services to its health care providers, the Company will provide comprehensive business management services to its Equity Physicians and certain of its other Network Physicians, including administrative, legal and accounting services, billing and collection services, referral management, utilization review, and computer systems and training, thereby providing such physicians more time to devote to the practice of medicine. See "Risk Factors--Competition."

EMPLOYEES

     As of November 15, 1996, the Company had approximately 360 employees, of which approximately 140 are full time employees in its headquarters in Owings Mills, Maryland and approximately 220 have been assigned by the Company to work in physician offices. An additional 90 physicians and laboratory personnel are employed by the affiliated Core Medical Groups.

PROPERTIES AND ASSETS

     The Company leases approximately 25,800 square feet in Owings Mills, Maryland for its corporate headquarters. The term of the lease continues until 2001. The Company also has entered into a sublease through 1999 and a lease through 2002 for approximately 18,770 square feet in Baltimore, Maryland for its billing and claims processing operation. The Company also leases physician offices of varying sizes, generally ranging from approximately 900 square feet to more than 5,000 square feet. The Company anticipates that as it continues to grow, expanded facilities will be required. The Company does not anticipate significant difficulties in obtaining additional or new facilities.

     As of the date of this Prospectus, the Company's principal assets consist of certain assets of the medical practices of Equity Physicians, computer hardware and software, the rights granted to it pursuant to the PSO Agreements, contractual relations with providers and Payors, accounts receivable, and cash.


     The Company has filed service mark applications to register its logo and corporate names "Doctors Health System Managing Quality Health Care", "Doctors Health", and "Doctors Health, It's the Sure Sign of Caring".


LEGAL PROCEEDINGS

     The Company is a party from time to time in lawsuits incidental to its business. The Company is not currently subject to any material legal proceedings.

REGULATION

     Both the health care business generally and the activities of the Company, including those by or with managed care entities, the CMGs and their employee physicians, are subject to extensive and pervasive Federal and state regulation. The Company believes that its operations are in material compliance with applicable laws and regulations, as currently interpreted and applied. However, federal and state laws and regulations, including the federal "fraud and abuse" laws, "Stark" and state law restrictions on physician self referral, and the pervasive regulation of the activities of managed care entities, tend to be broadly written and lack extensive judicial interpretation. There can be no assurance that a review of the Company's operations and structure by regulatory authorities or courts might not result in a determination that could adversely affect the Company. Moreover, the regulatory environment in which the Company operates has changed materially over the past ten years, and future changes are likely, some of which could restrict the Company's existing structure or business relationships, limit its growth, or inhibit its financial operations or opportunities for success.


     The Company has recently commenced managed contracting on behalf of an IPA in northern Virginia and may, therefore, be subject to Virginia law. The Company has determined that Virginia law, as currently interpreted and applied, with respect to "fraud and abuse", restrictions on physician self-referral, HMO and insurance company licensing and the corporate practice of medicine are substantially similar to Maryland law. Accordingly, the Company believes that its current operations are in material compliance with Virginia law.


     MEDICARE AND MEDICAID FRAUD AND ABUSE LIMITATIONS


     Under the Social Security Act, it is a felony, punishable by imprisonment or fines or both, to make false statements of material fact in Medicare or Medicaid billing or benefit determination matters, or knowingly and willfully to offer, pay, solicit or receive, directly or indirectly, any form of remuneration in exchange for referring any patients or arranging or furnishing any item or service reimbursable by the Medicare or Medicaid programs (the "fraud and abuse" or "anti-kickback" rules). Criminal prosecutions are controlled by the Justice Department. The Department of Health and Human Services ("DMS"), through the Office of the Inspector General (the "OIG"), may bring civil actions for monetary penalties and to exclude individuals from participating in the Medicare or Medicaid programs for violations of the fraud and abuse rules. The fraud and abuse rules are broadly drafted, and have been broadly interpreted by courts. Read literally, the fraud and abuse rules may prohibit not only kick-backs but many legitimate business arrangements and joint venture activities. Many states have adopted rules similar to the fraud and abuse rules. While the Company believes that its activities do not violate the fraud and abuse rules, there can be no assurance that federal or state regulators might not challenge some of the Company's activities.



     Concerned that legitimate business arrangements were being stifled by the fraud and abuse rules, Congress directed DMS to promulgate regulations which establish strictly defined "safe harbor" exceptions to the fraud and abuse rules. Initial Safe Harbors were adopted in July 1991, and others have been proposed from time to time. Some of these Safe Harbors are applicable to the activities of the CMGs, its employee physicians, and the Company, including provisions related to space and equipment leases, personal service and management contracts, the sale of practices, bona fide employment relationships, group practices and managed care contracting activities. Basically, all lease and services agreements must be in writing, describe all services to be provided, be on commercially reasonable terms, and require payment consistent with fair market value in arms length transactions which is not determined by taking into account the volume or value of referrals of Medicare and Medicaid business. The Company believes that its lease, management and physician practice acquisition activities generally fall within the Safe Harbors. However, no independent appraisal or fairness opinion concerning the fair market value of such leases or services agreements or the reasonableness of the consideration received by the Company therefor has been secured, and there can be no assurance that federal or state regulators might not challenge some of the transactions or practices of the Company. Failure to comply with a safe harbor exception with respect to a transaction does not itself result in, or constitute a violation of, the fraud and abuse rules.


     FEDERAL AND STATE LAW REGARDING RESTRICTIONS ON PHYSICIAN SELF-REFERRAL



     Federal law, generally referred to as the "Stark II" legislation , as well as the law of Maryland and Virginia and some other states in which the Company may operate in the future, prohibit "physician self-referrals," which may be defined generally as referrals to another provider by a physician with a financial interest in the provider. If a physician has a financial interest in the provider, including a direct or indirect ownership or investment interest, or a compensation arrangement with a provider (including the physician's own
CMG), and no exception is applicable, the physician may not refer to the provider, and neither the physician nor the provider may bill for any service rendered pursuant to a prohibited self-referral. The fundamental difference between the fraud and abuse rules and Stark II is that the former require some form of intent to induce referrals to support a finding of violation, while Stark II makes intent irrelevant. Under Stark II, if a physician refers a Medicare or Medicaid patient or test to an entity in which he or she has a financial interest, and if no exception applies, a violation has occurred.


     Stark II extended a prior ban on physician self-referral on laboratory services ("Stark I") to a broad list of designated health services payable under Medicare and Medicaid, including radiology and other diagnostic services, radiation therapy services, physician and occupational therapy, durable medical equipment, enteral and parenteral supplies, equipment, orthotics, outpatient prescription drugs, home health services, and inpatient and outpatient hospital services. If a prohibited self-referral occurs, and is not within an exception,
(i) neither the patient nor the payor may be billed; (ii) payors can recover all amounts previously billed and paid in respect of non-excepted self-referrals; and (iii) the referring physician and the provider are jointly and severally liable to repay any amounts paid in respect of non-excepted self-referrals. Both State and Federal law also impose substantial monetary (up to $15,000 for each prohibited referral and up to $100,000 for participating in a "circumvention scheme") and other penalties for violations, including possible exclusion from the Medicare and Medicaid programs.

     The Maryland statute and Stark II have been recently enacted and there is considerable uncertainty concerning how they will be interpreted, including specifically how broadly the exemptions and exceptions to their application will be applied. Regulations applying to Stark I and applicable to some, but not all, of Stark II have recently been adopted. The CMGs, and the physician members of the CMGs, as well as similar entities affiliated with the Company through arrangements similar to the IPA arrangements described above, will have both an ownership interest in and a compensation arrangement with the Company, and the physicians will have similar relationships with the CMGs and with IPA entities. Physicians will refer patients among themselves within their practices and as part of the managed care networks which the Company will establish. The Company believes that it is not an entity to which referrals can be made, and that the referrals of patients by participating physicians within the managed care networks managed by the Company should fall within one or more of the exceptions permitted by Stark II and the state self referral laws. Future regulations or statutes might require the Company to restructure its relationships with the CMGs and other managed care networks, and violation of Stark II by the Company or its CMGs could result in significant fines and financial losses which could adversely affect the Company.

     ANTITRUST

     The affiliated CMGs and the Company's other Network physicians with which the Company contracts are separate legal entities and may be deemed to be competitors subject to a range of antitrust laws which prohibit anti-competitive behavior, including price fixing, division of markets, and group boycotts and refusals to deal. The Federal Trade Commission has published guidelines for the formation and activities of managed care contracting networks, and the Company intends to comply with those guidelines in developing networks. However, there is no assurance that review of the Company's business by courts or state or federal regulatory authorities, or private antitrust challenges by competitors, will not result in a determination that could adversely affect the operation of the Company and its managed care networks.

     INSURANCE


     States heavily regulate the activities of insurance companies and health maintenance organizations. The Company is not registered as an insurance company or HMO with any state, and does not believe that its activities constitute the business of insurance, but there can be no assurance that state regulators might not challenge some of the Company's present or future activities as falling within the business of insurance, or that the Company might not be required to become a licensed insurer at some time in the future. The Company cannot, without an HMO license, offer or sell to individuals or companies health insurance or the opportunity to purchase health insurance from the Company or hold itself out or advertise as an insurer or HMO.


     On August 10, 1995, the NAIC issued a report opining that risk-transferring arrangements may constitute the business of insurance to which state licensing laws apply. The NAIC opined that such licensing laws would not apply to the Company's Global Capitated Contracts or Full Risk Contracts because the Company assumes "downstream risk" from a duly licensed health insurer or HMO for health care provided to that carrier's Enrollees. The NAIC's conclusions are not binding on the states.


     In Maryland, for example, licensed HMOs are permitted to enter into capitation arrangements with entities like the Company which assume the obligation to pay providers directly as long as the HMO has obtained approval for the form of the "administrative service provider contract" with the entity. In particular, an administrative service provider is not required to be licensed as an HMO if such provider accepts the risk of providing and paying for the medical services required by Enrollees of an HMO. In connection with accepting such risk, the Company organizes networks of physicians, provides administrative, care management, utilization review, referral management and other services necessary to profitably accept managed care risk. All of the Company's Global Capitated Contracts are administrative service provider contracts with licensed HMOs. The Attorney General of the State of Maryland has issued an advisory opinion that calls into question the ability of an unlicensed entity to provide health care services under global capitated contracts in situations where a licensed HMO was not the entity contracting with the insured, and the Company has no such arrangements and no present intention to enter into any such arrangements. The Company has no present plans to become an HMO or insurance company licensed to offer health insurance in Maryland or elsewhere, and intends to continue to offer services under Global Capitated Contracts only under administrative service provider contracts.


     Some states impose requirements on entities which contract with HMOs and insurers, and such requirements might impose significant costs on the business of the Company, which might adversely affect the business or operations of the Company. The Company is required under its Global Capitated Contracts to either post a letter of credit or create a segregated fund for the benefit of health care providers which provide services to enrollees under Global Capitated Contracts to which the Company is a party. These added financial requirements have not created any financial burden to date for the Company.

     CORPORATE PRACTICE OF MEDICINE AND THE PROHIBITION AGAINST FEE SPLITTING


     Physicians must be licensed in order to practice medicine. Both Maryland law and the ethical rules of the American Medical Association and Medical Chirurgical Society of Maryland prohibit fee splitting, which is generally defined, as relevant here as a physician soliciting professional patronage through an agent or a person who profits from the act of the represented physician, or from paying or agreeing to pay any sum to any person for bringing or referring a patient. Similar language in other states, but not in Maryland, Virginia, nor any of the other states contiguous to Maryland, has been coupled with the corporate practice of medicine doctrine to question management agreements pursuant to which non-physicians in a management company obtain substantial financial benefits from a physician practice. The Company's management has no evidence that Maryland or its neighboring states would choose to follow those states which have sought to prohibit management agreements as fee splitting, and Maryland, in particular, expressly permits entities organized as LLCs to engage in the practice of medicine.


     The corporate practice of medicine doctrine is founded in state medical licensure statutes which prohibit the practice of medicine without a license. Corporations, which cannot be licensed, are therefore prohibited from practicing medicine. The corporate practice doctrine was originally designed to protect the public against commercial exploitation of medicine by middlemen intervening in the doctor-patient relationship to make a profit. It is unlawful to practice medicine in Maryland without a license. Practicing medicine with an unauthorized person or aiding such person in the practice of medicine is grounds for disciplinary action, including license revocation.


     To permit physicians to practice medicine in a corporate form, Maryland and each of the contiguous states, including the Commonwealth of Virginia, has adopted a professional corporations ("PC") statute. Under Maryland's Professional Service Corporations statute, a corporation that is eligible to be a PC may not organize under any other corporate form. This precludes use of a general corporation to render professional services. A PC may only render professional services through individuals licensed or otherwise authorized to provide them. The majority of the directors and officers of the PC must be qualified persons. Moreover, a PC may only issue stock to a licensed individual, general partnership comprised entirely of licensed members, or a PC organized to perform the same professional service, and stock may only be transferred to a qualified person. Consequently, a non-licensed individual could serve as a director, but could not own stock or vote in the PC.

     However, a Maryland limited liability company ("LLC") may render professional services, including medical services. There is no requirement that all members of an LLC organized to perform professional services be licensed. Each of the CMGs is organized as an LLC in accordance with Maryland law. The Company does not employ any physicians to provide medical services, and operates in strict accord with Maryland law.

     The Company will operate as management company on behalf of the CMGs and will enter into Managed Care contracts with Managed Care companies in which the CMGs and IPAs and other physician groups participate. The management of the Company believes that, under the presently applicable interpretations of Maryland law and ethical rules applicable to the practice of medicine in Maryland, the activities of the Company under the PSO Agreement are not in conflict with or violation of any applicable legal or ethical requirements imposed on the practice of medicine or on fee splitting. The Company charges a management fee for some services, but the physicians in the CMGs do not share fees with members of other CMGs or with the Company.

     FUTURE REGULATION

     The health care industry is subject to extensive regulation and is in a state of change. A variety of legislative proposals to substantially reform the payment for and delivery of health care services have been presented at both the Federal and state levels in the past several years. Among issues addressed by such legislation have been means to control or reduce public and private spending on health care, to reform the payment methodology for health care goods and services by both the public (Medicare and Medicaid) and private sectors, limitations on federal spending for health care benefits, and universal access to health care. Reform proposals may continue to be considered by the legislatures of both the United States and states in the future; however, it is uncertain what proposals may be made in the future or whether any such proposals will be enacted as law. Elements of reform proposals, if acted upon by Federal, State or private payors for health care goods and services, may result in reduced or limited payment for health care services or in controlled or limited access to certain health care services generally. There can be no assurance what effect such reforms may have on the business of the Company, and no assurance can be given that any such reforms would not have an adverse effect on the Company's revenues and/or earnings. There can be no assurance that future statutes or regulations, or future interpretations of existing statutes or regulations, will not make it difficult or impossible for the Company to conduct its business in the manner presently contemplated and described herein. In any such event, the management of the Company will attempt to restructure the business of the Company in order to comply with any such new statutes, regulations or interpretations. There can be no assurance, however, that the Company will be able to do so, or that such restructuring will not adversely impact the business of the Company.


     The Maryland statute and Stark II have been recently enacted and there is considerable uncertainty concerning how they will be interpreted, including specifically how broadly the exemptions and exceptions to their application will be applied. Regulations applying to Stark I and applicable to some, but not all, of Stark II have recently been adopted. The Core Medical Groups, and the Equity PCPs, as well as other entities that contract with the Company through arrangements similar to the IPA arrangements described above, will have both an ownership interest in and a compensation arrangement with the Company, and the physicians will have similar relationships with the Core Medical Groups and with IPAs. Physicians will refer patients among themselves within their practices and as part of the managed care networks which the Company will establish. The Company believes that it is not an entity to which referrals can be made, and that the referrals of patients by participating physicians within the managed care networks managed by the Company should fall within one or more of the exceptions permitted by Stark II and the state self referral laws. Future regulations, statutes or interpretations might require the Company to restructure its relationships with the Core Medical Groups and other managed care networks, and violation of Stark II by the Company or its Core Medical Groups could result in significant fines and financial losses which could adversely affect the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


NAME                                 AGE   POSITION WITH THE COMPANY
----------------------------------   ---   --------------------------------------------------------------------
Scott M. Rifkin, M.D. ............   38    Chairman, Director, Executive Vice President of Corporate
                                             Development
Stewart B. Gold...................   55    President and Chief Executive Officer and Director
John R. Dwyer, Jr.................   40    Executive Vice President, Chief Financial Officer, Treasurer and
                                             Director
Alan L. Kimmel, M.D. .............   43    Executive Vice President for Medical Policy and Practice; Medical
                                             Director and Director
Paul A. Serini....................   37    Executive Vice President of Strategic Operations and Director of
                                             Legal Affairs, Secretary and Director
Beth A. Beale.....................   42    Vice President of Managed Care Operations
James A. Gast.....................   34    Vice President of Administration
Elizabeth A. Hennessey............   46    Vice President of Information Technology
Thomas F. Mapp....................   40    Vice President and Corporate Counsel
Kyle R. Miller....................   34    Vice President of Finance
Theresa A. Spoleti................   38    Vice President of Managed Care Products and Services
Robert Ancona, M.D. ..............   49    Director
Mark H. Eig, M.D. ................   46    Assistant Medical Director and Director
John W. Ellis, CPA................   44    Director
Howard I. Goldman, M.D............   43    Assistant Medical Director and Director
Robert G. Graw, Jr., M.D..........   55    Vice President of Physician Practice Operations and Director
Richard R. Howard.................   47    Director
William D. Lamm, M.D. ............   44    Assistant Medical Director and Director
Peter J. LoPresti, D.O............   34    Director
J. David Nagel, M.D...............   56    Director
John S. Prout.....................   47    Director
D. Alexander Rocha, M.D...........   40    Director
Robert S. Zetzer..................   66    Director


     Scott M. Rifkin, M.D. is the Chairman, Executive Vice President and Director of Development and a Director of the Company. Dr. Rifkin is a co-founder of Baltimore Medical Group, LLC and currently is the President and a Management Committee member of Baltimore Medical Group, LLC. Baltimore Medical Group, LLC was founded in February 1995. Dr. Rifkin has also served as Medical Director of Fairfield Nursing Center since 1989 and as Director of Pre-Admission Consultation Service at Union Memorial Hospital since 1990. Dr. Rifkin has been engaged in the private practice of medicine since 1988. Dr. Rifkin is also an expert in long-term care issues and has advised the State of Maryland on this subject.

     Stewart B. Gold is the Chief Executive Officer, President and a Director of the Company. Prior to joining the Company in 1994, Mr. Gold was CEO and President of Veritus Services Inc., an arm of Blue Cross of Western Pennsylvania from 1992 to 1993, where he was responsible for for-profit ventures in managed care, utilization and information systems. From 1991 to 1992, Mr. Gold served as President and Chief Executive Officer of Health Care Affiliated Services, Inc.

     John R. Dwyer, Jr., is the Executive Vice President, Chief Financial Officer, and Treasurer of the Company, and has been a Director of the Company since May 1996. Prior to joining the Company in May 1996, he was a principal in the Washington based private investment bank of Graham, Hamilton & Dwyer, Inc. Before joining Graham, Hamilton & Dwyer, Inc. in October 1990, Mr. Dwyer was the President of Dimetrics, Inc., a wholly-owned subsidiary of Talley Industries in California, a position he held since August 1987. Before joining Dimetrics, Inc., Mr. Dwyer was the President of Merrick East, Inc. from April 1985 to July 1987, an entity subsequently acquired by Dimetrics. Before joining Merrick East, Inc., Mr. Dwyer practiced law with Arent, Fox, Kinter, Plotkin and Kahn in Washington, D.C. from September 1981 to March 1985.

     Alan L. Kimmel, M.D. serves as the Executive Vice President for Medical Policy and Practice, Medical Director and a Director of the Company. Dr. Kimmel is a co-founder of Baltimore Medical Group and the Company, is the Chairman of

Baltimore Medical Group and has had an active clinical practice of Internal Medicine in Baltimore since 1982. Dr. Kimmel's professional memberships include American College of Physicians, American Society of Internal Medicine, Baltimore City Medical Society and the Southern Medical Association.

     Paul A. Serini is the Company's Executive Vice President of Strategic Operations and Director of Legal Affairs, a position he has held since February 1995, and has been a Director of the Company since May 1996. From 1990 to 1995, Mr. Serini was a partner in the Baltimore and Washington offices of the law firm of Venable, Baetjer and Howard, LLP, where he headed the business transaction group's Health Care Strategic Business Unit.

     Beth A. Beale has been the Company's Vice President of Managed Care Operations since January of 1996. Prior to joining the Company in 1995, from 1991 to 1995 Ms. Beale was employed as the Vice President/Management Director of HRS Maine, Inc., a joint venture company owned by Blue Cross of Western Pennsylvania and Blue Cross/Blue Shield of Maine. HRS Maine provides health care and workers' compensation cost management services for 200,000 employees.

     James A. Gast serves as Vice President of Administration. He has been with the Company since February of 1996. Prior to joining the Company Mr. Gast served as Corporate Counsel at The Bank of Baltimore from September 1991 until the bank was acquired by First Fidelity Bancorporation. From 1988 to 1991, Mr. Gast served as Corporate Counsel at Hale Intermodal Transport Co., an international shipping company.

     Elizabeth A. Hennessey is the Company's Vice President of Information Technology, a position she has held since August 1996. Ms. Hennessey joined the Company in July 1995 as Director, Information Systems. Prior to joining the Company, Ms. Hennessey served as Director, Information Systems for University of Maryland's faculty practice, University Physicians, Inc. since 1989.

     Thomas F. Mapp serves as Vice President and Corporate Counsel of the Company. Prior to joining the Company in 1995, he was in the private practice of law. From 1986 to 1994, Mr. Mapp practiced with the law firm of Venable, Baetjer and Howard, LLP.

     Kyle R. Miller, the Company's Vice President of Finance, joined the Company in August 1996. From 1984 until he joined the Company, Mr. Miller was employed by Arthur Andersen, LLP, CPAs where he was a senior manager in the firm's health care audit and business consulting division. Mr. Miller is a member of the American Institute of Certified Public Accountants (AICPA).

     Theresa A. Spoleti is the Company's Vice President of Managed Care and Services, a position she has held since January of 1996. Prior to joining the Company in 1995, Ms. Spoleti was Director of Management Services Organization, then Director of Physician Alliances, at Greater Baltimore Medical Center, from 1992 to June of 1995. From 1987 to 1992 she was a principal in Management Consulting at Health Care Systems Associates (HSA), Inc. in Potomac Maryland.

     Robert Ancona, M.D. has served as a Director of the Company since February of 1995. Dr. Ancona has been a physician in private practice since 1979.

     Mark H. Eig, M.D. has served as Director of the Company and Assistant Medical Director since May 1996. Dr. Eig has practiced internal medicine and critical care medicine in Silver Spring, Maryland since 1980. Dr. Eig currently serves on the Board of Directors for the Jewish Social Service Home Health Agency and as the Chairman for their Utilization Review Committee and Professional Advisory Committee. Dr. Eig also serves as the Chairman for Holy Cross Hospital Pharmacy and Therapeutics Committee and Montgomery County Medical Society Emergency Medical Service Committee.

     John W. Ellis, CPA has served as a Director of the Company since February 1995. Mr. Ellis is currently the Chief Financial Officer and Treasurer of St. Joseph Medical Center, Inc., a position he has held since June 1992. Prior to joining St. Joseph Medical Center, Mr. Ellis served as Vice President, Finance of Maryland General Hospital from June 1989 to June 1992.

     Howard I. Goldman, M.D. has served as a Director of the Company and as Assistant Medical Director since July 1995. Dr. Goldman has been a physician in private practice since 1991.

     Robert G. Graw, Jr., M.D. is a Director of the Company, a position he has held since May 1996. He has been in the private practice of General Pediatrics and Pediatric Hematology and Oncology since 1975 in Davidsonville, Maryland. Since April 1996, Dr. Graw has served as the Company's Vice President of Medical Practice Operations. Dr. Graw is currently President and Managing Partner of the Pediatric Group, President of Nighttime Pediatrics, Inc. and Nighttime Pediatrics North, and the Medical Advisor for the Hospice Program, Anne Arundel General Hospital in Annapolis, Maryland.

     Richard R. Howard has served as a Director of the Company since September 1996. He has served as a director of Genesis Health Ventures, Inc. since May 1985 and as Chief Operating Officer of Genesis Health Ventures, Inc. since June 1986. He joined Genesis Health Ventures, Inc. in September 1985 as Vice President of Development. Mr. Howard's background in health care includes two years as the Chief Financial Officer of HGCC. Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania.

     William D. Lamm, M.D. has served as a Director of the Company since May 1996 and has been in the private practice of medicine since 1983. Dr. Lamm's professional memberships include The American Medical Association, the American Academy of Family Practice and the Medical and Chirurgical Faculty of Maryland. Dr. Lamm is President of the Medical Staff at Memorial Hospital and is on the Board of Trustees with both Memorial Hospital and Western Maryland Health System. Dr. Lamm has served as the Chairman of Cumberland Valley Medical Group, LLC and Assistant Medical Director of the Company since May 1996.

     Peter J. LoPresti, D.O. is a Director of the Company, a position he has held since February 1995. Dr. LoPresti has been a physician in private practice since 1992.

     J. David Nagel, M.D. has served as a Director of the Company and as Director of Legislative Affairs since February 1995. Dr. Nagel has been in the private practice of medicine since 1968 and is a past president of the Medical and Chirurgical Faculty of Maryland.

     John S. Prout is a Director of the Company, a position he has held since February 1995. Mr. Prout currently serves as President and Chief Executive Officer of St. Joseph Medical Center, Inc., where he has served since July 1994. From 1988 to 1993, Mr. Prout was Executive Vice President, Little Company of Mary Hospital and Health Care Centers in Evergreen Park, Illinois.

     D. Alexander Rocha, M.D. has served as a Director of the Company since May 1996 and is currently the President of North Carroll Family Physicians, where he has served since November 1989. Dr. Rocha has been Chairman of Carroll Medical Group, LLC since December 1995.

     Robert S. Zetzer has served as a Director of the Company since January 1996. Mr. Zetzer is a Licensed Property and Casualty Insurance Advisor in Maryland. He was appointed to Medical Mutual Liability Insurance Society of Maryland's Board of Directors, in July 1975, by the Governor of Maryland. Mr. Zetzer is currently a member of the Boards of Directors of Medical Mutual Liability Insurance Society of Maryland, Mid-Atlantic Medical Insurance Company, and Med-Lantic Management Services, Inc. and serves as Chairman of the Audit Committee for both companies. He also serves on Medical Mutual's Executive Committee. Mr. Zetzer formerly served as President of Stanley-Schuchhardt, Inc./Zetzer Insurance in Baltimore, from 1948 to 1993, and as President of the Grand Central Insurance Company in Maryland from 1958 to 1968. A graduate of the University of Baltimore, Mr. Zetzer is a Lieutenant Colonel (Comptroller), U.S. Air Force Reserve (Retired).

     COMMITTEES OF THE BOARD OF DIRECTORS.

     The Board of Directors has established an Audit Committee and a Compensation Committee.

     AUDIT COMMITTEE: The Audit Committee has responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Board of Directors regarding the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices and meets with the Company's independent public accountants. The members of the Audit Committee are Messrs. Gold, Ellis, Dwyer, Serini, and Dr. Graw.

     COMPENSATION COMMITTEE: The Compensation Committee has the responsibility for reviewing the performance of officers of the Company and recommending to the Board of Directors of the Company annual salary, option grants, and bonus amounts for all officers of the Company. The Compensation Committee also has the responsibility for oversight and administration of the Company's long-term incentive plans and other compensatory plans. The members of the Compensation Committee are Messrs. Gold and Ellis, and Drs. Rifkin and Eig.

     DIRECTOR COMPENSATION.

     The Company does not currently pay the Directors any fees for serving on the Board of Directors, although the Company may consider a change in this policy in the future.

EXECUTIVE COMPENSATION

     COMPENSATION SUMMARY.

     The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers during the fiscal year ended June 30, 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                                 LONG-TERM
                                                                                                                COMPENSATION
                                                                                                                ------------
                                                                                                                 SECURITIES
                                                                                   ANNUAL COMPENSATION (1)       UNDERLYING
                                                                                   -----------------------      OPTION/SARS
                                                                                   SALARY($)      BONUS($)         (#)(2)
                                                                                   ---------      --------      ------------
Stewart B. Gold,
Chief Executive Officer.........................................................   $ 203,848      $109,856               0
Paul A. Serini,
Executive Vice President........................................................     165,885        37,125          50,080
Scott M. Rifkin, M.D.,
Chairman and Executive Vice President...........................................     126,923        65,068         100,000
Allan C. Sanders, CPA,
Vice President of Financial Affairs (3).........................................     114,664        21,750          22,550
Theresa A. Spoleti,
Vice President of Managed Care Products and Services............................     110,000        57,500          20,000

---------------
(1) In accordance with SEC rules, perquisites constituting less than the lesser of $50,000 or 10% of the total salary and bonuses are not reported.

(2) See "Option Grants," "Option Exercises and Year-End Values" and "Omnibus Stock Option Plan" for disclosure regarding outstanding stock options.

(3) Mr. Sanders resigned from the Company effective July 23, 1996.

     OPTION GRANTS.

     Options granted to the Named Executive Officers during the fiscal year ended June 30, 1996 are set forth in the following table. For disclosure regarding the terms of stock options, see "Stock Option Plans." No stock appreciation rights ("SARs") were granted during the fiscal year ended June 30, 1996.

                                                                                                                     POTENTIAL
                                                                                                                     REALIZABLE
                                                                                                                     VALUE
                                                                                                                      AT
                                                                                                                     ASSUMED
                                                                                                                     ANNUAL
                                                                                                                     RATES
                                                                                                                     OF
                                                              OPTIONS GRANTS IN LAST FISCAL YEAR                     STOCK
                                                                      INDIVIDUAL GRANTS                              PRICE
                                               ----------------------------------------------------------------      APPRECIATION
                                                NUMBER OF        PERCENT OF                                           FOR
                                                 SHARES         TOTAL OPTIONS                                        OPTION
                                               UNDERLYING        GRANTED TO          EXERCISE                        TERM(2)
                                                 OPTIONS          EMPLOYEES           PRICE          EXPIRATION      -----
NAME                                           GRANTED(#)        IN FY 1996        ($/SHARE)(1)         DATE         5%($)
--------------------------------------------   -----------      -------------      ------------      ----------      -----
Stewart B. Gold.............................           0                0               N/A                N/A        N/A
Paul A. Serini..............................      50,080             16.6%              .01           08/09/05        356
Scott M. Rifkin, M.D........................     100,000             33.2               .01           08/09/05        629
Allan C. Sanders, CPA.......................      22,550(3)           7.5%              .01           08/09/05        160
Theresa A. Spoleti..........................      20,000              6.6%              .01                (4)        126


NAME                                          10%($)
--------------------------------------------  ------
Stewart B. Gold.............................    N/A
Paul A. Serini..............................    928
Scott M. Rifkin, M.D........................  1,589
Allan C. Sanders, CPA.......................    417
Theresa A. Spoleti..........................    319


---------------

(1) The exercise price of each option was the fair market value of the underlying Common Stock on the date of the grant, as determined by the Board of Directors of the Company.



(2) Future value of current-year grants assuming the indicated percentage rates per year over the applicable option term. The actual value realized may be greater than or less than the potential realizable values set forth in the table.



(3) 12,550 of such options were canceled as of July 23, 1996.



(4) 10,000 options expire on 08/09/05 and 10,000 options expire on 10/17/05.


     OPTION EXERCISES AND YEAR-END VALUES.

     No stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 1996. There were no SARs outstanding during the fiscal year ended June 30, 1996. The following table sets forth certain information regarding unexercised options held by each of the Named Executive Officers as of June 30, 1996:

                                                                      AGGREGATED FISCAL YEAR-END OPTION VALUES
                                                                   -----------------------------------------------
                                                                                                        VALUE OF
                                                                                                       UNEXERCISED
                                                                                                       IN-THE-MONEY
                                                                        NUMBER OF SECURITIES           OPTIONS
                                                                       UNDERLYING UNEXERCISED           AT FISCAL
                                                                   OPTIONS AT FISCAL YEAR-END(#)       YEAR-END($)(1)
                                                                   ------------------------------      -----------
NAME                                                               EXERCISABLE      UNEXERCISABLE      EXERCISABLE
----------------------------------------------------------------   -----------      -------------      -----------
Stewart B. Gold.................................................           0              0                   N/A
Paul A. Serini..................................................      50,080              0             $ 149,739
Scott M. Rifkin.................................................           0        100,000                   N/A
Allan C. Sanders, CPA...........................................      22,550(2)           0             $  67,424
Theresa A. Spoleti..............................................      20,000              0             $  59,800


NAME                                                              UNEXERCISABLE
----------------------------------------------------------------  -------------
Stewart B. Gold.................................................          N/A
Paul A. Serini..................................................          N/A
Scott M. Rifkin.................................................    $ 299,000
Allan C. Sanders, CPA...........................................          N/A
Theresa A. Spoleti..............................................          N/A


---------------
(1) Value determined by the Board of Directors of the Company.

(2) 12,550 options were canceled as of July 23, 1996.

     STOCK OPTION PLANS.

     OMNIBUS STOCK OPTION PLAN:

     On August 9, 1995, the Company adopted the Omnibus Stock Option Plan (the "Omnibus Plan"). All employees, officers, directors and other key contributors to the Company may participate in the Omnibus Plan. The aggregate number of shares of Common Stock which may be issued under the Omnibus Plan is 6,175,000. The Omnibus Plan authorizes the grant of options to purchase Common Stock intended to qualify as incentive stock options or non-qualified options as well as stock appreciation rights and restricted or unrestricted share awards. The Omnibus Plan is administered by the Compensation Committee of the Board of Directors which, subject to the provisions of the Omnibus Plan, has full authority (i) to select the individuals to participate in the Omnibus Plan, (ii) grant awards provided under the Omnibus Plan, (iii) modify, renew or extend outstanding grants in accordance with the Omnibus Plan, (iv) interpret the Omnibus Plan, and (v) adopt, amend or rescind rules and regulations for carrying out the Omnibus Plan.

     The option exercise price for each option is determined by the Compensation Committee, but in the case of incentive stock options shall not be less than 100% of the fair market value of the shares on the grant date and in the case of non-qualified stock options shall be as determined by the Compensation Committee. Incentive stock options may be granted only to employees of the Company. The terms of each option may not exceed ten years from the grant date. As of the date of this Prospectus, the Company has granted options to purchase 569,380 shares of Class A Common Stock under the Omnibus Plan and authorized the issuance of additional options to purchase 5,000 shares of Class A Common Stock. The exercise price of 341,630 of such options granted is $.01 per share, 70,000 options have an exercise price of $11.00 per share, 68,500 have an exercise price of $15.00 per share, 29,250 have an exercise price of $20.00 per share, and 60,000 have an exercise price of $30.00 per share. Of such options, 185,130 were granted on August 10, 1995, 33,250 shares were granted on October 18, 1995, 12,500 were granted on December 21, 1995, 70,000 were granted in May 1996, and 268,500 were granted on November 7, 1996. In April 1996, 2,500 options terminated due to termination of employment as of June 1, 1996, 5,000 options were terminated June 30, 1996 due to termination of employment, and 12,550 were terminated July 23, 1996 due to termination of employment. As of the date of this Prospectus, 549,330 options to purchase Class A Common Stock were issued and outstanding. The Company also has granted options to purchase 21,000 shares of Class B Common Stock. 5,000 of such options were issued as of August 10, 1995 at an exercise price of $.01 per share, 3,000 of such options were issued on July 1, 1996 at an exercise price of $.01 per share, 3,000 of such options were issued on September 12, 1996 at an exercise price of $15.00 per share, 2,000 of such options were issued on October 1, 1996 at an exercise price of $15.00 per share, 4,000 of such options were issued on October 3, 1996 at an exercise price of $15.00 per share, and 4,000 of such options were issued on November 20, 1996 at an exercise price of $15.00 per share.


     Pursuant to the Omnibus Plan, the Company may award shares of Common Stock to such participants and in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Restricted shares may be issued pursuant to the Omnibus Plan, subject to forfeiture if the restrictions do not lapse.

     The Company may also grant to any participant who holds an outstanding stock option the right to surrender such option (to the extent such option is otherwise exercisable) and to receive from the Company an amount equal to the excess, if any, of the fair market value of the Class A Common Stock with respect to which such option is surrendered on the date of such surrender over the exercise price of the surrendered option.

     Unless earlier terminated, the Omnibus Plan will terminate in 2005.

     ISSUANCE OF WARRANTS:

     On December 1, 1995, the Company issued to Medical Mutual Liability Insurance Society of Maryland warrants to purchase 88,889 shares of Class A Common Stock of the Company at an exercise price of $5.625 per share and issued to each of Stephen Graham, Andrew Hamilton and John Dwyer, a director of the Company, warrants to purchase 8,000 shares each of Class A Common Stock of the Company at an exercise price of $11.25 per share.

     EMPLOYMENT AGREEMENTS:

     The Company has entered into employment agreements with Messrs. Gold, Serini and Sanders, Dr. Rifkin and Ms. Spoleti.

     Pursuant to the employment agreement with Mr. Gold, Mr. Gold receives a 1996 base salary of $200,000 per annum, a $75,000 bonus and at least 40% of the Company's bonus pool (the "Bonus Pool"). The Bonus Pool will be equal to 10% of the amount of the excess, if any, of operating revenues of the Company over its operating expenses. Mr. Gold has the authority and discretion to determine awards to be made from the remainder of the Bonus Pool to employees of the Company, including himself. Mr. Gold also received 150,000 shares of Class A Common Stock (currently 600,000 shares as a result of the August 1995 stock split), in which Mr. Gold was fully vested in May 1996. The employment agreement with Mr. Gold terminates in April of 2000, and unless notice of termination is given will be automatically extended for succeeding 12-month periods. In the event that Mr. Gold is terminated by the Company other than for "cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.

     Pursuant to the employment agreement with Mr. Serini, Mr. Serini receives a base salary of $175,000 per annum. Mr. Serini will be entitled to participate in the Bonus Pool to the extent determined by the Chief Executive Officer, and the standards by which such bonus will be determined for each applicable year will be established upon agreement between Mr. Serini and the Chief Executive Officer.

     For 1996, the Company and Mr. Serini have agreed upon a base bonus of at least $50,000. Pursuant to the employment agreement, Mr. Serini received an option to purchase 50,080 shares of Class A Common Stock. Mr. Serini may exercise such option beginning on April 1, 1996, and will become fully vested in such shares in April of 2000, or earlier under certain circumstances. The employment agreement with Mr. Serini terminates in April of 2000, and unless notice of termination is given will be automatically extended for succeeding 12 month periods. In the event that Mr. Serini is terminated by the Company other than for "cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.


     Pursuant to the employment agreement with Mr. Sanders, Mr. Sanders received a base salary of $112,500 per annum. Pursuant to a stock option agreement, Mr. Sanders received an option to purchase 22,550 shares of Class A Common Stock. In connection with Mr. Sanders' resignation, 12,550 of such options were canceled. The remaining 10,000 options are fully vested and exercisable. Mr. Sanders resigned from the Company effective July 23, 1996 and his employment agreement was terminated as of that date.



     Pursuant to the employment agreement with Dr. Rifkin, Dr. Rifkin receives a base salary of $100,000 per year and at least 5% of the Bonus Pool. Dr. Rifkin also received 100,000 shares of the Company's Class A Common Stock and was granted an option to purchase an additional 100,000 shares of the Company's Class A Common Stock that will be exercisable upon the earlier to occur of (i) a Change in Control of the Company, (ii) termination of his employment without cause or under circumstances constituting "constructive termination", or (iii) December 9, 1997. The employment agreement with Dr. Rifkin terminates in April 2000, and unless notice of termination is given, will be automatically extended for succeeding 12 month periods on the same terms as previously in effect. In the event that Dr. Rifkin's employment is terminated by the Company other than "for cause," he will be entitled to all or a portion of his base salary and bonus in accordance with the terms of his employment agreement.


     Pursuant to the employment agreement with Ms. Spoleti, Ms. Spoleti received a base salary of $110,000 per year through June 4, 1996 and receives a Base Salary of $140,000 per year thereafter. Ms. Spoleti is entitled to participate in the Bonus Pool to the extent determined by the Chief Executive Officer, and the standard by which such bonus will be determined for each applicable year will be established upon agreement between Ms. Spoleti and the Company. Under the agreement, Ms. Spoleti was granted an option to purchase 10,000 shares of Class A Common Stock and is eligible to participate in the Company's Omnibus Stock Option Plan and receive options upon attainment of certain performance criteria. The employment agreement with Ms. Spoleti terminates in June 1998, and unless notice of termination is given, will be automatically extended for succeeding 12 month periods on the same terms as previously in effect. In the event that Ms. Spoleti's employment is terminated by the Company without cause, she will be entitled to accrued Base Salary and benefits and an amount equal to the Base Salary that would have been payable through the end of the contract term, and options held by Ms. Spoleti will become fully vested and exercisable, all in accordance with the terms of her employment agreement.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     Mr. Gold, the Company's President and Chief Executive Officer, and Dr. Rifkin, the Company's Chairman, are the only officers or employees of the Company who serves on the Compensation Committee. During the last completed fiscal year through May 1996, the members of the Compensation Committee were Messrs. Gold and Ellis, Ms. Linda Dembiec and Dr. LoPresti. After May 1996, the Compensation Committee consisted of Messrs. Gold and Ellis, Ms. Dembiec and Drs. Rifkin and Eig. Ms. Dembiec resigned from the Board of Directors and from the Compensation Committee in November 1996. The holder of the Series B Preferred Stock has not yet designated a successor for her seat on the Board of Directors. See " -- Employment Agreements" and "Certain Transactions."

     KEY MAN LIFE INSURANCE. The Company maintains key man life insurance on Messrs. Gold, Rifkin and Kimmel in the face amounts of $6,000,000, $3,000,000 and $3,000,000, respectively.

STOCKHOLDERS AGREEMENT

     In December 1995, the "Management Stockholders" (consisting of Mr. Gold and Drs. Rifkin and Kimmel), Medical Holdings Limited Partnership ("MHLP"), St. Joseph Medical Center ("SJMC"), Medical Mutual Liability Insurance Society of Maryland ("Med Mutual"), Med-Lantic Management Services, Inc., Genesis Health Ventures, Inc. ("Genesis") and certain physician stockholders of the Company (collectively, the "Stockholders") entered into a Stockholders Agreement, which was amended in September 1996 (the "Stockholders Agreement") to which the Company is also a party which governs certain aspects of the Company's management plans and operations.

     Pursuant to the Stockholders Agreement, each of the Stockholders has agreed to sell and transfer the stock of the Company held by them only pursuant to such agreement. The Stockholders Agreement provides that upon the occurrence of the termination of employment of any Management Stockholders (other than Drs. Kimmel and Rifkin and except with respect to any "Involuntary Transfer" discussed below), they will sell to the Company all of the stock then registered in the name of such Management Stockholder. In the case of an "Involuntary Transfer" (transfers defined in the Stockholders Agreement which include bankruptcy of a Stockholder or transfer by divorce decree), the Company has the right for a 30 day period to purchase the stock held by such Stockholder. If the employment of Mr. Gold is terminated, then the other Management Stockholders whose employment with the Company has not been terminated have the option for a 60 day period to purchase, in such proportions as they shall agree (or if they cannot so agree, in proportion to their ownership of Class A Common Stock), on terms substantially identical to those set forth in and for a price determined in accordance with the Stockholders Agreement, the stock held by Mr. Gold. If all of Mr. Gold's stock is not purchased by the other Management Stockholders, the Company shall purchase all of Mr. Gold's stock. In such case the price that the Company shall pay shall be as follows: (i) if Mr. Gold's employment is terminated for cause (either pursuant to his employment agreement or pursuant to law), or for reasons not constituting constructive termination, at a price equal to the lower of acquisition cost or $1 per share, or (ii) if Mr. Gold's employment is terminated by death, disability, the expiration of his employment agreement, without good cause, or for reasons constituting constructive termination under his employment agreement, then at an agreed upon price or at a price determined through arbitration. In the event that the Company is required to pay the price described in (ii), the Company, as a condition precedent to the closing of such purchase, shall pay to SJMC and Med Mutual all of the dividends then accrued but unpaid on the Series A Preferred Stock and Series B Preferred Stock, respectively, plus all accrued and unpaid interest thereon.

     In the event that the employment of Drs. Kimmel or Rifkin is terminated (a) by the Company for cause as defined under his employment agreement or under applicable law, or (b) by such employee stockholder for any reason not constituting "constructive termination" as defined in his employment agreement, such Stockholder shall sell to the Company all of the stock then registered in such Stockholder's name, at a price equal to the lower of his acquisition cost per share or $1 per share; provided, that such provisions do not apply to (x) the 100,000 shares held by Dr. Kimmel as of the date of the Stockholders Agreement or, (y) the 100,000 shares held by Dr. Rifkin on the date of the Stockholders Agreement, or (z) the 100,000 shares to be obtained by Dr. Rifkin pursuant to his employment agreement. Upon the death or disability of either Rifkin or Kimmel, such stockholder (or his personal representative) may offer to the other Management Stockholders the option to purchase all of the Class A Common Stock then held on terms substantially identical to those contained in the Stockholders Agreement. If the employment of Kimmel or Rifkin is terminated
(a) by the expiration of his employment agreement, or (b) by the Company without good cause, or (c) for reasons constituting "constructive termination" under their employment agreements, then such Stockholder must sell to the Company all of the Stock then held by such stockholder which is acquired after the date of the Stockholders Agreement at a price to be agreed upon between the parties, or failing such agreement, at a price determined through arbitration. In such event, the Company must pay to SJMC and Med-Lantic all of the dividends then accrued but unpaid on the Series A Preferred Stock and Series B Preferred Stock, respectively, plus all accrued and unpaid interest thereon.

     The Stockholders Agreement also provides that if the employment of Mr. Gold is terminated without good cause or by Mr. Gold for reasons constituting constructive termination, and there occurs a "Change in Control," of the Company within 24 months following such termination, the Company must pay to Mr. Gold, in addition to the purchase price, the value of his fair, allocative share of any consideration that would have been payable to such terminated stockholder as a result of such Change in Control.

     The Stockholders Agreement also provides that each of the holders of Class A Common Stock agrees (i) to vote his shares to elect Stewart Gold, Alan Kimmel and Scott Rifkin as three of the Company's Class A directors for as long as their respective employment agreements are in force and (ii) if then serving as a Class A Director, to offer to resign immediately upon termination of his employment with the Company.

     Purchasers of Securities hereunder also will be required to execute and become a party to the Stockholders Agreement or otherwise be subject to significant contractual restrictions on the resale of such Securities until an initial public offering for cash of Common Stock.

                              CERTAIN TRANSACTIONS

     Drs. Rifkin and Kimmel, who are directors, officers and stockholders of the Company, and Drs. Ancona and Nagel, who are directors of the Company, are members of the management committee, officers and employees of Baltimore Medical Group, LLC. The Company and Baltimore Medical Group, LLC have entered into a PSO Agreement and a Management Services Agreement pursuant to which Baltimore Medical Group, LLC has accrued fees of $365,000 payable to the Company in connection with certain professional management services rendered in 1995 and the first six months of 1996. Dr. Lamm is the Chairman and an employee of Cumberland Valley Medical Group, LLC, and an employee and director of the Company. Dr. Rocha is the Chairman and an employee of Carroll Medical Group, LLC and is a Director of the Company. Dr. Eig is an employee of Doctors Health Montgomery LLC and is a Director of the Company.


     The Company has agreed that it would consult with Med Mutual and follow Med Mutual's recommendation regarding the provision of medical malpractice coverage to Equity Physicians and certain of its other Network Physicians. Such decisions include, but are not limited to, the selection of the underwriter, the form of the insurance policy and the premium payment provisions. Med Mutual has agreed to provide medical malpractice coverage to the Company for premiums consistent with its rates as approved by the Maryland Insurance Administration. In addition, Med Mutual will consider alternative insurance programs to meet the Company's special needs and will request the necessary approvals for such alternative programs from the Maryland Insurance Administration. This agreement terminates upon the earlier of a change in control of the Company or termination of the loan guarantee provided by Med Mutual. If the Company breaches this agreement, the Company may be required to pay Med Mutual $400,000 and Med Mutual could require the Company to redeem all or a portion of the Series B Preferred Stock at the price equal to the greater of the fair market value per share or the sum of the issue price per share and all accumulated and unpaid interest and dividends.

     Mr. Zetzer, a Director of the Company, is a director of Med Mutual and is a director of its subsidiary Med-Lantic Management Services, Inc., which is the sole holder of the Series B Preferred Stock.

     Pursuant to Stock Purchase Agreement dated September 4, 1996 (the "Stock Purchase Agreement"), the Company agreed that it would (i) advise Genesis Health Ventures, Inc., the Company's Series C Preferred stockholder ("Genesis"), of all substantive discussions and plans with respect to the delivery of long term care, pharmacy services, durable medical equipment and home health care services (the "Services") for the Company, (ii) provide Genesis with all information needed by Genesis to submit a proposal to provide the Services and (iii) provide Genesis with an opportunity to provide the Services on commercially reasonable terms. In addition, the Company has agreed that it will not enter into exclusive arrangements with third parties that would preclude Genesis from competing to provide Services to the Company. Genesis and the Company have agreed that commitments regarding the Services shall not prevent the Company from purchasing the Services from third parties other than Genesis.

     Mr. Dwyer, who was named Executive Vice President, Chief Financial Officer and Treasurer of the Company in May 1996, and is a Director of the Company, was previously a principal of Graham, Hamilton & Dwyer ("GHD"), which provides financial advisory services to the Company. In 1995, GHD received $100,000 for such services, and in December 1995, the three principals of GHD each received warrants to purchase 8,000 shares of Class A Common Stock. At that time, Mr. Dwyer was a principal at GHD and provided investment advice to the Company. The Company continues to have a relationship with GHD for the provision of financial advisory services, and GHD may be compensated in an amount up to $340,000 in 1996 in the event that certain financing or acquisition transactions are consummated. Pursuant to his prior affiliation with GHD, Mr. Dwyer will be entitled to receive a portion of any such compensation received by GHD.

     The Company has entered into acquisition transactions with certain of its directors who are physicians. These transactions were entered into on commercially reasonable terms, substantially similar to the terms of its acquisition transactions with other Equity Physicians, and the consideration paid in connection with such acquisitions was based on the fair market value of the medical practice assets or services acquired.

     In December 1995, the Company purchased certain assets of the medical practice of Dr. Rocha, a director of the Company, and four physician partners of Dr. Rocha. Dr. Rocha was elected to the Board of Directors in May 1996 and was elected Chairman of Carroll Medical Group, LLC in December 1995. Dr. Rocha and his four partners received a limited partnership interest in MHLP equivalent to 167,000 shares of Class B Common Stock, valued at $3.00 per share, and a promissory note with a face value of approximately $138,000 as consideration for the acquisition.

     In May 1996, the Company purchased certain assets of the medical practice of Dr. Lamm, a director of the Company. Dr. Lamm was elected to the Board of Directors in May 1996 and was elected Chairman of Cumberland Valley Medical Group, LLC in May 1996. Dr. Lamm received a limited partnership interest in MHLP equivalent to 33,000 shares of Class B Common Stock, valued at $3.00 per share, approximately $34,000 in cash and a promissory note with a face value of approximately $45,000 as consideration for the acquisition.

     In September 1996, the Company purchased certain assets of the medical practice of Dr. Eig, a director of the Company. Dr. Eig was elected to the Board of Directors in May 1996 and as Chairman of Doctor Health Montgomery in September 1996. Dr. Eig received 16,000 shares of Class B Common Stock and 1,000 options to acquire Class B Common Stock, valued at $7.00 per share, cash in the amount of $5,000 and a promissory note with a face value of approximately $38,000 as consideration for the acquisition.


     In December 1996, the Company purchased certain assets of the medical practice of Dr. Graw, a director of the Company since May 1996. In connection with the acquisition, Dr. Graw's limited liability partnership, which he owns with five other physicians, received a limited partnership interest in MHLP equivalent to 74,000 shares of Class B Common Stock, an option to acquire a limited partnership interest equivalent to 20,000 shares of Class B Common Stock, exercisable at $15.00 per share, and cash for the practice's collectable accounts receivable, which will not exceed $625,000. The Company had advanced $300,000 to Dr. Graw and the practice as an advance against the purchase of the practice's accounts receivable and received a promissory note from Dr. Graw evidencing such advance. The promissory note was canceled at the closing of the acquisition. The Company has delegated to Dr. Graw's practice, and the practice will perform, certain practice management business functions, which the Company ordinarily performs for its physicians at its headquarters. The Company reimburses Dr. Graw's practice for the expenses it incurs in performing the business management services.


                             PRINCIPAL STOCKHOLDERS

     The following tables set forth as of November 15, 1996, certain information with respect to the beneficial ownership of each class of voting stock by: (i) each person known by the Company to beneficially own more than 5% of each such class; (ii) each director of the Company of each such class; (iii) each of the Named Executive Officers of each such class; and (iv) all directors and executive officers of each such class as a group. The Company believes that the beneficial owners of the classes of stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of stock subject to options currently exercisable or exercisable within 60 days of November 15, 1996 ("Current Options") are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

                              CLASS A COMMON STOCK


                                             NAME                                                 NUMBER       PERCENT OF CLASS
-----------------------------------------------------------------------------------------------   -------      ----------------
Stewart B. Gold................................................................................   600,000            75.0%
Scott M. Rifkin, M.D...........................................................................   100,000            12.5
Alan L. Kimmel, M.D............................................................................   100,000            12.5
Paul A. Serini.................................................................................    50,080(1)          5.9
Allan C. Sanders, CPA..........................................................................    10,000(1)          1.2
Theresa A. Spoleti.............................................................................    20,000(1)          2.4
Directors and executive officers as a group (24)...............................................   890,080(2)          100


---------------

(1) Consists of shares in respect of Current Options.



(2) Includes 90,080 shares in respect of Current Options and warrants to purchase 8,000 shares.


                              CLASS B COMMON STOCK


                                            NAME                                                 NUMBER        PERCENT OF CLASS
---------------------------------------------------------------------------------------------   ---------      ----------------
Medical Holdings Limited Partnership.........................................................   2,200,000(1)         87.9%
Directors and executive officers as a group (24).............................................      17,000(2)             (3)


---------------

(1) Drs. Rifkin, Kimmel, Nagel, LoPresti and Ancona, Directors of the Company, are officers or directors of the managing general partner of Medical Holdings Limited Partnership.


(2) Represents 16,000 shares and 1,000 shares in respect of Current Options held by Dr. Eig.

(3) Less than 1%.

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                              NAME                                                  NUMBER      PERCENT OF CLASS
------------------------------------------------------------------------------------------------   ---------    ----------------
St. Joseph Medical Center, Inc. (1).............................................................   1,000,000(2)        100%
Directors and Executive Officers as a group (24)................................................           0             0

---------------
(1) Mr. Prout and Mr. Ellis, Directors of the Company, are officers of St. Joseph Medical Center, Inc.

(2) Convertible into 1,000,000 shares of Class C Common Stock, assuming conversion of all Preferred Stock, will equal 56% of the maximum outstanding Class C Common Stock.

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                               NAME                                                  NUMBER     PERCENT OF CLASS
--------------------------------------------------------------------------------------------------   -------    ----------------
Med-Lantic Management Services, Inc. (1)..........................................................   355,556(2)        100%
Directors and Executive Officers as a group (24)..................................................         0             0

---------------
(1) Mr. Zetzer, a Director of the Company, is a director of Medical Mutual Liability Insurance Society of Maryland, Inc., the parent company of Med-Lantic Management Services, Inc.

(2) Convertible into 355,556 shares of Class C Common Stock, which, assuming conversion of all Preferred Stock, will equal 19.9% of the maximum outstanding Class C Common Stock.

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                               NAME                                                  NUMBER     PERCENT OF CLASS
--------------------------------------------------------------------------------------------------   -------    ----------------
Genesis Health Ventures, Inc. (1).................................................................   428,571(2)        100%
Directors and Executive Officers as a group (24)..................................................         0             0

---------------
(1) Mr. Richard Howard, a Director of the Company, is President and Chief Executive Officer of Genesis Health Ventures, Inc.

(2) Convertible into 428,571 shares of Class C Common Stock, which, assuming conversion of all Preferred Stock, will equal 24% of the maximum outstanding Class C Common Stock. The Company and Genesis Health Ventures, Inc. executed an Option Agreement dated September 4, 1996 pursuant to which the Company may issue Genesis an additional 642,857 shares of Series C Convertible Preferred Stock.

     The following tables set forth certain information with respect to the ownership of the Company by physician stockholders in relation to other stockholders. The information presented assumes conversion of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock to Class C Common Stock.

                  STOCKHOLDERS OF DOCTORS HEALTH SYSTEM, INC.

                                                                                                              PERCENTAGE OF
                                   CLASS A STOCKHOLDERS                                        SHARES           OWNERSHIP
-------------------------------------------------------------------------------------------   ---------    --------------------
Alan Kimmel, M.D. .........................................................................     100,000             1.95
Scott Rifkin, M.D. ........................................................................     100,000             1.95
Stewart B. Gold............................................................................     600,000             11.7

                                   CLASS B STOCKHOLDERS
-------------------------------------------------------------------------------------------
Medical Holdings Limited Partnership.......................................................   2,200,000             42.8
Other Primary Care Physicians..............................................................     352,000              6.9
                                   CLASS C STOCKHOLDERS
-------------------------------------------------------------------------------------------
St. Joseph Medical Center, Inc.............................................................   1,000,000             19.5
Med-Lantic Management Services, Inc........................................................     355,556              6.9
Genesis Health Ventures, Inc...............................................................     428,571              8.3
  Total....................................................................................   5,136,127              100%

                    PHYSICIAN AND NON-PHYSICIAN OWNERSHIP OF
                          DOCTORS HEALTH SYSTEM, INC.


                                                                                                              PERCENTAGE OF
                                                                                               SHARES           OWNERSHIP
                                                                                             ----------    --------------------
Physicians (Class A and Class B Stockholders).............................................    2,752,000             53.6%
Management Stockholders (Stewart B. Gold).................................................      600,000             11.7%
Investor Stockholders (St. Joseph Medical Center, Inc., Med-Lantic Management
  Services, Inc., and Genesis Health Ventures, Inc.)......................................    1,784,127             34.7%
     Total................................................................................    5,136,127              100%


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Class B Common Stock, par value $0.01 per share; (ii) Options to purchase Class B Common Stock; and (iii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) and (ii). The terms of any specific offering of Securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

     The Company is authorized to issue 20,700,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), 10,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") 29,050,000 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock") (the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are hereinafter collectively referred to as the "Common Stock"), 1,000,000 shares of Series A Convertible Preferred Stock, par value $5.00 per share (the "Series A Preferred Stock"), 355,556 shares of Series B Convertible Preferred Stock, par value $11.25 per share (the "Series B Preferred Stock"), 1,071,428 shares of Series C Convertible Preferred Stock, par value $17.50 per share (the "Series C Preferred Stock") (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are hereinafter collectively referred to as the "Preferred Stock"), and 1,000,000 shares of other preferred stock having a par value of one cent ($0.01) per share. Shares of the Preferred Stock are convertible into shares of Class C Common Stock.

     As of November 15, 1996, 800,000 shares of Class A Common Stock are issued and outstanding and held by three holders of record, 2,504,000 shares of Class B Common Stock are issued and outstanding and held by fourteen holders of record, 1,000,000 shares of Series A Preferred Stock are issued and outstanding and held by one holder of record, 355,556 shares of Series B Preferred Stock are issued and outstanding and held by one holder of record and 428,571 shares of Series C Preferred Stock are issued and outstanding and held by one holder of record.

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Amendment and Restatement (the "Charter") and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Subject to the rights, privileges and restrictions described below, each issued and outstanding share of the Common Stock and the Preferred Stock entitles the holder thereof to one vote on all matters to be voted on by the stockholders of the Company. There are no preemptive rights or sinking fund provisions with respect to any of the Company's capital stock.

     All shares of the Company's capital stock are subject to significant restrictions on transfer and will carry a legend to reflect such restrictions.

     Except as permitted by the Stockholders Agreement of the Company and the Charter, the Securities cannot be transferred. The Stockholders Agreement contemplates that the Company may redeem shares of its stock upon an "Involuntary Transfer" resulting generally from the insolvency of a stockholder or upon divorce of an individual stockholder. Voluntary transfers are permitted only after a stockholder offers its stock, upon the same terms and conditions contained in the offer it wishes to accept, to all other stockholders on the terms set out in the Stockholders Agreement. See "Management--Stockholders Agreement." Individual Stockholders may in certain circumstances make estate planning transfers for the benefit of themselves or family members on certain conditions.

COMMON STOCK

     Except as provided in the Charter, holders of Common Stock are entitled to one vote per share with respect to all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

CLASS A COMMON STOCK

     The holders of the Class A Common Stock are entitled to elect five of the 18 directors of the Company (each a "Class A Director"). The affirmative vote of a majority of the stock of Class A Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class A Director. The holders of Class A Common Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Class A Common Stock then outstanding may remove any Class A Director by the affirmative vote of 80% of all of the votes entitled to be cast for such Class A Director.

CLASS B COMMON STOCK

     The holders of the Class B Common Stock are entitled to elect eight of the 18 directors of the Company (each a "Class B Director"). The affirmative vote of a majority of the stock of Class B Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect a Class B Director. The holders of Class B Common Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Class B Common Stock then outstanding may remove any Class B Director by the affirmative vote of at least a majority of all of the votes entitled to be cast for such Class B Director. Upon issuance in accordance with the terms of this Prospectus, the shares of Class B Common Stock being offered hereby will be fully paid and non-assessable.

CLASS C COMMON STOCK

     Upon the conversion of all of the Series A Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series A Preferred Stock has been converted, voting as a single sub-class (the "Series A Subclass"), shall be entitled to elect two of the 18 directors of the Company (each a "Converted Series A Class C Director"). Upon the conversion of all of the Series B Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series B Preferred Stock has been converted, voting as a single sub-class ("the Series B Subclass"), shall be entitled to elect two of the 18 directors of the Company (each a "Converted Series B Class C Director"). Upon the conversion of all of the Series C Preferred Stock then outstanding into shares of Class C Common Stock, the holders of such Class C Common Stock into which such Series C Preferred Stock has been converted, voting as a single sub-class ("the Series C Subclass"), shall, prior to the Company's 1998 annual meeting of stockholders, be entitled to elect one of the 18 directors of the Company. After the Company's 1998 annual meeting of stockholders, the Company shall have 19 directors, and the Series C Subclass shall be entitled to elect two directors of the Company (each a "Converted Series C Class C Director"). Except with respect to the election of Directors, the affirmative vote of a majority of the stock of Class C Common Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast by such Series A Subclass, Series B Subclass, or Series C Subclass, as the case may be, shall be sufficient to elect a Converted Series A Class C, Converted Series B Class C Director, or Converted Series C Class C Director, respectively. The Series A Subclass, the Series B Subclass, or the Series C Subclass, as the case may be, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of such subclass outstanding may remove the Converted Series A Class C, Converted Series B Class C, or Converted Series C Class C Director, respectively, by the affirmative vote of 80% of all of the votes entitled to be cast for such director.

     The Charter of the Company includes a provision pursuant to which, upon completion of a "Qualified" or "Non-Qualified" Public Offering, each share of the Company's Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be converted, without any action on the part of the stockholder or the Company, into an identical share of the Company's Class A Common Stock, and all special rights granted to the holders of Class A, Class B, and Class C Common Stock and to all holders of Series A, Series B and Series C Preferred Stock shall cease and terminate.

SERIES A, SERIES B AND SERIES C PREFERRED STOCK

     VOTING RIGHTS. Except with respect to the election and removal of directors, every holder of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall be entitled to cast that number of votes equal to the full number of shares of Class C Common Stock into which such holder's Preferred Stock is then convertible.

     SERIES A DIRECTORS. The holders of Series A Preferred Stock voting as a single class, are entitled to elect two directors (each, a "Series A Director"). The affirmative vote of a majority of the shares of Series A Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series A Directors. The holders of Series A Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series A Preferred Stock then outstanding, may remove any Series A Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series A Director.

     SERIES B DIRECTORS. The holders of Series B Preferred Stock, voting as a single class, are entitled to elect two directors (each, a "Series B Director"). The affirmative vote of a majority of the shares of Series B Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series B Directors. The holders of Series B Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series B Preferred Stock then outstanding, may remove any Series B Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series B Director.

     SERIES C DIRECTORS. The holders of Series C Preferred Stock, voting as a single class, are entitled to elect one director until the Company's 1998 annual meeting of stockholders and thereafter, shall be entitled to elect two directors (each, a "Series C Director"). The affirmative vote of a majority of the shares of Series C Preferred Stock represented at a meeting at which a quorum is present is sufficient to approve any matter with respect to which such holders are entitled to vote; provided, that the affirmative vote of a plurality of all votes cast shall be sufficient to elect Series C Directors. The holders of Series C Preferred Stock, at any annual meeting or upon a special meeting called by the holders of not less than 25% of the shares of Series C Preferred Stock then outstanding, may remove any Series C Director by the affirmative vote of at least 80% of all of the votes entitled to be cast for such Series C Director.

     SPECIAL DIRECTOR APPROVAL REQUIREMENT. Pursuant to the Charter, the Company is generally prohibited from taking certain actions without the separate affirmative vote of each of the Series A Directors, Series B Directors, and Series C Directors including (i) the incurrence of certain indebtedness, (ii) amendments of the Charter or By-Laws that adversely affect the holders of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, or Class C Common Stock, (iii) with respect to the Series A and Series B Directors, amendments to any of the employment agreements between the Company and a Management Stockholder, or (iv) with respect to the Series C Directors, pay any dividend on the Series A or Series B Preferred Stock prior to September 1, 1998 unless paid in connection with a redemption.

     SPECIAL PREFERRED STOCKHOLDER APPROVAL REQUIREMENT. Pursuant to the Charter, the Company is generally prohibited from taking certain actions (each a "Preferred Stockholder Major Decision") without the separate affirmative vote of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock, represented at a meeting, including (i) the adoption of any business plan of the Company, (ii) the issuance of shares or rights to acquire shares to employees of the Company which, when aggregated with all other such issuances, exceeds 10% of the fully diluted shares of capital stock of the Company (provided; that shares of Class A Common Stock and rights to acquire such shares issued to the Management Stockholders and other executive employees in amounts not to exceed 25% of the fully diluted shares of capital stock of the Company as of December 1, 1995 shall not be counted toward such 10% limitation), (iii) the issuance of shares of capital stock to any person or entity which has legitimate business interests that are materially adverse to the holders of Series A Preferred Stock or the Series B Preferred Stock, as the case may be, (iv) any sale or other disposition of all or any substantial portion of its assets, or
(v) certain mergers or consolidations of the Company, (vi) any underwritten public offering other than an offering which is based upon a total market capitalization of the Company, at the time of such offering, of at least $25 million and from which the Company receives net proceeds of not less than $15 million. Additionally, the separate vote of the holders of Series A Preferred Stock is required for any optional redemption of the Series B Preferred Stock, unless the Company has previously redeemed the Series A Preferred Stock. The Charter provides that notwithstanding the failure to obtain the approval of such Preferred Stockholder Major Decisions, the Company may nonetheless take such actions; provided that the Company provide advance written notice of the action and subject to the right of the holders of each Series of Preferred Stock to require the Company to redeem all of each such Series in accordance with the terms of the Charter.

     REDEMPTION. The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock must be redeemed by the Company (unless such right is waived in writing by the holder of Preferred Stock), or may be redeemed at the request of the holders of Preferred Stock, in a number of different circumstances, including: (i) sale of all or substantially all of the assets of the Company; (ii) the filing by the Company of a voluntary or involuntary petition in bankruptcy, unless dismissed within certain prescribed time periods;
(iii) the default by the Company of any obligation under certain material indebtedness which results in the acceleration of the maturity of such indebtedness or in any action to possess any property or assets of the Company in respect of such indebtedness; (iv) the entry of a material judgment against the Company, which is not dismissed, stayed, or fully bonded within 60 days; (v) the failure by the Company to pay any amount due to the holders of the Preferred Stock when due; (vi) any failure by the Company to perform its other material obligations in respect of the Preferred Stock which is not cured within prescribed time periods; (vii) with respect to the Series C Preferred Stock, upon an initial public offering of the Company's equity securities; and (viii) certain other events, including changes of control of various types.

     CONVERSION. All, but not less than all, of the shares of the Series A and Series B Preferred Stock are convertible, one share for one share (subject to increase if the Company issues shares at a dilutive price), into shares of Class C Common Stock at the option of holders of the Series A and Series B Preferred Stock at any time prior to 5:00 p.m. (EST) on February 24, 2000. However, holders of the Series A Preferred Stock who have not made full payment in cash to the Company for the shares of Series A Preferred Stock may not convert their shares. All, but not less than all, of the shares of Series C Preferred Stock are convertible, one share for one share (subject to increase if the Company issues shares at a dilutive price), into shares of Class C Common Stock at the option of holders of the Series C Preferred Stock at any time. Shares of Preferred Stock will automatically be converted (unless redeemed), one share for one share (subject to dilution adjustments), into shares of Class C Common Stock upon the occurrence of a combination, consolidation or merger transaction involving the Company in which the Company is not the survivor, the sale, exchange or other disposition of all, or substantially all, of the Company's assets, and upon the consummation of any public offering of securities of the Company.

     The special voting and approval rights of the holders of the Preferred Stock and their rights to require the redemption of the Preferred Stock or to convert such Preferred Stock into Class C Common Stock may prevent the Company from consummating one or more transactions, including equity and debt financings that could be beneficial to the Company's stockholders.

     DIVIDENDS. Prior to April 1, 2000, cash dividends at the rate of $0.325 per share per annum accrue on the Series A Preferred Stock. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after the 24th day of February, 1995 and bear interest on accrued but unpaid amounts at the rate of 6.5% per annum, compounded quarterly. Such accrued dividends and interest are payable only upon the liquidation of the Company or the redemption or conversion of the Series A Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On or after April 1, 2000, holders of the Series A Preferred Stock are entitled to receive, when and as declared by the directors of the Company and when legally available, cash dividends at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 based on the original issue price of the Series A Preferred Stock. So long as any shares of Series A Preferred Stock are issued and outstanding, no dividends may be declared and no other distribution may be made, with certain exceptions, with respect to any other class or series of stock or equity interest of the Company without the consent of each director elected by the holders of the Series A Preferred Stock.

     Prior to April 1, 2000, cash dividends at the rate of $1.097 per share per annum accrue on the Series B Preferred Stock. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after the first day of December, 1995 and bear interest on accrued but unpaid amounts at the rate of 9.75% per annum, compounded quarterly. Such dividends and interest are payable only after all dividends and interest accrued on or with respect to the Series A Preferred Stock have been paid and only upon the liquidation of the Company or the redemption or conversion of the Series B Preferred Stock and if not paid prior to April 1, 2000, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company. On and after April 1, 2000, holders of the Series B Preferred Stock are entitled to receive, when and as declared by the directors of the Company and when legally available, cash dividends at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to April 1, 2000 based upon the original issue price of the Series B Preferred Stock.

     Cash dividends at the rate of $1.40 per share per annum accrue on the issued and outstanding Series C Preferred Stock and cash dividends at the rate of $1.60 per share per annum shall accrue on shares to be issued pursuant to the Option Agreement with Genesis. Such dividends are cumulative and will accrue, whether or not earned or declared or payment is legally available, from and after September 4, 1996 and bear interest on accrued but unpaid amounts at the rate of 8.00% per annum. Such dividends and interest are payable only after all dividends and interest accrued on or with respect to the Series A and Series B Preferred Stock have been paid and only upon the liquidation of the Company or the redemption or conversion of the Series C Preferred Stock and if not paid, the amount of such accrued but unpaid dividends and interest payments will become an unsecured obligation of the Company, bearing interest at the per annum rate of 100 basis points over the Wall Street Journal Prime Rate as of the last business day prior to such liquidation, redemption or conversion. All accrued dividends and unpaid interest on the Series C Preferred Stock shall be canceled and no longer be payable in the event the Company consummates a Qualified Public Offering on or before August 30, 1998 at a price per share of not less than the weighted average price paid or to be paid by the holders of Series C Preferred Stock for all shares of Series C Preferred Stock then outstanding or subject to the Option, plus all accrued but unpaid dividends and interest thereon. So long as any shares of Series C Preferred Stock remain outstanding, no dividends shall be declared or paid upon, nor shall any dividend or other distribution be made with respect to, any shares or any other class or series of stock or equity interest of the Company other than the Series A Preferred Stock or Series B Preferred Stock without the consent of the Series C Preferred Director or Directors.

     The Company may not issue any shares of capital stock which are senior in dividend and/or liquidation rights to the Preferred Stock, and the Preferred Stockholders have certain anti-dilution rights with respect to most issuances of capital stock by the Company which are junior to the Preferred Stock and which are issued for a share price less than the original per share price of the Preferred Stock.

     LIQUIDATION RIGHTS. Upon liquidation of the Company, holders of the Series A Preferred Stock, if any, are entitled to receive a liquidating distribution equal to the greater of (i) the sum of the fair market value per share of the Series A Preferred Stock plus all accrued but unpaid dividends thereon, or (ii) the sum of the original purchase price per share of the Series A Preferred Stock plus all accrued but unpaid dividends thereon. After payment of such preferential amount to the holders of the Series A Preferred Stock, holders of the Series B Preferred Stock, if any, are entitled to receive a liquidating distribution equal to the greater of (i) the sum of the fair market value per share of the Series B Preferred Stock plus all accrued but unpaid dividends thereon, or (ii) the sum of the original purchase price per share of the Preferred Stock plus all accrued but unpaid dividends thereon. After payment of such preferential amount to the holders of the Series A and Series B Preferred Stock, holders of the Series C Preferred Stock, if any, are entitled to receive a liquidating distribution in the amount of $17.50 per share of Series C Preferred Stock issued pursuant to the Stock Purchase Agreement which is then outstanding and $20.00 per share of Series C Preferred Stock issued pursuant to the Option Agreement which is then outstanding, plus all accrued but unpaid dividends and interest thereon. After payment of the preferential liquidation amounts to the holders of Series A, Series B and Series C Preferred Stock, each share of Common Stock is entitled to share ratably with all other shares of Common Stock in the remaining net assets of the Company upon liquidation.

PERMITTED REDEMPTIONS

     The Charter provides that the Company may effect the following redemptions without the consent or approval of any of the Series A Preferred Directors, the Series B Preferred Directors, the Series C Preferred Directors, the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock:

           (i) upon the payment in full of all accumulated and unpaid accrued dividends and interest on all outstanding shares of Preferred Stock, redemptions of shares of Class A Common Stock owned by any "Management Stockholders" (Mr. Gold and Drs. Kimmel and Rifkin) only and to the extent required by such Management Stockholder's employment agreement, except that such redemptions may be made without payment of accrued dividends and interest on outstanding shares of Series C Preferred Stock if the Company completes a Qualified Public Offering of its securities prior to August 30, 1998;

           (ii) redemptions of shares of Class A Common Stock owned by any employee (other than a Management Stockholder) when and as approved by the Board or required by law or by the terms of any agreement with such employee;

           (iii) redemptions of Class B Common Stock issued by the Company to MHLP, until such time as there are more than 66 physicians holding limited partnership interests in MHLP;

           (iv) redemptions under any other circumstances expressly contemplated by the Stockholders Agreement, including any amendments thereto (see "Stockholders Agreement");

           (v) certain redemptions of Series A Preferred Stock;

           (vi) certain redemptions of Series B Preferred Stock in accordance with the Charter; provided, that no such redemption shall be permitted or effected unless and until the Company has elected to redeem all of the issued and outstanding Series A Preferred Stock and the price applicable to such redemption shall have been paid in full or adequate provision made therefor; or

          (vii) certain redemptions of Series C Preferred Stock in accordance with the Charter; provided, that no such redemption shall be permitted or effected unless and until the Company has elected to redeem all of the issued and outstanding Series A and Series B Preferred Stock and the price applicable to such redemption shall have been paid in full or adequate provision made therefor.

DESCRIPTION OF OPTIONS

     GENERAL.


     The Company may issue Options for the purchase of Class B Common Stock. Options may be issued independently or together with Class B Common Stock covered by the Registration Statement and offered by this Prospectus and any accompanying Prospectus Supplement and may be attached to or separate from such Class B Common Stock. With respect to each offering of Options, a separate agreement (each, an "Option Agreement") will be entered into between the Company and the holder of such Options. Except with respect to the number of Options to be issued and the exercise price in any particular offering, the terms of the Options as set forth in this Prospectus will not vary from offering to offering.



     The applicable Prospectus Supplement will describe certain details as to each offering of such Options, including the following where applicable: (i) the offering price; (ii) the number of Options being offered; and (iii) certain federal income tax consequences.


     The Options will be issued pursuant to an Option Agreement, between the Company and the holder of such Option. None of the Options have been issued prior to the date of this Prospectus. The following discussion of the material terms and provisions of the Options is qualified in its entirety by reference to the detailed provisions of the Option Agreement, the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus forms a part.

     Each Option will entitle the holder to purchase, at any time until the tenth anniversary of the date of the Option Agreement, one share of Class B Common Stock at an exercise price set forth in the Option Agreement. The Options may be exercised in whole or in part. Unless exercised, the Options will automatically expire on the tenth anniversary of the date of this Prospectus.

     For a holder to exercise the Options, there must be a current registration statement in effect with the Commission and qualification with or approval from various state securities agencies with respect to the shares of Class B Common Stock underlying the Options, or an opinion of counsel for the Company that there is an effective exemption from registration. As long as the Options remain outstanding and exercisable, the Company will use its reasonable efforts to maintain the effectiveness of such registration statement. There can be no assurance, however, that the effectiveness of such registration statement can be maintained. If a registration statement covering such shares of Class B Common Stock is not kept current for any reason, or if the shares underlying the Options are not registered in the state in which a holder resides, the Options will not be exercisable unless there is an exemption from applicable registration requirements. See "Risk Factors--Federal and State Registration Requirements; Possible Inability to Exercise Options."

     EXERCISE OF OPTIONS.

     Each Option will entitle the holder thereof to purchase such number of shares of Class B Common Stock, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Options. After the close of business on the expiration date, unexercised Options will become void.

     Options may be exercised by delivering to the Company payment, as provided in the applicable Option Agreement, of the amount required to purchase the Class B Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Option Certificate. Upon receipt of such payment and the necessary notice properly completed and duly executed, the Company will, as soon as practicable, issue and deliver the Class B Common Stock purchasable upon such exercise. If fewer than all of the Options represented by such Option are exercised, a new option agreement will be executed for the remaining amount of Options.

     AMENDMENTS AND SUPPLEMENTS TO OPTION AGREEMENTS.

     Each Option Agreement may be amended or supplemented without the consent of the holders of the Options issued thereunder to effect changes that are not inconsistent with the provisions of the Options and that do not adversely affect the interests of the holders of the Options.

     OPTION ADJUSTMENTS.

     The exercise price of, and the number of shares of Class B Common Stock covered by, an Option are subject to adjustment in certain events, including:
(i) in the event that any change is made to the Class B Common Stock (whether by reason of a recapitalization or stock dividend, stock split or other change in capital structure); or (ii) in the event of a merger or other business combination; or (iii) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company.

     NO RIGHTS AS STOCKHOLDERS.

     Holders of Options will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company of any other matter, or to exercise any rights whatsoever as stockholders of the Company.

                              PLAN OF DISTRIBUTION


     Securities may be issued from time to time in connection with the affiliation of medical practices with the Company. Except in connection with the exercise of the Options, the Company will not receive cash proceeds from the issuance of the Securities. Securities may be issued by the Company as consideration in one or a combination of the following types of transactions:
(i) as consideration for acquisitions of certain assets of medical practices;
(ii) as consideration pursuant to IPA participation agreements; or (iii) as compensation pursuant to employment arrangements between the physician and a Core Medical Group or between the Company and certain employees. A Prospectus Supplement will set forth certain details as to the offering of the Securities offered thereby. Such details will comprise, to the extent applicable (1) in the case of Options, the Class B Common Stock for which each such Option is exercisable, and the exercise price; and (2) in the case of any offering of Securities, to the extent applicable, the offering price, and certain Federal income tax consequences. With respect to offerings of Securities in connection with the acquisition of certain assets of medical practices, a Prospectus Supplement will be provided which will contain information about the specific transaction and the particular medical practice involved in the transaction. The terms of the securities as set forth in this Prospectus will not change. It is not expected that underwriting discounts or commissions will be paid by the Company.


     The value of the Class B Common Stock will be determined by the Company's management and Board of Directors based upon the Company's results of operations and current financial condition, recent sales of the Company's securities and arms' length negotiations with potential purchasers, estimates of the business potential and prospects of the Company, the economics of the health care industry in general, the general condition of the equity securities market in general and other relevant factors.

     The Securities issued hereunder will be new issues of securities with no established trading market. The Company does not currently intend to apply for the listing of any Securities on any national securities exchange. No assurance can be given as to the liquidity of the trading market for any such Securities. The Securities offered hereby will be subject to certain contractual restrictions on resale, including the Stockholders Agreement. See "Description of Capital Stock", "Risk Factor--Voting Limitations; Restrictions on Resale of Securities" and "--Absence of Public Market" and "--Penny Stock Rules."


     ACQUISITION OF CERTAIN ASSETS OF MEDICAL PRACTICES.


     It is anticipated that the acquisitions of the medical practices will involve the receipt by the Company of substantially all of the business of such medical practices (primarily enumerated tangible assets of such practices and related contractual rights). The terms of an acquisition of a medical practice are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the amount of Securities to be issued in such transactions include the established size, quality and reputation of the practice and the Company's estimate of the value of the Securities. It is anticipated that shares of Class B Common Stock issued in any such acquisitions will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time that the terms of the affiliation agreement are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the Securities.

     CONTRACTUAL ARRANGEMENTS--IPA ARRANGEMENTS.

     It is anticipated that the entry by the Company into IPA arrangements will involve the agreement by a medical practice to authorize the Company to negotiate service contracts on its behalf. See "BUSINESS--Development of Integrated Health Care Delivery System--Independent Physicians Associations." The terms of an IPA arrangement are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the amount of Securities to be issued in such transactions include the commercial terms of the particular IPA arrangement, the established size, quality and reputation of the practice and the Company's estimate of the value of the Class B Common Stock. It is anticipated that shares of Class B Common Stock issued in any such IPA arrangements will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time that the terms of the IPA arrangement are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the Securities.

     CONTRACTUAL ARRANGEMENTS--EMPLOYMENT ARRANGEMENTS


     It is anticipated that the entry by the Core Medical Groups into employment arrangements with physicians will involve the agreement by the physician to furnish services to a Core Medical Group including the provision of medical services pursuant to the Company's Managed Care Contracts. See "BUSINESS--Development of Integrated Health Care Delivery System--Employment of Physicians by the Core Medical Group." Pursuant to the Company's management of the Core Medical Groups under the PSO Agreements, the terms of an employment arrangement are determined by negotiations between the Company's representatives and physicians. Factors taken into account in such transactions with respect to the amount of Securities to be issued in such transactions include the commercial terms of the particular employment arrangement, the established size, quality and reputation of the practice of the employee and the Company's estimate of the value of the Class B Common Stock. It is anticipated that shares of Class B Common Stock issued in any such employment arrangements will, in most cases, be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time that the terms of the employment arrangements are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the shares.



     It is anticipated that the entry by the Company into employment arrangements with employees will involve the agreement by the employee to furnish services to the Company including with respect to the recruitment of physicians to enter into contractual relationships with the Company. Factors taken into account with respect to such transactions include the commercial terms of the particular employment arrangements and the Company's estimate of the value of the Class B Common Stock. It is anticipated that shares of Class B Common Stock issued in any such employment arrangement will be valued at a price reasonably related to the current value of the Class B Common Stock, either at the time that the terms of the employment arrangements are tentatively agreed upon or at the time of closing or during the period or periods prior to delivery of the shares.



                                 LEGAL MATTERS


     The validity of the Securities offered hereby will be passed upon for the Company by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.

                                    EXPERTS

     The Company's financial statements as of June 30, 1996 and 1995 and for the year and period then ended, respectively included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            FINANCIAL STATEMENTS AND

                             REPORT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS

                          DOCTORS HEALTH SYSTEM, INC.

                             JUNE 30, 1995 AND 1996

                                      AND

                               SEPTEMBER 30, 1995
                              AND 1996 (UNAUDITED)

                         INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS                                                                                                     PAGE
                                                                                                                         -----
DOCTORS HEALTH SYSTEM, INC.
Report of Independent Certified Public Accountants....................................................................     F-2
Consolidated Financial Statements
  Balance Sheets......................................................................................................     F-3
  Statements of Operations............................................................................................     F-4
  Statements of Stockholders' Equity..................................................................................     F-5
  Statements of Cash Flows............................................................................................     F-6
Notes to Consolidated Financial Statements............................................................................     F-7
Schedule II--Valuation and Qualifying Accounts........................................................................    F-24

UNAUDITED PRO FORMA BALANCE SHEET
Description...........................................................................................................    F-25
Consolidated Pro Forma Balance Sheet--September 30, 1996
  Balance Sheet.......................................................................................................    F-26
  Balance Sheet--Supplemental Schedules
     Acquisitions Completed Subsequent to September 30, 1996..........................................................    F-27
     Probable Acquisitions............................................................................................    F-28
     Notes to Balance Sheet...........................................................................................    F-29

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS AND STOCKHOLDERS
DOCTORS HEALTH SYSTEM, INC.

     We have audited the accompanying restated consolidated balance sheets of Doctors Health System, Inc. (a Maryland corporation), as of June 30, 1996 and 1995, and the related restated consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 1996 and for the period February 24, 1995 (date of inception) to June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the restated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Doctors Health System, Inc. as of June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for the year ended June 30, 1996 and for the period February 24, 1995 (date of inception) to June 30, 1995, in conformity with generally accepted accounting principles.

     We have also audited Schedule II--Valuation and Qualifying Accounts for the year ended June 30, 1996 and the period February 24, 1995 (date of inception) to June 30, 1995. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

GRANT THORNTON LLP

Baltimore, Maryland
October 3, 1996

                          DOCTORS HEALTH SYSTEM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                           JUNE 30,      JUNE 30,    SEPTEMBER 30,   SEPTEMBER 30,
                                                                             1995          1996          1995            1996
                                                                          -----------   -----------  -------------   -------------
                                                                              (RESTATED) NOTE 1           (UNAUDITED) NOTE 20
ASSETS
CURRENT ASSETS
  Cash and cash equivalents (notes 1, 4 and 9)........................... $   131,885   $ 1,419,295   $   799,395    $  6,620,516
  Accounts receivable (net of allowance for doubtful accounts of $43,425 and $324,521 at June 30, 1995 and 1996, respectively) (notes 1, 2, 6
    and 7)...............................................................     339,802     1,303,941       362,078       1,702,499
  Accounts receivable-affiliates (note 1)................................     215,437     1,208,685       244,000       1,154,740
  Other receivables......................................................      29,998        64,251        25,402          82,613
  Prepaid expenses.......................................................     154,490       117,096        90,992         180,559
  Due from affiliates (note 19)..........................................      13,701       891,985       286,461       1,272,914
                                                                          -----------   -----------  -------------   -------------
    Total current assets.................................................     885,313     5,005,253     1,808,328      11,013,841
PROPERTY AND EQUIPMENT, net (notes 1, 2, 6 and 7)........................     248,172     2,485,547       564,483       2,650,245
OTHER ASSETS
  Intangibles (net of accumulated amortization of $216 and $65,170 at
    June 30, 1995 and 1996 respectively) (notes 1 and 2).................      23,104     2,448,030        26,625       2,886,235
  Deferred charges (net of accumulated amortization of $9,733, and
    $147,475, at June 30, 1995 and 1996, respectively) (note 1)..........     136,267       636,772       127,579         793,965
  Note receivable (note 5)...............................................          --       300,000            --         300,000
  Accrued interest receivable............................................      67,752       253,976       120,000         303,664
  Deposits...............................................................     149,563        24,560       131,178          51,228
                                                                          -----------   -----------  -------------   -------------
                                                                              376,686     3,663,338       405,382       4,335,092
                                                                          -----------   -----------  -------------   -------------
    TOTAL ASSETS......................................................... $ 1,510,171   $11,154,138   $ 2,778,193    $ 17,999,178
                                                                          -----------   -----------  -------------   -------------
                                                                          -----------   -----------  -------------   -------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Bridge Loan (note 18)..................................................          --            --            --         983,017
  Notes payable (note 7)................................................. $    54,366   $   303,915        63,438         135,800
  Current maturities of capital lease obligations (notes 7 and 8)........       6,702       101,985         5,788         105,521
  Accounts payable.......................................................      76,420       330,647       571,388         394,363
  Accrued medical services...............................................          --       550,520            --         990,050
  Other accrued expenses.................................................     352,967     2,069,579     1,214,717       1,772,387
  Due to affiliates (note 19)............................................     321,544       766,475        16,556       1,286,747
                                                                          -----------   -----------  -------------   -------------
    Total current liabilities............................................     811,999     4,123,121     1,871,887       5,667,885
LONG-TERM OBLIGATIONS
  Note payable (note 7)..................................................          --     3,400,000            --       3,600,000
  Notes payable and purchase obligations--related parties (notes 7 and
    14)..................................................................     584,406     2,077,364       773,303       2,233,222
  Capital lease obligations, less current maturities (notes 7 and 8).....       2,933       320,673            --         292,428
                                                                          -----------   -----------  -------------   -------------
                                                                              587,339     5,798,037       773,303       6,125,650
COMMITMENTS AND CONTINGENCIES (note 9)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (notes 7, 9, 10, and 14)
  6.5% cumulative, Series A, $5 par value, authorized and issued
    1,000,000 shares (liquidation value $3,500,000 at June 30, 1996).....   4,948,300     5,273,305     5,029,550       5,354,555
  Less subscription receivable...........................................  (3,000,000)   (1,500,000)   (2,500,000)     (1,500,000)
                                                                          -----------   -----------  -------------   -------------
                                                                            1,948,300     3,773,305     2,529,550       3,854,555
  9.75% cumulative, Series B, $11.25 par value, authorized and issued
    355,556 shares (liquidation value $4,000,000 at June 30).............          --     4,137,526            --       4,235,037
  8% cumulative, Series C, $17.50 par value, authorized 1,071,428 shares;
    issued and outstanding 428,751 shares (liquidation value
    $7,500,000)..........................................................          --            --            --       7,533,463
                                                                          -----------   -----------  -------------   -------------
                                                                            1,948,300     7,910,831     2,529,550      15,623,055
STOCKHOLDERS' EQUITY (DEFICIT) (notes 11, 12 and 13)
  Preferred Stock, $.01 par value; authorized 1,000,000 shares, no shares
    issued...............................................................          --            --            --              --
  Common Stock
    Class A, $.01 par value, authorized 20,700,000 shares, issued and outstanding 800,000 shares at June 30, 1995 and 1996,
      respectively.......................................................       8,000         8,000         8,000           8,000
    Class B, $.01 par value; authorized 10,000,000; issued and outstanding 2,200,000 shares and 2,398,000 shares, respectively, at
      June 30, 1995 and 1996.............................................      22,000        23,980        22,000          24,400
    Class C, $.01 par value; authorized 29,050,000; no shares issued.....          --            --            --              --
    Additional paid in capital...........................................       1,518     2,323,798         2,838       2,617,378
    Retained earnings (accumulated deficit)..............................  (1,868,985)   (9,033,629)   (2,429,385)    (12,067,190)
                                                                          -----------   -----------  -------------   -------------
      Total stockholders' equity (deficit)...............................  (1,837,467)   (6,677,851)   (2,396,547)     (9,417,412)
                                                                          -----------   -----------  -------------   -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)............... $ 1,510,171   $11,154,138   $ 2,778,193    $ 17,999,178
                                                                          -----------   -----------  -------------   -------------
                                                                          -----------   -----------  -------------   -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          DOCTORS HEALTH SYSTEM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE PERIOD
                                                                FROM FEBRUARY 24,                   THREE MONTHS     THREE MONTHS
                                                                1995 (INCEPTION)     YEAR ENDED         ENDED            ENDED
                                                                   TO JUNE 30,        JUNE 30,      SEPTEMBER 30,    SEPTEMBER 30,
                                                                -----------------    -----------    -------------    -------------
                                                                      1995              1996            1995             1996
                                                                -----------------    -----------    -------------    -------------

                                                                       (RESTATED) NOTE 1                 (UNAUDITED) NOTE 20
REVENUES
  Net revenue (notes 1 and 3)................................      $   850,665       $ 5,428,561     $   557,067      $ 2,194,511
  Capitation revenue (note 1)................................               --           689,068              --        1,267,613
                                                                -----------------    -----------    -------------    -------------
                                                                       850,665         6,117,629         557,067        3,462,124
                                                                -----------------    -----------    -------------    -------------
EXPENSES
  Medical services expense...................................               --           969,677              --        1,195,501
  Care center costs..........................................          776,865         5,287,348         486,251        2,103,519
  General and administrative.................................        1,877,735         6,082,902         536,115        2,670,080
  Depreciation and amortization..............................           27,508           435,573          50,545          224,384
                                                                -----------------    -----------    -------------    -------------
                                                                     2,682,108        12,775,500       1,072,911        6,193,484
                                                                -----------------    -----------    -------------    -------------
     Loss from operations....................................       (1,831,443)       (6,657,871)       (515,844)      (2,731,360)

OTHER INCOME (EXPENSE)
  Interest and other income..................................           99,673           272,666          71,805           69,038
  Interest expense...........................................          (23,915)         (226,908)        (35,111)        (148,215)
                                                                -----------------    -----------    -------------    -------------
                                                                        75,758            45,758          36,694          (79,177)
                                                                -----------------    -----------    -------------    -------------
     Loss before income taxes................................       (1,755,685)       (6,612,113)       (479,150)      (2,810,537)
  Income taxes (note 16).....................................               --                --              --               --
                                                                -----------------    -----------    -------------    -------------
       NET LOSS..............................................      $(1,755,685)      $(6,612,113)    $  (479,150)     $(2,810,537)
                                                                -----------------    -----------    -------------    -------------
                                                                -----------------    -----------    -------------    -------------
  Loss applicable to common stock
     Net loss................................................      $(1,755,685)      $(6,612,113)    $  (479,150)     $(2,810,537)
     Preferred stock dividends accredited....................          113,300           552,531          81,250          223,024
                                                                -----------------    -----------    -------------    -------------
                                                                -----------------    -----------    -------------    -------------
     Loss applicable to common stock.........................      $(1,868,985)      $(7,164,644)    $  (560,400)     $(3,033,561)
                                                                -----------------    -----------    -------------    -------------
                                                                -----------------    -----------    -------------    -------------
Net loss per share (note 16).................................            $(.62)           $(2.34)          $(.19)           $(.95)
                                                                        ------       -----------          ------           ------
                                                                        ------       -----------          ------           ------
Weighted average number of shares outstanding (note 16)......        3,000,000         3,063,205       3,000,000        3,206,217
                                                                -----------------    -----------    -------------    -------------
                                                                -----------------    -----------    -------------    -------------


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          DOCTORS HEALTH SYSTEM, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                               (RESTATED) NOTE 1

                                      COMMON STOCK--        COMMON STOCK--                      RETAINED
                                          CLASS A              CLASS B          ADDITIONAL     EARNINGS/
                                     -----------------   --------------------     PAID-IN     (ACCUMULATED
                                      SHARES    AMOUNT     SHARES     AMOUNT      CAPITAL       DEFICIT)        TOTAL
                                     --------   ------   ----------   -------   -----------   ------------   -----------
BALANCE AT FEBRUARY 24, 1995(1)....   800,000   $8,000           --   $    --   $       198   $         --   $     8,198
  Net loss for the period..........        --      --            --        --            --     (1,755,685)   (1,755,685)
  Issuance of Class B Common
     Stock (1).....................        --      --     2,200,000    22,000            --             --        22,000
  Series A Preferred Stock dividend
     accretion.....................        --      --            --        --            --       (113,300)     (113,300)
  Capital related to MHLP
     transactions..................        --      --            --        --         1,320             --         1,320
                                     --------   ------   ----------   -------   -----------   ------------   -----------
BALANCE AT JUNE 30, 1995...........   800,000   8,000     2,200,000    22,000         1,518     (1,868,985)   (1,837,467)
  Net loss for the year............        --      --            --        --            --     (6,612,113)   (6,612,113)
  Issuance of common stock purchase
     warrants for services (note
     13)...........................        --      --            --        --       370,000             --       370,000
  Issuance of Class B Common
     Stock.........................        --      --       198,000     1,980       592,020             --       594,000
  Series A Preferred Stock dividend
     accretion.....................        --      --            --        --            --       (325,005)     (325,005)
  Series B Preferred Stock dividend
     accretion.....................        --      --            --        --            --       (227,526)     (227,526)
  Capital related to MHLP
     transactions..................        --      --            --        --     1,360,260             --     1,360,260
                                     --------   ------   ----------   -------   -----------   ------------   -----------
BALANCE AT JUNE 30, 1996...........   800,000   8,000     2,398,000    23,980     2,323,798     (9,033,629)   (6,677,851)
                                     --------   ------   ----------   -------   -----------   ------------   -----------
  Net loss for the three month
     period........................        --      --            --        --            --     (2,810,537)   (2,810,537)
  Series A Preferred Stock dividend
     accretion.....................        --      --            --        --            --        (81,250)      (81,250)
  Series B Preferred Stock dividend
     accretion.....................        --      --            --        --            --        (97,511)      (97,511)
  Series C Preferred Stock dividend
     accretion.....................        --      --            --        --            --        (44,263)      (44,263)
  Issuance of Class B Common
     Stock.........................        --      --        42,000       420       293,580             --       294,000
                                     --------   ------   ----------   -------   -----------   ------------   -----------
BALANCE AT SEPTEMBER 30, 1996
  (UNAUDITED)......................   800,000   $8,000    2,440,000   $24,400   $ 2,617,378   $(12,067,190)  $(9,417,412)
                                     --------   ------   ----------   -------   -----------   ------------   -----------
                                     --------   ------   ----------   -------   -----------   ------------   -----------

---------------
(1) All DHS share amounts have been restated to give effect to a two-for-one stock split.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                          DOCTORS HEALTH SYSTEM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE PERIOD
                                                                 FROM FEBRUARY 24                   THREE MONTHS     THREE MONTHS
                                                                   (INCEPTION)       YEAR ENDED         ENDED            ENDED
                                                                   TO JUNE 30,        JUNE 30,      SEPTEMBER 30,    SEPTEMBER 30,
                                                                 ----------------    -----------    -------------    -------------
                                                                       1995             1996            1995             1996
                                                                 ----------------    -----------    -------------    -------------

                                                                        (RESTATED) NOTE 1                (UNAUDITED) NOTE 20

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss....................................................     $ (1,755,685)     $(6,612,113)     $(479,150)      $(2,810,537)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities
     Depreciation and amortization............................           27,508          435,573         50,545           224,234
     Provision for uncollectible accounts receivables.........           43,425          281,096         17,315            60,211
     Changes in assets and liabilities, net of effects of
       medical practice receivables acquired
       Accounts receivable....................................           40,559         (526,897)        59,709          (391,447)
       Accounts receivable--affiliates........................          (31,931)        (327,386)        38,354            99,607
       Prepaid expenses and other receivables.................         (219,436)        (178,583)        15,846          (131,513)
       Due from/to affiliates.................................          307,843         (433,353)      (577,748)          139,343
       Accounts payable.......................................           76,420          231,649        494,968            63,716
       Accrued and other liabilities..........................          364,473        2,340,798        884,430           185,212
       Organizational costs and deferred charges..............         (146,000)        (268,248)            --          (226,122)
                                                                 ----------------    -----------    -------------    -------------
          Net cash (used in) provided by operating
            activities........................................       (1,292,824)      (5,057,464)       504,269        (2,787,296)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment..........................         (238,926)      (2,129,464)      (340,664)         (371,222)
  Payments for acquisition costs..............................          (22,000)         (42,773)        (2,840)          (92,986)
  Deposits....................................................         (149,563)         127,395         18,385           (26,668)
                                                                 ----------------    -----------    -------------    -------------
          Net cash used in investing activities...............         (410,489)      (2,044,842)      (325,119)         (490,876)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of redeemable convertible
     preferred stock..........................................        1,835,000        5,410,000        500,000         7,489,200
  Net proceeds from issuance of common stock..................              198               --             --                --
  Borrowings under notes payable..............................               --        3,400,000             --         1,183,017
  Principal payments on capital lease obligations.............               --          (79,157)        (3,847)          (24,709)
  Payment on notes payable....................................               --          (41,127)        (7,793)         (168,115)
  Issuance of note receivable.................................               --         (300,000)            --                --
                                                                 ----------------    -----------    -------------    -------------
          Net cash provided by financing activities...........        1,835,198        8,389,716        488,360         8,479,393

          Net increase in cash and cash equivalents...........          131,885        1,287,410        667,510         5,201,221
Cash and cash equivalents at beginning of period..............               --          131,885        131,885         1,419,295
                                                                 ----------------    -----------    -------------    -------------
Cash and cash equivalents at end of period....................     $    131,885      $ 1,419,295      $ 799,395       $ 6,620,516
                                                                 ----------------    -----------    -------------    -------------
                                                                 ----------------    -----------    -------------    -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1995 AND 1996

NOTE 1--BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     Doctors Health System, Inc., a Maryland corporation, and its subsidiaries (collectively "the Company") is a health care management company are engaged in operating care centers, managing physician groups and developing a regional integrated health care delivery system through contracts with primary care physicians ("PCPs"), specialist physicians, hospitals and other providers. The Company was incorporated in June, 1994 and commenced operations on February 24, 1995. The Company, directly and through wholly-owned subsidiaries, acquires certain assets of and operates physician practices under long-term physician service agreements ("PSO Agreements") with affiliated core medical groups ("CMG's") that practice exclusively through such physician practices.

     The Company provides administrative and technical support for professional services rendered by the CMG's under service agreements. Under the PSO agreements, the Company is reimbursed for all care center expenses, as defined in the agreement, and participates at varying levels in the excess of net physician revenue over care center expenses.

     The Company conducts its operations through the following wholly owned and majority owned subsidiaries and affiliated medical groups under long-term PSO
Agreements:

        SUBSIDIARIES

Doctors Health System Primary Care IPA, Inc.                                           100.0% owned
  (inactive during 1996 and 1995)...................................................
Doctors Health System--Medalie Equipment                                               100.0% owned
  Corporation (incorporated in 1996)................................................
Mishner Newco, Inc. (incorporated in January 1996)..................................   100.0% owned
Williams Newco, Inc. (incorporated in May 1996).....................................   100.0% owned
WomanCare IPA, LLC                                                                     87.5% owned
  (formed in May 1995; inactive during 1995)........................................
PCPA Newco, Inc. (incorporated in February 1996)....................................   100.0% owned

        AFFILIATES

        Baltimore Medical Group, LLC (Baltimore Medical, formed in February
        1995)
        Carroll Medical Group, LLC (Carroll Medical, formed in November 1995) Cumberland Valley Medical Group, LLC (Cumberland Valley Medical, formed in May 1996)

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

     RESTATEMENT OF FINANCIAL STATEMENTS

     The Company previously prepared its consolidated financial statements including the asset, liability and results of operations of certain affiliates with which the Company entered into long-term management contracts. Notwithstanding the financial, administrative and other relationships that exist between the Company and the affiliates, management has determined that its business is effectively a health care management company. Accordingly these financial statements have been restated to give effect to this change and the assets, liabilities and results of operations of affiliates are no longer consolidated.

     BASIS OF PRESENTATION/PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its subsidiaries. The Company has adopted a June 30th year end. All significant intercompany accounts and transactions have been eliminated in the consolidation.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     NET REVENUE RECOGNITION

     The Company's net revenues represent contractual management and similar fees earned under its long-term PSO Agreements with Core Medical Groups. Under the PSO Agreements, the Company is contractually responsible and at risk for the operating costs of the Core Medical Groups, with the exception of amounts retained by physicians. The Company's net revenues include the reimbursement of all medical practice operating costs and the contractual management fees due as defined and stipulated in the PSO Agreements. Contractual fees are recognized when collection is probable. (See Note 3)

     CAPITATION REVENUE AND MEDICAL SERVICES EXPENSE RECOGNITION


     The Company has three global capitated contracts and ten gatekeeper capitation contracts with eleven HMOs. Under the contracts, the Company receives monthly capitation fees based on the number of enrollees electing any one of the Company's affiliated primary care physicians. The capitation revenue under these contracts is prepaid monthly based on the number of enrollees and is recognized as capitation revenue during the month services are provided to the enrollees. During the year ended June 30, 1996, approximately $382,000 and $307,000, were recorded as global capitation and gatekeeper capitation revenue, respectively, in the Company's financial statements. During the period ended June 30, 1995, the Company had no global or gatekeeper capitation contracts.


     The Company's commercial capitation contract also includes a provision whereby the Company can earn additional incentive revenue or incur medical services expenses based upon the enrollees' utilization of hospital services. Estimated amounts receivable or payable from the HMO are recorded based upon actual hospital utilization and associated costs incurred by assigned HMO enrollees, compared to the portion of the Commercial capitation fees allocated for hospitalization. Differences between actual contract settlements and estimated receivables or payables relating to the arrangement are recorded in the year of settlement. Included in accrued medical services as of June 30, 1996 is approximately $68,000 of estimated amounts due to the HMO under this arrangement. Also, as of June 30, 1996, the Company has included in accrued medical services a provision of approximately $77,000 which represents an estimate of the loss to be incurred over the remaining term of the commercial capitation contract. Under the Company's two Medicare full risk capitation contracts, the Company has assumed responsibility for managing and paying for substantially all of the medical care for the respective payors' enrollees.

     The Company is responsible for some or all of the medical services provided by its affiliated physicians and other providers to which it refers patients who are covered under global capitated contracts. The cost of medical services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical services is based on projections of costs using historical studies of claims paid. Estimates are continually monitored and reviewed and, as settlements are made or estimates are adjusted, differences are reflected in current operations. As of June 30, 1996, approximately $400,000 was recorded as accrued medical services for incurred but not reported services.

     The Company purchases insurance from independent insurance companies which limits the amount of risk it ultimately bears by providing reimbursement payments once medical services provided to an individual enrollee exceed an agreed-upon amount. Under the Commercial capitation contract, the Company is insured for 90% of all medical services expense over $5,000 per enrollee per year. Under the Medicare full risk capitation contracts, the Company is insured for 90% of all physician and hospital medical services expense over $5,000 and $75,000, respectively, per enrollee per year. Estimates of insurance recoveries as of June 30, 1996 under this arrangement were approximately $23,000.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     ACCOUNTS RECEIVABLE

     Accounts receivable principally represent receivables from third party payors and patients for patient medical services provided by affiliated CMG's. The accounts receivable have been assigned to the Company under the terms of the PSO agreements. Such amounts are recorded net of contractual allowances and estimated bad debts.

     ACCOUNTS RECEIVABLE--AFFILIATES

     Accounts receivable--affiliates include amounts due from the CMG for Medicare and Medicaid services provided in respect of which the Company has legal rights to the proceeds. As of June 30, 1995 and 1996, $215,437 and $1,208,685, respectively represented such amounts.

     MEDICAL SUPPLIES

     The Company expenses the cost of routine medical and laboratory supplies when purchased.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, ranging from three to ten years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes and accelerated methods are used for tax purposes.

     DEFERRED CHARGES AND INTANGIBLE ASSETS

     Deferred charges include deferred loan acquisition costs and organization costs. These costs are being amortized to operations using the straight-line basis over the term of the Series B Preferred shareholder's loan guarantee (25 months) and five years for organization costs.

     As a result of the Company's acquisitions of certain practice assets and affiliations with CMG's, the Company acquires and reports intangible assets. These assets consist principally of long-term management agreements between the Company and the CMGs. The Company evaluates on a on going basis the period of amortization of the intangible and determine if the value of the underlying assets has been impaired. Since events and circumstances surrounding the acquisition will change over time there can be no assurance that the value of the intangibles will be realized by the Company. At June 30, 1996 the net unamortized balance of intangibles acquired was not considered to be impaired. The Company's policy is to amortize the intangibles over a 10 to 40 year period. The contracts acquired by the Company in 1995 and 1996 are being amortized over 20 years.

     INCOME TAXES

     The Company is a corporation subject to federal and state income taxes. The Company's year-end for tax reporting purposes is December 31. Deferred income taxes result from the future tax consequences associated with temporary differences between the amount of assets and liabilities recorded for financial accounting and income tax purposes. Currently, these temporary differences relate primarily to net operating loss carryforwards and depreciation differences. Future use of the net operating loss carryforwards by the Company may be limited due to certain changes in control as provided for in the Internal Revenue Code.

     Certain of the Company's consolidated subsidiaries are limited liability companies (LLCs), which are treated as partnerships for federal and state income tax purposes. The Company's compensation plans for physicians result in these entities reporting little or no taxable income. To the extent that additional amounts are paid to member physicians to cover income tax expense incurred, they will be reported as distributions. These amounts are not deductible for federal or state income tax purposes.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     USE OF ESTIMATES

     In preparing financial statements in accordance with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     NEWLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this review indicates that the carrying amount of the long-lived assets may not be recoverable, the carrying value of those assets would be reduced to fair value. The Company has implemented the standard. Implementation of the standard did not have a material impact on the Company's financial statements.

     In October 1995, FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires entities to measure compensation costs related to awards of stock-based compensation using either the fair value method or the intrinsic value method. Under the fair value method, compensation expense is measured at the grant date based on the fair value of the award. Under the intrinsic value method, compensation expense is equal to the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. Entities electing to measure compensation costs using the intrinsic value method must make pro forma disclosures for fiscal years beginning after December 15, 1995, of net income and earnings per share as if the fair value method had been applied. The Company has elected to account for stock-based compensation programs using the intrinsic value method and, therefore, the standard will only impact financial statement disclosures.

NOTE 2--ACQUISITIONS OF CERTAIN ASSETS OF PHYSICIAN GROUPS

     During the period ended June 30, 1995 and the year ended June 30, 1996, the Company acquired certain operating assets and assumed certain operating liabilities of physician groups located in Maryland. The purchase price has been allocated to the assets acquired based on the estimated fair values at the dates of acquisition and the consideration related to long term management agreements. The estimated fair value of assets acquired, liabilities assumed and consideration paid are summarized as follows:

                                                                PERIOD FROM
                                                                FEBRUARY 24
                                                                  THROUGH
                                                                  JUNE 30,       YEAR ENDED
                    ASSETS ACQUIRED, NET                            1995        JUNE 30, 1996
-------------------------------------------------------------   ------------    -------------
Accounts receivable, net.....................................     $134,349       $ 1,384,200
Fixed assets, net............................................       33,283           138,188
Management service agreements................................        1,320         2,447,107
Other assets.................................................       32,804             6,892
                                                                ------------    -------------
                                                                  $201,756       $ 3,976,387
                                                                ------------    -------------
                                                                ------------    -------------


                       CONSIDERATION:
-------------------------------------------------------------
Cash.........................................................     $ 16,114       $   289,581
Notes payable and liabilities assumed........................      184,322         1,732,546
Fair value of common stock interest issued...................        1,320         1,952,280
Common stock issued..........................................           --             1,980
                                                                ------------    -------------
                                                                  $201,756       $ 3,976,387
                                                                ------------    -------------
                                                                ------------    -------------

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     On February 24, 1995 the Company issued 2,200,000 shares of Class B Common Stock to MHLP (Medical Holdings Limited Partnership--a Maryland limited partnership formed to hold the stock). These shares were in consideration of current and future affiliation of physicians to the CMGs and an expansion of the physician base encompassed by the PSO Agreements. The affiliation of physicians and the purchase of their accounts receivable and fixed assets occur when the practice assets are sold to MHLP in exchange for a limited partnership interest and the assets are then conveyed to the Company. Simultaneously, the physicians enter into an employment agreement with one of the affiliated CMGs. Management believes that the underlying fair value of the PSO Agreement acquired is equal to the value of the underlying stock held by MHLP at the time of the acquisition. The percentage of limited partnership interests in MHLP that are issued are adjusted to reflect the estimated fair value of the Company's stock at the time the transaction occurs.



     Generally the contracts with individual physicians provide for a nine month period during which the parties may cancel the contract. If this option is exercised, the Company and the physician would be restored to their respective positions before the acquisition. Expenses and fees incurred for professional services in connection with acquisitions are considered part of the acquisition cost and are capitalized in the financial statements as intangibles. During 1995 and 1996, the Company has capitalized costs of approximately $22,000 and $43,000, respectively, as part of the acquisitions. In the event that a physician exercises his option to leave or retire, the Company charges any unamortized intangibles associated with the acquisition to operations in the period when notice of withdrawal is received. At June 30, 1996, 25 physicians had remaining reacquisition options for periods expiring through February 1997. Total assets at June 30, 1996 and net physician revenues for the year ended June 30, 1996 attributable to physicians with reacquisition rights amounted to $1,349,499 and $2,574,826, respectively. As of October 3, 1996, reacquisition rights for 8 of the 25 physicians, or $277,533 in total assets and $1,062,921 in net physician revenues, have expired without rescission. During 1995, one physician canceled his interest in the Company. This cancellation did not require the disbursement of cash or other assets since the transaction was never funded.


NOTE 3--NET REVENUE

     The Company's net revenues represent the contractual management and similar fees earned under its long-term PSO Agreements with CMGs. Under the PSO Agreements, the Company is contractually responsible and at risk for the operating costs of the Core Medical Groups with the exception of amounts retained by physicians. The Company's net revenues include the reimbursement of all medical practice operating costs and the contractual management fees as defined and stipulated in the PSO Agreements. Contractual fees are accrued when collection is probable.

     Revenue for all CMGs is recorded at established rates reduced by allowances for doubtful accounts and contractual adjustments and amounts retained by physician groups. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are reported as contractual adjustments in the year final settlements are made.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     The following represent amounts included in the determination of net revenue:

                                                                                                   PERIOD FROM
                                                                                                   FEBRUARY 24
                                                                                                     THROUGH      YEAR ENDED
                                                                                                    JUNE 30,       JUNE 30,
                                                                                                      1995           1996
                                                                                                   -----------    -----------
Gross physician revenue.........................................................................   $ 1,760,503    $13,613,426
  Less: Provision for contractual and other adjustments.........................................      (562,024)    (5,206,105)
Gatekeeper capitated income.....................................................................       146,983      1,345,207
                                                                                                   -----------    -----------
Net physician revenue...........................................................................     1,345,462      9,752,528
Amount retained by affiliated core medical groups:
  Physicians....................................................................................       374,761      4,016,712
  Ancillary employees and expenses..............................................................       120,036        307,255
                                                                                                   -----------    -----------
Net revenue.....................................................................................   $   850,665    $ 5,428,561
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------

     The Company derives substantially all of its net revenue from three affiliated core medical groups with which it has PSO agreements. For the year ended June 30, 1996, one of these core medical groups comprised approximately 93% of the Company's net revenue.

     The Company's affiliated core medical groups derived approximately 42% and 21%, respectively, of their net revenues from services provided under government-sponsored health programs (principally the Medicare and Medicaid programs) and various Blue Shield contracts, respectively, for the year ended June 30, 1996. Other than the payors noted, the physician groups have no customers which represent more than 10% of aggregate net physician revenue for the year ended June 30, 1996.

NOTE 4--OPERATING MATTERS AND LIQUIDITY

     It is reasonably possible that future near term events may result in changes in estimates that would be material to the financial statements.

     OPERATING LOSSES; LIQUIDITY

     The foregoing business description discusses the current nature of the Company's operations. Until there are an adequate number of capitated patients in the Company's global capitated contracts, the Company expects to incur operating losses and experience negative operating cash flows. The Company believes that its cash on hand at June 30, 1996, the $7,500,000 received on September 4, 1996 and the $2,500,000 to be received on or before December 27, 1996 from the holder of its Series C Preferred Stock, the amount of remaining availability under the NationsBank Credit Facility described in Note 7 and some portion of the additional capital outlined in Note 18 or other capital, will be sufficient to meet the Company's working capital needs through June 30, 1997. However, in the event that the Company either has not attracted an adequate number of capitated patients in global capitated contracts in order to offset operating expenses, or has not secured some substantial portion of the additional capital outlined in Note 18 or other capital, the Company's operations and liquidity would be adversely affected.

     INVESTMENT IN TANGIBLE ASSETS AND INFRASTRUCTURE

     For the year ended June 30, 1996, the majority of the Company's revenue resulted from net revenue generated under the PSO Agreements. In order to achieve its business objectives and to recover amounts that have been invested in tangible assets, the formation of the infrastructure and development of the business, it is necessary for management to renew its current global capitated contracts and increase the number of enrolled lives. In the event these contracts are not renewed and expanded to other geographical areas in the Baltimore and Washington metropolitan area and surrounding regions or the Company does not increase the number of enrolled lives, the Company would most likely be unable to generate sufficient revenues to cover its ordinary and necessary expenses or would not require all of the assets owned or leased.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

NOTE 5--NOTE RECEIVABLE

     The Company has a note receivable that results from an advance to a medical practice from which the Company has a binding letter of intent to acquire certain assets for the approximate value of a portion of the practice's net realizable accounts receivable. The note was issued to secure the Company's right to repayment of the face amount of the note in the event that the Company does not complete the acquisition of certain assets of the medical practice. Interest on the note is calculated based on the prime rate (8.25% as of June 30, 1996). The note matures on March 1, 1997. Upon consummation of the purchase of certain assets of the physician's practice by the Company the note receivable will be cancelled and the advance will be treated as part of the consideration paid, accordingly, this note has been reflected as a non-current asset.

NOTE 6--PROPERTY AND EQUIPMENT

     Property and equipment at cost, as of June 30 is summarized as follows:

                                                                     1995         1996
                                                                   --------    ----------
Furniture and fixtures..........................................   $ 88,161    $  976,430
Computer equipment..............................................    104,802     1,156,829
Computer software...............................................      4,404       265,259
Medical equipment...............................................         --        57,507
Leasehold improvements..........................................     68,364       279,957
                                                                   --------    ----------
                                                                    265,731     2,735,982
Less accumulated depreciation and amortization..................     17,559       250,435
                                                                   --------    ----------
Property and equipment, net.....................................   $248,172    $2,485,547
                                                                   --------    ----------
                                                                   --------    ----------

NOTE 7--NOTES PAYABLE AND LONG-TERM OBLIGATIONS

     Long-term obligations at June 30 are comprised as follows:

                                                                     1995         1996
                                                                   --------    ----------
Note payable....................................................   $     --    $3,400,000
Notes payable and purchase obligations--related parties.........    584,406     2,077,364
Capital lease obligations (note 8)..............................      9,635       422,658
                                                                   --------    ----------
                                                                    594,041     5,900,022
Less current maturities of capital lease obligations............      6,702       101,985
                                                                   --------    ----------
                                                                   $587,339    $5,798,037
                                                                   --------    ----------
                                                                   --------    ----------

     In December 1995, the Company entered into a loan agreement with NationsBank, N.A. (the NationsBank Credit Facility), under which the Company may request advances up to a maximum of $4 million. Interest on advances is payable monthly and is calculated based on the bank's prime rate, unless the Company designates a portion of the advances to be subject to the Eurodollar rate plus
 .75% (effective rate of 6.2% at June 30, 1996). All advances are due at December 31, 1997. The Company has outstanding advances under this agreement of $3,400,000 at June 30, 1996. The bank has the right to offset the Company's demand deposit accounts with the bank against any past due amounts.

     The NationsBank Credit Facility is guaranteed by the holder of the Company's Series B Preferred Stock. The guarantee is collateralized by a security interest in all receivables and the PSO Agreements between the Company and Baltimore Medical. The guarantee agreement also provides for certain restrictions on the Company, including limitations on incurring additional debt and reduction of amounts due from the Series A Preferred Stockholder. Upon redemption of the Series B Preferred Stock in connection with issuance of "junior stock" to a holder whose interests are deemed adverse to the guarantor, then the Company is required to obtain a release of the guarantee. As consideration for the guarantee, the Company issued a warrant valued at $370,000 for the purchase of its common stock (see note 13).

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     In connection with the acquisitions of certain assets of medical practices and other transactions, the Company is obligated on short-term notes payable to physicians and others aggregating approximately $303,915 at June 30, 1996.

     The Company is also obligated on notes payable to various physicians, who are members of either Baltimore Medical, Carroll Medical or Cumberland Valley Medical, in connection with the original purchase of the accounts receivable from the physicians' former practices. The notes bear interest at rates ranging from 9.75% to 10% and the notes mature at the earlier of seven years from the date of closing or any of the following events: (i) termination of the respective Professional Services Employment Agreements, (ii) a liquidating distribution to the stockholders of the Company, (iii) combination, consolidation or merger where the Company is not the survivor, (iv) disposal of substantially all of the Company' assets, or (v) a public offering with a certain cash issuance amount to the Company. The notes may be reduced or adjusted based on receivable collections and may be prepaid without penalty. The Company does not expect to conclude an underwritten public offering of the Company's securities for cash before June 30, 1997. Accordingly, these notes have been classified as long-term obligations.

NOTE 8--CAPITAL LEASE OBLIGATIONS

     The Company has entered into capital leases for computer equipment and software and for laboratory equipment. These leases are noncancelable and have terms that expire at various dates through 2000. Assets under capital leases as of June 30 were approximately:

                                                                       1995        1996
                                                                      -------    --------
Software...........................................................   $    --    $220,000
Computer equipment.................................................        --     380,290
                                                                      -------    --------
                                                                           --     600,290
Less accumulated depreciation......................................        --     120,058
                                                                      -------    --------
                                                                      $    --    $480,232
                                                                      -------    --------
                                                                      -------    --------

     Future minimum lease payments under capital leases, together with the present value of the minimum payments as of June 30, 1996 are as follows:

1997..........................................................................   $155,146
1998..........................................................................    152,036
1999..........................................................................    152,036
2000..........................................................................     77,818
                                                                                 --------
                                                                                  537,036
Less amount representing interest.............................................    114,378
                                                                                 --------
Present value of future minimum lease payments................................   $422,658
                                                                                 --------
                                                                                 --------
Current maturities............................................................   $101,985
Long-term obligations.........................................................    320,673
                                                                                 --------
                                                                                 $422,658
                                                                                 --------
                                                                                 --------

NOTE 9--COMMITMENTS AND CONTINGENCIES

     MALPRACTICE COVERAGE

     The Company and its affiliated CMGs have purchased a claims-made policy with coverage limits of $1 million per medical professional per incident and $3 million annual aggregate per medical professional. This policy expires on January 1, 1997 and it is management's intention to obtain renewal coverage. The Company has obtained retroactive coverage for affiliated physicians that were not previously covered by the current carrier (prior to the physician's affiliation with the

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

Company). Management believes that losses and costs related to unknown incidents not provided for, if any, would not be material to the financial position, liquidity or results of operations of the Company.

     Pursuant to an agreement dated December 1, 1995, the prior written approval of the Series B Preferred Stockholder is required in connection with decisions regarding medical malpractice coverage for the Company, participating physicians and affiliated entities. Such decisions include, but are not limited to, the selection of the underwriter, the form of the insurance policy and the premium payment provisions. The Company must make certain payments to the Series B Preferred Stockholder if the required approval is not obtained: the Series B Preferred Stockholder could require the Company to pay it $400,000 and to redeem all or a portion of the Series B Preferred Stock at the price equal to the greater of the fair market value per share or the sum of the issue price per share and all accumulated and unpaid interest and dividends. The Series B Preferred Stockholder agrees to provide medical malpractice coverage to the Company for premiums consistent with its rates as approved by the Maryland Insurance Administration. In addition, the Series B Preferred Stockholder will consider alternative insurance programs to meet the Company's special needs and will request the necessary approvals for such alternative programs from the Maryland Insurance Administration. This agreement terminates upon the earlier of a change in control of the Company or termination of the loan guarantee provided by the Series B Preferred Stockholder.

     EMPLOYEE BENEFIT PLANS

     Effective January 1, 1996, the Company adopted a 401(k) Plan (the Plan) covering all its employees. Subject to certain limitations, participants may elect to defer a portion of their compensation as contributions to the Plan. The Company will make matching contributions of 50% of each participant's contribution up to six percent of the participant's salary. Participants vest in the Company's contributions at the rate of 20% per year beginning in fiscal 1997. Contributions of $160,000 were expensed in fiscal 1996.

     Effective February 1, 1996, the Company adopted a Flexible Benefits Plan covering all full-time employees. Subject to certain limitations, the Company may make "non-elective contributions" on behalf of employees and employees may elect to defer a portion of their compensation as "flexible pay contributions" to pay for certain covered expenses.

     OPERATING LEASES

     The Company conducts its operations at leased facilities and uses leased office equipment under noncancelable operating leases. Certain of the leased facilities are owned by physicians who have membership interests in affiliates. Amounts paid to the related parties approximated $8,700 and $14,500 in 1995 and 1996, respectively. The operating leases have initial terms that expire at various times through 2008 and, generally, provide for renewal for various periods at stipulated rates. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy costs applicable to leased premises. Total rent expense for all operating leases approximated $74,228 and 454,000 for 1995 and 1996, respectively. Effective October 1, 1996, the Company entered into a 35 month operating lease for additional corporate office space. Lease payments for the additional office space approximate $189,000 per year. Minimum rental commitments, excluding sublease income, under operating leases as of June 30, 1996, with existing or renewable terms greater than one year are as follows (the Company has $34,800 of minimum rental commitments due in 1997 to related parties):

1997..........................................................................   $ 717,800
1998..........................................................................     793,500
1999..........................................................................     822,000
2000..........................................................................     799,275
2001..........................................................................     699,668
Thereafter....................................................................     688,200

     CASH AND CASH EQUIVALENTS

     The Company maintains its cash balances in two financial institutions in Maryland. At times the cash balances may exceed the federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its management employees, which include, among other terms, noncompetition provisions and salary and benefits continuation.

     COMMITMENTS TO AFFILIATED CMGS

     Under the terms of certain of its PSO agreements, the Company is committed to provide minimum guarantees of certain affiliated physician salaries based on a defined formula. In addition, the Company has also committed to provide guarantees to the affiliated CMGs with respect to the collection of certain accounts receivable.

NOTE 10--REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company is authorized to issue 6.5% cumulative Series A shares and 9.75% cumulative Series B shares of redeemable convertible preferred stock at June 30, 1996.

     PREFERRED STOCK CONVERSION AND REDEMPTION RIGHTS

     Both Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock are convertible to Class C Common on a share for share basis at the holder's option, at any time before February 25, 2000. In addition, the Preferred Stock is automatically converted to Class C Common Stock on a share for share basis upon the occurrence of certain events, including a public offering of the Company's stock. Only the fully-paid shares are subject to conversion.

     Between March 1 and June 1, 2000, the Series A and Series B Redeemable Convertible Preferred Stockholders have the right to require the Company to redeem all of their shares at the greater of fair value (as determined by an independent appraiser selected jointly by the parties) or the issuance price plus unpaid dividends and interest thereon. Upon expiration of these rights, and if the shares are not otherwise converted to Class C Common Stock, the Company has the right to redeem the outstanding shares of Series A Preferred Stock at the issuance price plus unpaid dividends and interest thereon. It may also redeem the Series B Preferred Stock on the same terms that the holders could require the Company to pay on a requested redemption by the holders.

     In addition, upon the occurrence of certain events, the Series A and Series B Redeemable Convertible Preferred Stockholders have the right to require the Company, and the Company has the right, to redeem all of the respective preferred shares then held. In the event of any non-compliance (as defined), the Preferred Stock is mandatorily redeemable. If the Company decides to take certain actions without the approval of the Series A and Series B Redeemable Convertible Preferred Stockholders then the Preferred Stockholders have the right to require the Company to redeem all of their outstanding shares. In the foregoing instances the redemption price is the greater of fair value or the issuance price plus unpaid dividends and interest thereon. If the Company elects to enforce certain non-competition covenants with the Series B Preferred Stockholder, then the holder may require the Company to redeem the shares held for the greater of $4.8 million or par value plus unpaid dividends and interest thereon. If the Company issues Series A Junior Stock or Series B Junior Stock to holders deemed to have interests adverse to the respective Preferred Stockholder, then the holder may require the Company to redeem their shares at the greater of: (i) the purchase price of the adverse junior stock on a fully diluted basis, (ii) fair value, or (iii) one and one-half (1 1/2) times the liquidation preference.

     SERIES A PREFERRED STOCK SUBSCRIPTION RECEIVABLE

     As partial consideration for the issuance of Series A Preferred Stock, the Company received a note in the original amount of $3 million ($3 and $1.5 million balances outstanding at June 30, 1995 and 1996). The note bears interest at 6.5% per annum, compounded quarterly, and interest is payable only to the extent that the Company pays dividends on the Series A Preferred Stock. The parties have the right to offset like amounts of dividends and interest.

     Scheduled note payments are subject to deferral at the option of the Company until February 14, 1998, but interest continues to accrue on any unpaid balance. As of June 30, 1996 the Company had elected to defer payments of $375,000

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES scheduled for 1996. Upon redemption or conversion of Series A Preferred Stock, any unpaid principal on the note is to be canceled in an amount equal to five dollars times the number of shares converted or redeemed. The Company has the option to require payment of any outstanding principal and interest on February 14, 1998, or the Company may elect to redeem the outstanding Series A Preferred Stock and cancel the remaining principal and interest.

     PREFERRED STOCK DIVIDENDS

     Series A Redeemable Convertible Preferred Stock accrues dividends quarterly at the rate of thirty-two and one half cents ($0.325) per share per annum beginning on February 24, 1995. Unpaid dividends accrue interest at the rate of 6.5% per annum, compounded quarterly, and may be offset by the Company against any unpaid interest that is owed by the holders of the Series A Redeemable Convertible Preferred Stock under the related note receivable.

     Series B Redeemable Convertible Preferred Stock accrues dividends quarterly at the rate of one dollar and nine and seven tenths cents ($1.097) per share per annum beginning December 1, 1995. Unpaid dividends accrue interest at the rate of 9.75% per annum, compounded quarterly.

     Until April 1, 2000, payment of dividends on Series A Preferred Stock and Series B Preferred Stock are only permitted in the event of redemption, conversion or liquidation, and, in any event, dividends on Series B Preferred Stock may only be paid after all dividends and interest on the Series A Redeemable Convertible Preferred Stock have been satisfied. Beginning April 1, 2000, dividends on Series A Preferred Stock and Series B Preferred Stock will accrue at a rate equal to the prime rate plus 100 basis points.

     Cumulative Series A and Series B Redeemable Convertible Preferred Stock accrued and undeclared dividends at June 30 are as follows:

                                                                       1995        1996
                                                                     ---------   ---------
Series A..........................................................   $ 113,300   $ 438,305
Series B..........................................................          --     227,526
                                                                     ---------   ---------
                                                                     $ 113,300   $ 665,831
                                                                     ---------   ---------
                                                                     ---------   ---------

     The Company's cumulative Series A and Series B Preferred Stock are subject to redemption; accordingly, for financial reporting purposes accrued dividends are reflected as an accretion in the value of the preferred stock with a corresponding reduction in stockholders' equity to reflect redemption value.

     PREFERRED STOCK LIQUIDATION PREFERENCES

     Upon liquidation or dissolution of the Company, the Series A and Series B Preferred Stockholders are entitled to receive a liquidating distribution in an amount equal to the greater of: (i) the fair value (as defined) per share of the respective series of preferred stock or (ii) the original purchase price per share of the respective stock. The distribution will also include all unpaid cumulative dividends and accrued interest thereon; however, the total distributable amount due to each preferred stockholder is limited to the amount of cash paid to the Company for the purchase of the respective shares. No distribution will be paid to the Series B Preferred Stockholder until all amounts due to the Series A Preferred Stockholder have been fully paid.

NOTE 11--STOCKHOLDERS' EQUITY


     All of the Company stockholders are parties to an agreement dated December 1, 1995 (see Note 18 for September 4, 1996 amendment), that restricts transfer of the Company stock. The agreement terminates upon occurrence of certain specified events, including a public offering of the Company stock. Under the terms of the stockholders' agreement, the Company may be required to purchase shares of the Company's capital stock in certain circumstances, such as: (i) Class A Common Stock owned by management stockholders, in the event of their death (for which the Company has purchased insurance) or disability, if other management stockholders do not exercise their rights to acquire the shares offered, in which case the Company is required to purchase all of the offered shares at fair value (as agreed to by the parties or as determined by an

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES independent appraisal); (ii) Class A Common Stock purchased by Dr. Rifkin or Dr. Kimmel after December 1, 1995, if their employment is terminated, in which case the Company is required to purchase these shares at fair value (as agreed to by the parties or as determined by an independent appraisal); (iii) Class A Common Stock owned by other management stockholders if their employment is terminated and the remaining management stockholders do not exercise their rights to acquire the shares offered, then the Company is required to purchase all of the shares offered. If termination is without cause, the purchase price is based on fair value (as agreed to by the parties or as determined by an independent appraisal). If termination is with cause, then the purchase price is the lesser of $1 per share or the original issuance cost of the shares. At June 30, 1996, 800,000 shares of Class A Common Stock were subject to such repurchase requirement. Based on the current fair value of the Company's stock, the repurchase obligation for 800,000 shares in the event of a disability to all three Class A Common Stockholders would be $5,600,000. If the Company is required to purchase shares of the management stockholder under the foregoing circumstances, then all accrued dividends due to Series A and Series B Preferred Stockholders must first be paid; (iv) All classes of capital stock--upon the occurrence of an involuntary transfer involving any of its outstanding capital stock, the Company has the right of first refusal to purchase the offered shares at fair value (as agreed to by the parties or as determined by an independent appraisal).


     All classes of Common Stock have the same preferences, rights and voting powers. A portion of the Class A Common Stock is reserved for issuance upon exercise of warrants, and a portion of the Class C Common Stock is reserved for issuance to the holders of Series A Preferred Stock and Series B Preferred Stock upon conversion of those shares of stock.

NOTE 12--STOCK OPTIONS

     The Company has an Omnibus Stock Plan (the Plan) which is accounted for under APB Opinion 25 and related Interpretations with respect to employee transactions. Transactions with non-employees are accounted for at fair value at the date of grant and are immaterial as of June 30, 1996. The Plan permits the Company to grant incentive and non-qualified stock options, stock appreciation rights (SARs) and restricted or unrestricted share awards to directors, officers, employees and other key contributors to the Company. SARs entitle the optionee to surrender unexercised stock options for cash or stock equal to the excess of the fair value of the surrendered shares over the option value of such shares. The Plan is administered by a committee (the Committee) appointed by the Company's Board of Directors. Subject to adjustment as provided in the Plan, the aggregate number of shares of the Company Common Stock which may be awarded is limited to 6,175,000. Shares under any grants that expire unexercised are available for further grant.

     The exercise price and exercise period for stock options is determined by the Committee, provided that the exercise period may not exceed 10 years from the grant date and the exercise price for incentive stock options may not be less than 100% of the fair value of the shares on the date the option is granted. Incentive stock options are granted only to employees of the Company.

     In August and October 1995, the Company granted incentive stock options, to purchase Class A Common Stock, to ten employees for a total of 118,380 shares at the exercise price of $0.01 per share, the estimated fair value of the shares at the date of grant based on the financial position and liquidity of the Company and the limited marketability of the shares. The options become exercisable on various dates ranging from April 1, 1996 through April 1, 2000. Upon exercise, 68,832 shares will be fully vested and nonforfeitable; the remainder vest ratably over four years. Options may expire or become exercisable, and shares issued may be fully vested, at earlier dates upon occurrence of certain specified events, including a change in control of the Company or the employee's death, disability, retirement, or termination without cause. During 1996, employees forfeited 20,050 Class A Common Stock options.

     In December 1995, the Company granted non-qualified stock options to purchase Class A Common Stock to three employees for a total of 12,500 shares at the exercise price of $0.01 per share. The options become exercisable on December 21, 1996. Upon exercise, 5,000 shares issued will be fully vested and nonforfeitable; the remainder vest ratably over four years. Options may expire or become exercisable, and shares issued may be fully vested, at earlier dates upon occurrence of certain specified events, including a change in control of the Company or the employee's death, disability, retirement, or termination without cause. The Company will recognize compensation expense as the shares vest in future periods, based upon the option price and fair value at the date of grant. The fair value of the common stock at the time of grant in December

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

1995, $3.00 per share, was based on a discounted value of the per share price of the Company's Series B Redeemable Convertible Preferred Stock.

     In May 1996, the Company granted incentive stock options to purchase Class A Common Stock for 70,000 shares with an exercise price of $11.00 per share to an employee, which was deemed to be in excess of management's estimate of fair value at the date of grant.

     As of June 30, 1996, the Company has also granted options to purchase 105,000 shares of Class B Common Stock. In February 1995, the Company granted an incentive stock option to purchase 100,000 shares of Class B Common Stock to an officer of the Company at an exercise price of $0.01 per share, and in October 1995, the Company granted an incentive stock option to purchase 5,000 shares of Class B Common Stock to a physician at an exercise price of $0.01 per share. The estimated fair value of the stock was determined to be equal to the exercise prices on the July 1994 and October 1995 grant dates.

NOTE 13--COMMON STOCK PURCHASE WARRANTS

     In consideration for the guarantee of a loan agreement, the Company issued on December 1, 1995 a warrant to its Series B Preferred Stockholder for the purchase of 88,889 shares of the Company Class A Common Stock at $5.625 per share. The warrant expires on December 1, 2005 and is exercisable (i) if the holder does not receive notice of a change in control within thirty days after the change is effective or (ii) ninety days prior to the filing of a registration statement for a public offering that includes shares held by management stockholders. The warrant was valued at the present value of the difference between the estimated fair value of the common stock subject to the warrant and the aggregate strike price, discounted at the interest savings rate (the difference between the rate obtained on the loan agreement and the rate of interest that management believes would have been available without the guarantee). At June 30, 1996, this amount ($370,000) is reflected as additional paid-in capital and a deferred charge, which is being amortized on the interest method over 25 months (the length of the guarantee).

     On December 1, 1995, in consideration for certain consulting services, the Company issued warrants for the purchase of 24,000 shares of the Company common stock at $11.25 per share (a price greater than management's estimate of fair value at the date of grant). A value was not attributed to these warrants at the time of issue. These warrants expire December 1, 2005, and are exercisable if there is a change in control of the Company.

NOTE 14--FAIR VALUE OF FINANCIAL INSTRUMENTS

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments included in current assets and current liabilities approximate fair values because of the short maturity of those instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SERIES A PREFERRED STOCK SUBSCRIPTION RECEIVABLE

     The Series A and Series B Preferred Stock are carried at issue price plus accrued dividends, and have features unique to these securities including, but not limited to, the right to appoint directors and the right to approve certain significant activities of the Company. There is no quoted market price for the Series A or Series B Preferred Stock, however, management believes that the initial recorded amounts approximate fair value.

     The carrying value of the Series A Preferred Stock subscription receivable is based on the issue price of the related Series A Preferred Stock. In December, 1995, the Company issued Series B Preferred Stock with the same rights and privileges as the Series A Preferred Stock, other than the dividend rate and related interest rate, for consideration greater than the per share value received for the Series A Preferred Stock. Since both classes of Preferred Stock are convertible to Class C Common Stock, it is not practical to determine if the related stock subscription will be realized in cash, included in the conversion to Common Stock or offset against the issued Series A Preferred Stock, thereby reducing the number of shares outstanding. Furthermore, the Company has the right to defer or cancel payment of the stock subscription receivable.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     LONG-TERM OBLIGATIONS

     Long-term obligations, excluding capital lease obligations, were incurred by the Company when individual physicians joined the affiliated CMGs. These notes are payable upon an initial public offering of the Company's stock or a change in control as defined in the stockholders' agreement. The fair value of these obligations is assumed to approximate recorded value because there have not been any significant changes in circumstances since the obligations were recorded.

NOTE 15--INCOME TAXES

     The Company has accumulated net losses from operations of $8,414,261. Significant temporary differences between the determination of this loss for financial reporting and income tax purposes include depreciation, the allowance for uncollectible receivables, and certain accrued liabilities. These losses may be carried forward for 15 years and expire at various dates through 2010. Under federal tax law, certain changes in ownership of the Company, which may not be within the Company's control, may operate to restrict future utilization of these carryforwards. As of June 30, 1996, based on the available information, it is more likely than not that the deferred tax assets will not be realized and as a result have been fully reserved at June 30, 1995 and 1996. Deferred tax assets (liabilities) at June 30, 1995 and 1996, consist of the following:

                                                                   1995          1996
                                                                 ---------    -----------
Tax benefit of NOL carryforward...............................   $ 830,000    $ 2,236,800
Depreciation..................................................     (60,000)      (360,000)
Allowance for doubtful receivables............................          --        118,000
Accrued liabilities...........................................          --        236,000
Other (net)...................................................          --         40,000
                                                                 ---------    -----------
                                                                   770,000      2,270,800
Less valuation allowance......................................    (770,000)    (2,270,800)
                                                                 ---------    -----------
  Net deferred tax asset......................................   $      --    $        --
                                                                 ---------    -----------
                                                                 ---------    -----------

NOTE 16--EARNINGS PER SHARE

     The weighted average common shares outstanding presented for the period ended June 30, 1995 and the year ended June 30, 1996 were 3,000,000 and 3,063,205, respectively. Stock options and warrants have been excluded in fiscal 1995 and 1996 since they are anti-dilutive. The weighted average shares in fiscal 1995 have been restated to reflect the two-for-one stock split in fiscal 1995. The net loss for purposes of the calculation of loss per share has been adjusted for the redeemable preferred stock dividends.

NOTE 17--SUPPLEMENTARY CASH FLOW INFORMATION

                                                                                                     PERIOD FROM
                                                                                                     FEBRUARY 24
                                                                                                       THROUGH      YEAR ENDED
                                                                                                      JUNE 30,       JUNE 30,
                                                                                                        1995           1996
                                                                                                     -----------    -----------
Cash paid for interest............................................................................    $  11,825     $   176,169

SIGNIFICANT SUPPLEMENTARY NONCASH INVESTING AND FINANCING INFORMATION
Liabilities assumed in connection with purchase of medical practice assets........................    $ 184,322     $ 1,732,546
Assets acquired under capital leases..............................................................           --         600,290
Issuance of common stock purchase warrants for services...........................................           --         370,000
Common stock issued in connection with purchase of medical practice assets........................           --           1,980

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

NOTE 18--SUBSEQUENT EVENTS

     AMENDED ARTICLES OF INCORPORATION

     SERIES C PREFERRED STOCK

     The Company amended and restated its charter on September 4, 1996. The amended and restated articles authorize the Company to issue 63,176,984 shares of capital stock as follows:

                                                                       SHARES       PAR
                                                                     AUTHORIZED    VALUE
                                                                     ----------    ------
Redeemable Convertible Preferred Series A.........................    1,000,000    $ 5.00
Redeemable Convertible Preferred Series B.........................      355,556     11.25
Redeemable Convertible Preferred Series C.........................    1,071,428     17.50
Preferred Stock...................................................    1,000,000      0.01
Class A Common....................................................   20,700,000      0.01
Class B Common....................................................   10,000,000      0.01
Class C Common....................................................   29,050,000      0.01
                                                                     ----------
                                                                     63,176,984
                                                                     ----------
                                                                     ----------

     On September 4, 1996, the Company issued 428,571 shares of Series C Preferred Stock to Genesis Health Ventures, Inc. (the "Series C Preferred Stockholder"), in exchange for $7,500,000 in cash. The Company will issue 142,857 additional shares of the Series C Preferred Stock in exchange for $2,500,000 in cash prior to December 31, 1996 which represents an obligation of Genesis that must be fulfilled unless the Company is in breach of any of its loan agreements. The proceeds from these issuances will be used to fund the incurrence of corporate expenses in conjunction with the business strategy and the acquisition of certain assets of medical practices or IPA contracting rights. The Company may issue up to 500,000 additional shares of the Series C Preferred Stock in exchange for up to $10,000,000 in cash if certain Medicare capitated milestones are attained. Genesis Health Ventures, Inc. became a party to the stockholders agreement effective September 4, 1996.

     FINANCING

     On August 15, 1996, the Company established a $1,500,000 bridge loan facility (the "Bridge Loan") with First National Bank of Maryland, N.A. ("First National"). The Bridge Loan is collateralized by certain assets of the Company and its affiliates and is guaranteed by the Series A Preferred Stockholder. Advances under this facility bear interest at a rate of 6.71% per annum. The Bridge Loan matures on January 15, 1997 and management is currently negotiating with First National to replace the Bridge Loan with a $10,000,000 credit facility (the "First National Credit Facility"). As of September 30, 1996, approximately $983,000 had been advanced under the Bridge Loan to fund corporate expenses in conjunction with the Company's strategy. Although there can be no assurances the Company will obtain the First National Credit Facility, the Company is proceeding with the loan approval process with First National and the Company believes, based on conversations with First National and the Series A Preferred Stockholder, if the loan approval process is not completed before the maturity date of the Bridge Loan, that the maturity date will be extended until such time that the loan approval process is completed. In the event the Company is unable or unwilling to secure the First National Credit Facility or the maturity date of the Bridge Loan is not extended, the Bridge Loan is expected to be repaid on or before January 15, 1997 from the Company's available cash.

     ACQUISITIONS

     The Company intends to continue its ongoing acquisition of certain assets of primary care and specialty practices. The Company is currently engaged in negotiations with several providers of health care services. Certain of these acquisitions provide for the purchase of the assets under terms and conditions similar to those that the Company has entered into previously. When the Company closes one of the acquisitions that it is currently negotiating, it will guarantee indebtedness of approximately $850,000 and assume $325,000 in outstanding debt.

     The Company will issue approximately 513,000 shares of the Company's Class B Common Stock having an estimated fair value of $3,591,000 as part of the consideration paid on all of the providers of health care services it is in negotiation

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES with. Of this total approximately 195,000 shares having an estimated fair value of $1,365,000 represent 10 limited partnership interests in MHLP and the remaining 318,000 shares to be issued by the Company have an estimated fair value of $2,226,000. Certain of the individual physicians involved in these acquisitions will be granted options to purchase additional shares of the Company's Class B Common Stock in the event certain agreed upon performance criteria are met. These agreements which have not yet closed provide for a total of 53,000 option shares. In addition, 14,000 shares of Class B Common Stock have been reserved for future issuance to physician employees of one of the practices purchased subsequent to June 30, 1996.


     In the event that all of the acquisitions are consummated under the terms currently agreed upon the Company will acquire assets of approximately $5,260,000.


NOTE 19--RELATED PARTIES

     Amounts due under the terms of the PSO agreements between the Company and the affiliated medical groups are reflected in the Due to/from Affiliates on the consolidated balance sheet. The amounts due from the affiliates represents working capital advances, amounts due for management fees from BMG LLC related to the management of the laboratory and management fees due under the PSO agreement. The amounts due to the affiliates represents amounts due to the physicians related to the collection of accounts receivable.

     Because of the nature of the Company's arrangements with Affiliated CMGs, substantially all transactions included in Net Revenues, Medical Services Expense and Care Center Costs in the accompanying financial statements are viewed as related party transactions.

     MHLP was formed on February 24, 1995 to hold the Class B Common Stock that was issued by the Company and intended to be used for the acquisition of PSO agreements by the Company. MHLP has no assets other than the Class B Common Stock of the Company and has no liabilities or operations.

     Three of the Company's executive management members and four directors are practicing physicians with CMGs affiliated with the Company.

     During the year ended June 30, 1996, the Company paid approximately $98,000 to the Series B Redeemable Convertible Preferred Stockholder for professional liability insurance on behalf of the affiliated CMGs in connection with the PSO agreement.

     The Company has entered into acquisition transactions with certain of its directors who are physicians. These transactions were entered into on commercially reasonable terms, substantially similar to the terms of its acquisition transactions with other affiliated physicians, and the consideration paid in connection with such acquisitions was based on the fair market value of the medical practice assets or services acquired:

     (a) During the year ended June 30, 1996, the Company purchased certain assets of a director of the Company, and four physician partners of the physician. The physician and his four partners received a limited partnership interest in MHLP equivalent to 167,000 shares of Class B Common Stock, valued at $3.00 per share, and a promissory note with a face value of approximately $158,000 as consideration for the acquisition.

     (b) During the year ended June 30, 1996, the Company purchased certain assets of a director of the Company. In addition, the physician received a limited partnership interest in MHLP equivalent to 33,000 shares of Class B Common Stock, valued at $3.00 per share, approximately $34,000 in cash and a promissory note with a face value of approximately $45,000 as consideration for the acquisition.

     (c) Subsequent to June 30, 1996, the Company purchased certain assets of a director of the Company. The physician received 16,000 shares of Class B Common Stock and 1,000 options to acquire Class B Common Stock, valued at $7.00 per share, cash in the amount of $5,000 and a promissory note with a face value of approximately $38,000 as consideration for the acquisition.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

     (d) Subsequent to June 30, 1996, the Company entered into a letter of intent with a director of the Company to purchase certain assets of his medical practice. In connection with the acquisition, the physician's limited liability partnership, which he owns with five other physicians, will receive a limited partnership interest in MHLP equivalent to 74,000 shares of Class B Common Stock, an option to acquire a limited partnership interest equivalent to 20,000 shares of Class B Common Stock, exercisable at $15.00 per share, and cash for the practice's collectable accounts receivable, which will not exceed $625,000. The Company has advanced $300,000 to the physician and the practice for the purchase of the practice's accounts receivable and received a promissory note from the physician evidencing such advance. The promissory note will be canceled at the closing of the acquisition. The Company has delegated to the physician's practice, and the practice will perform, certain practice management business functions, which the Company ordinarily performs for its physicians at its headquarters. The Company reimburses the physician's practice $50,000/month for the expenses it incurs in performing the business management services. The amount reimbursed for the year ended June 30, 1996 was $100,000.

NOTE 20--NOTES TO UNAUDITED SEPTEMBER 30, 1995 AND 1996 CONSOLIDATED FINANCIAL STATEMENTS

     BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X.

     In the opinion of management, the unaudited interim financial statements contained in this report reflect all adjustments, consisting of only normal recurring accruals which are necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

     These financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto for the period ended June 30, 1995 and the year ended June 30, 1996 included elsewhere herein.

     NET REVENUE

     The following represent amounts included in the determination of net revenue:

                                                                                                  THREE MONTHS     THREE MONTHS
                                                                                                      ENDED            ENDED
                                                                                                  SEPTEMBER 30,    SEPTEMBER 30,
                                                                                                      1995             1996
                                                                                                  -------------    -------------
Gross physician revenue........................................................................    $ 1,731,489      $ 5,883,910
  Less: Provision for contractual and other adjustments........................................       (646,792)      (2,307,886)
Gatekeeper capitated income....................................................................        158,478          617,441
                                                                                                  -------------    -------------
Net physician revenue..........................................................................      1,243,175        4,193,465
Amounts retained by affiliated core medical groups:
  Physicians...................................................................................        598,840        1,834,717
  Ancillary employees and expenses.............................................................         87,268          164,237
                                                                                                  -------------    -------------
  Net revenue..................................................................................    $   557,067      $ 2,194,511
                                                                                                  -------------    -------------
                                                                                                  -------------    -------------

     For the three months ended September 30, 1996, approximately $926,000 and $341,000, were recorded as global capitation and gatekeeper capitation revenue, respectively in the Company's financial statements. During the three months ended September 30, 1995, the Company had no global or gatekeeper capitation contracts. In addition, as of September 30, 1995 and 1996, $244,000 and $1,154,740, respectively represented amounts due from the CMGs for Medicare and Medicaid services provided in respect of which the Company has legal rights to the proceeds.

                  DOCTORS HEALTH SYSTEM, INC. AND SUBSIDIARIES

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                BALANCE AT    CHARGED TO    CHARGED                    BALANCE
                                                                BEGINNING     COSTS AND     TO OTHER                    AT END
                         DESCRIPTION                              PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
-------------------------------------------------------------   ----------    ----------    --------    ----------    ----------
Period from February 24 through June 30, 1995
  Allowance for doubtful receivables.........................    $      0     $   43,425    $     --     $     --     $   43,425
                                                                ----------    ----------    --------    ----------    ----------
  Valuation allowances on deferred tax assets................          --        770,000          --           --        770,000
                                                                ----------    ----------    --------    ----------    ----------

Year ended June 30, 1996
  Allowance for doubtful receivables.........................      43,425        281,096          --           --        324,521
                                                                ----------    ----------    --------    ----------    ----------
  Valuation allowances on deferred tax assets................     770,000      1,500,800          --           --      2,270,800
                                                                ----------    ----------    --------    ----------    ----------

                             PRO FORMA CONSOLIDATED


                          BALANCE SHEET (UNAUDITED) OF


                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS


     The following pro forma consolidated balance sheet as of September 30, 1996, gives effect to (1) the acquisition of certain assets of physician practices during the three months ended September 30, 1996, (2) probable issuance of Senior Subordinated Notes Payable, (3) the acquisition of certain assets of physician practices subsequent to September 30, 1996 and (4) the proposed acquisition of certain assets of physician practices subsequent to September 30, 1996, which are probable (collectively the "Acquired Assets") by Doctors Health System, Inc. (DHS). Subsequent to the purchase of certain assets of the physician practices, the Company entered into long-term PSO agreements with the Core Medical Group which employs the physicians. These transactions are reflected as of September 30, 1996 for the pro forma consolidated balance sheet. The pro forma information is based on the respective historical unaudited balance sheets of Doctors Health System, Inc. and the Acquired Assets, giving effect to the completed and proposed acquisitions at cost and the assumptions and adjustments described in the accompanying notes to the pro forma consolidated balance sheet.



     Management of DHS does not believe that the pro forma consolidated balance sheet is indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma consolidated balance sheet should be read in conjunction with the financial statements and notes of DHS contained elsewhere herein.

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                                            ISSUANCE OF
                                                             SERIES C        ISSUANCE OF    ACQUISITIONS
                                                          PREFERRED STOCK      SENIOR         COMPLETED
                                                           SUBSEQUENT TO    SUBORDINATED    SUBSEQUENT TO     PROBABLE
                                            HISTORICAL     SEPTEMBER 30,    NOTES PAYABLE   SEPTEMBER 30,   ACQUISITIONS
                                               (A)           1996 (B)            (C)          1996 (D)          (E)        REFERENCE
                                           ------------   ---------------   -------------   -------------   ------------   ---------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents...............  $  6,620,516     $ 2,500,000      $28,816,983     $  (316,672)   $  (741,783 )
 Accounts receivable, net................     1,702,499              --               --         148,421      1,234,442
 Accounts receivable--affiliates.........     1,154,740              --               --         100,668        837,274
 Other receivables.......................        82,613              --               --              --             --
 Prepaid expenses........................       180,559              --               --              --        100,060
 Due from affiliates.....................     1,272,914              --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
   Total current assets..................    11,013,841       2,500,000       28,816,983         (67,583)     1,429,993
PROPERTY AND EQUIPMENT, net..............     2,650,245              --               --           4,194      1,278,612
OTHER ASSETS
 Intangibles, net........................     2,886,235              --               --       1,033,478      2,673,192
 Deferred charges, net...................       793,965              --        1,600,000              --             --
 Note receivable.........................       300,000              --               --              --       (300,000 )
 Accrued interest receivable.............       303,664              --               --              --         (8,525 )
 Deposits................................        51,228              --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
                                              4,335,092              --        1,600,000       1,033,478      2,364,667
                                           ------------   ---------------   -------------   -------------   ------------
     TOTAL ASSETS........................  $ 17,999,178     $ 2,500,000       30,416,983     $   970,089    $ 5,073,272
                                           ------------   ---------------   -------------   -------------   ------------
                                           ------------   ---------------   -------------   -------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Bridge loan.............................  $    983,017     $        --      $  (983,017)    $        --    $        --
 Notes payable...........................       135,800              --               --              --             --
 Current maturities of long-term
   obligations...........................       105,521              --               --              --        433,372
 Accounts payable........................       394,363              --               --              --        117,302
 Accrued medical services................       990,050              --               --              --             --
 Other accrued expenses..................     1,772,387              --               --              --        196,316
 Due to affiliates.......................     1,286,747              --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
   Total current liabilities.............     5,667,885              --         (983,017)             --        746,990
                                           ------------   ---------------   -------------   -------------   ------------
LONG-TERM OBLIGATIONS
 Note Payable............................     3,600,000                       31,400,000
 Notes payable and purchase
   obligations--related parties..........     2,233,222              --               --         249,089      1,639,716
 Capital lease obligations, less current
   maturities............................       292,428              --               --              --        116,366
                                           ------------   ---------------   -------------   -------------   ------------
                                              6,125,650              --       31,400,000         249,089      1,756,082
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
 6.5% cumulative, Series A, $5 par value,
 authorized and issued 1,000,000 shares
 (liquidation value $2,500,000)..........     5,354,555              --               --              --             --
 Less subscription receivable--..........    (1,500,000)             --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
                                              3,854,555              --               --              --             --
 9.5% cumulative, Series B, $11.25 par
   value, authorized and issued 355,556
   shares (liquidation value
   $4,000,000)...........................     4,235,037              --               --              --             --
 8% cumulative, Series C, $17.50 par
   value, 1,071,428 authorized, 571,428
   shares issued (liquidation value
   $10,000,000)..........................     7,533,463       2,500,000               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
                                                              2,500,000               --              --             --
STOCKHOLDERS' EQUITY
 Preferred Stock, $.01 par value,
   authorized 1,000,000 shares, no shares
   issued................................            --              --               --              --             --
 Common Stock
   Class A, $.01 par value; authorized
     20,700,000 shares, issued and
     outstanding 800,000 shares..........         8,000              --               --              --             --
   Class B, $.01 par value; authorized
     10,000,000; issued and outstanding
     2,200,000 shares....................        24,400              --                            1,030          3,670        (F)
   Class C, $.01 par value; authorized
     29,050,000; no shares issued........            --              --               --              --             --
 Additional paid in capital..............     2,617,379              --               --         719,970      2,566,530        (F)
 Accumulated deficit.....................   (12,067,190)             --               --              --             --
                                           ------------   ---------------   -------------   -------------   ------------
     Total stockholders' equity..........    (9,417,412)             --               --         721,000      2,570,200
                                           ------------   ---------------   -------------   -------------   ------------
     TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY............................  $ 17,999,178     $ 2,500,000      $30,416,983     $   970,089    $ 5,073,272
                                           ------------   ---------------   -------------   -------------   ------------
                                           ------------   ---------------   -------------   -------------   ------------


                                             PRO FORMA
                                            AS ADJUSTED
                                           SEPTEMBER 30,
                                               1996
                                           -------------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents...............  $ 36,879,044
 Accounts receivable, net................     3,085,362
 Accounts receivable--affiliates.........     2,092,682
 Other receivables.......................        82,613
 Prepaid expenses........................       280,619
 Due from affiliates.....................     1,272,914
                                           -------------
   Total current assets..................    43,693,234
PROPERTY AND EQUIPMENT, net..............     3,933,051
OTHER ASSETS
 Intangibles, net........................     6,592,905
 Deferred charges, net...................     2,393,965
 Note receivable.........................            --
 Accrued interest receivable.............       295,139
 Deposits................................        51,228
                                           -------------
                                              9,333,237
                                           -------------
     TOTAL ASSETS........................  $ 56,959,522
                                           -------------
                                           -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Bridge loan.............................  $         --
 Notes payable...........................       135,800
 Current maturities of long-term
   obligations...........................       538,893
 Accounts payable........................       511,665
 Accrued medical services................       990,050
 Other accrued expenses..................     1,968,703
 Due to affiliates.......................     1,286,747
                                           -------------
   Total current liabilities.............     5,431,858
                                           -------------
LONG-TERM OBLIGATIONS
 Note Payable............................    35,000,000
 Notes payable and purchase
   obligations--related parties..........     4,122,027
 Capital lease obligations, less current
   maturities............................       408,794
                                           -------------
                                             39,530,821
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
 6.5% cumulative, Series A, $5 par value,
 authorized and issued 1,000,000 shares
 (liquidation value $2,500,000)..........     5,354,555
 Less subscription receivable--..........    (1,500,000 )
                                           -------------
                                              3,854,555
 9.5% cumulative, Series B, $11.25 par
   value, authorized and issued 355,556
   shares (liquidation value
   $4,000,000)...........................     4,235,077
 8% cumulative, Series C, $17.50 par
   value, 1,071,428 authorized, 571,428
   shares issued (liquidation value
   $10,000,000)..........................    10,033,463
                                           -------------

STOCKHOLDERS' EQUITY
 Preferred Stock, $.01 par value,
   authorized 1,000,000 shares, no shares
   issued................................            --
 Common Stock
   Class A, $.01 par value; authorized
     20,700,000 shares, issued and
     outstanding 800,000 shares..........         8,000
   Class B, $.01 par value; authorized
     10,000,000; issued and outstanding
     2,200,000 shares....................        29,100
   Class C, $.01 par value; authorized
     29,050,000; no shares issued........            --
 Additional paid in capital..............     5,903,878
 Accumulated deficit.....................   (12,067,190 )
                                           -------------
     Total stockholders' equity..........    (6,126,212 )
                                           -------------
     TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY............................  $ 56,959,522
                                           -------------
                                           -------------


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
            ACQUISITIONS COMPLETED SUBSEQUENT TO SEPTEMBER 30, 1996

                               SEPTEMBER 30, 1996


                                                                            PRACTICE A     PRACTICE B     PRACTICE C       TOTAL
                                                                            -----------    -----------    -----------    ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents..............................................    $(243,059)     $ (21,135)     $ (52,478)    $ (316,672)
  Accounts receivable, net...............................................       42,267         87,591         18,563        148,421
  Accounts receivable--affiliates........................................       28,669         59,409         12,590        100,668
  Other receivables......................................................           --             --             --             --
  Prepaid expenses.......................................................           --             --             --             --
  Due from affiliates....................................................           --             --             --             --
                                                                            -----------    -----------    -----------    ----------
    Total current assets.................................................     (172,123)       125,865        (21,325)       (67,583)
PROPERTY AND EQUIPMENT, net..............................................        3,059          1,135             --          4,194
OTHER ASSETS
  Intangibles, net.......................................................      422,000        468,000        143,478      1,033,478
  Deferred charges, net..................................................           --             --             --             --
  Accrued interest receivable............................................           --             --             --             --
  Deposits...............................................................           --             --             --             --
                                                                            -----------    -----------    -----------    ----------
                                                                               422,000        468,000        143,478      1,033,478
                                                                            -----------    -----------    -----------    ----------
      TOTAL ASSETS.......................................................    $ 252,936      $ 595,000      $ 122,153     $  970,089
                                                                            -----------    -----------    -----------    ----------
                                                                            -----------    -----------    -----------    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bridge loan............................................................    $      --      $      --      $      --     $       --
  Accounts payable.......................................................           --             --             --             --
  Accrued medical services...............................................           --             --             --             --
  Other accrued expenses.................................................           --             --             --             --
  Note payable...........................................................           --             --             --             --
  Current maturities of long-term obligations............................           --             --             --             --
  Due to affiliates......................................................           --             --             --             --
                                                                            -----------    -----------    -----------    ----------
    Total current liabilities............................................           --             --             --             --
LONG-TERM OBLIGATIONS
  Notes Payable..........................................................           --             --             --             --
  Notes payable and purchase obligations--related parties................       70,936        147,000         31,153        249,089
  Capital lease obligations, less current maturities.....................           --             --             --             --
                                                                            -----------    -----------    -----------    ----------
                                                                                70,936        147,000         31,153        249,089
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
  6.5% cumulative, Series A, $5 par value, authorized and issued
    1,000,000 shares (liquidation value $2,500,000)......................           --             --             --             --
    Less subscription receivable--.......................................           --             --             --             --
                                                                            -----------    -----------    -----------    ----------
  9.5% cumulative, Series B, $11.25 par value, authorized and issued
    355,556 shares (liquidation value $4,000,000)........................           --             --             --             --
                                                                            -----------    -----------    -----------    ----------
  8% cumulative, Series C, $17.50 par value, 1,071,428 authorized,
    571,428 shares issued (liquidation value $10,000,000)................           --             --             --             --
                                                                            -----------    -----------    -----------    ----------
STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value, authorized 1,000,000 shares, no shares
    issued...............................................................           --             --             --             --
  Common Stock
    Class A, $.01 par value; authorized 20,700,000 shares, issued and
      outstanding 800,000 shares.........................................           --             --             --             --
    Class B, $.01 par value; authorized 10,000,000; issued and
      outstanding 2,200,000 shares.......................................          260            640            130          1,030
    Class C, $.01 par value; authorized 29,050,000; no shares issued.....           --             --             --             --
  Additional paid in capital.............................................      181,740        447,360         90,870        719,970
  Accumulated deficit....................................................           --             --             --             --
                                                                            -----------    -----------    -----------    ----------
      Total stockholders' equity.........................................      182,000        448,000         91,000        721,000
                                                                            -----------    -----------    -----------    ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................    $ 252,936      $ 595,000      $ 122,153     $  970,089
                                                                            -----------    -----------    -----------    ----------
                                                                            -----------    -----------    -----------    ----------


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             PROBABLE ACQUISITIONS

                               SEPTEMBER 30, 1996

                                                                              PRACTICE D    PRACTICE E      ALL OTHERS
                                                                              ----------    ----------    --------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents................................................   $(231,482 )   $      --       $ (510,301)
  Accounts receivable, net.................................................     257,410       802,132          174,900
  Accounts receivable--affiliates..........................................     174,590       544,056          118,628
  Other receivables........................................................          --            --               --
  Prepaid expenses.........................................................          --       100,060               --
  Due from affiliates......................................................          --            --               --
                                                                              ----------    ----------    --------------
    Total current assets...................................................     200,518     1,446,248         (216,773)

PROPERTY AND EQUIPMENT, net................................................     743,749       524,562           10,301

OTHER ASSETS
  Intangibles, net.........................................................     480,258       754,934        1,438,000
  Deferred charges, net....................................................          --            --               --
  Note Receivable..........................................................    (300,000 )
  Accrued interest receivable..............................................      (8,525 )          --               --
  Deposits.................................................................          --            --               --
                                                                              ----------    ----------    --------------
                                                                                171,733       754,934        1,438,000
                                                                              ----------    ----------    --------------
    TOTAL ASSETS...........................................................   $1,116,000    $2,725,744      $1,231,528
                                                                              ----------    ----------    --------------
                                                                              ----------    ----------    --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bridge loan..............................................................          --            --               --
  Note payable.............................................................   $      --     $      --       $       --
  Current maturities of long-term obligations..............................     325,000       108,372               --
  Accounts payable.........................................................          --       117,302               --
  Accrued medical services.................................................          --            --               --
  Other accrued expenses...................................................          --       196,316               --
  Due to affiliates........................................................          --            --               --
                                                                              ----------    ----------    --------------
    Total current liabilities..............................................     325,000       421,990               --

LONG-TERM OBLIGATIONS
  Notes payable............................................................          --            --               --
  Notes payable and purchase obligations--related parties..................          --     1,346,188          293,528
  Capital lease obligations, less current maturities.......................          --       116,366               --
                                                                              ----------    ----------    --------------
                                                                                     --     1,462,554          293,528

COMMITMENTS AND CONTINGENCIES

REDEEMABLE CONVERTIBLE PREFERRED STOCK
  6.5% cumulative, Series A, $5 par value, authorized and issued 1,000,000
    shares (liquidation value $2,500,000)..................................          --            --               --
  Less subscription receivable--...........................................          --            --               --
                                                                              ----------    ----------    --------------
                                                                                     --            --               --

  9.5% cumulative, Series B, $11.26 par value, authorized and issued
    355,556 shares (liquidation value $4,000,000)..........................          --            --               --

  8% cumulative, Series C, $17.50 par value, 1,071,428 authorized, 571,428
    shares issued (liquidation value $10,000,000)..........................          --            --               --

STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value, authorized 1,000,000 shares, no shares
    issued.................................................................          --            --               --
  Common Stock:
    Class A, $.01 par value; authorized 20,700,000 shares, issued and
      outstanding 800,000 shares...........................................          --            --               --
    Class B, $.01 par value; authorized 10,000,000; issued and outstanding
      2,200,000 shares.....................................................       1,130         1,200            1,340
    Class C, $.01 par value; authorized 20,060,000; no shares issued.......          --            --               --
  Additional paid in capital...............................................     789,870       840,000          936,660
  Accumulated deficit......................................................          --            --               --
                                                                              ----------    ----------    --------------
    Total stockholders' equity.............................................     791,000       841,200          938,000
                                                                              ----------    ----------    --------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................   $1,116,000    $2,725,744      $1,231,528
                                                                              ----------    ----------    --------------
                                                                              ----------    ----------    --------------

                                                                               TOTAL
                                                                             ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents................................................  $ (741,783)
  Accounts receivable, net.................................................   1,234,442
  Accounts receivable--affiliates..........................................     837,274
  Other receivables........................................................          --
  Prepaid expenses.........................................................     100,060
  Due from affiliates......................................................          --
                                                                             ----------
    Total current assets...................................................   1,429,993
PROPERTY AND EQUIPMENT, net................................................   1,278,612
OTHER ASSETS
  Intangibles, net.........................................................   2,673,192
  Deferred charges, net....................................................          --
  Note Receivable..........................................................    (300,000)
  Accrued interest receivable..............................................      (8,525)
  Deposits.................................................................          --
                                                                             ----------
                                                                              2,364,667
                                                                             ----------
    TOTAL ASSETS...........................................................  $5,073,272
                                                                             ----------
                                                                             ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bridge loan..............................................................          --
  Note payable.............................................................  $       --
  Current maturities of long-term obligations..............................     433,372
  Accounts payable.........................................................     117,302
  Accrued medical services.................................................          --
  Other accrued expenses...................................................     196,316
  Due to affiliates........................................................          --
                                                                             ----------
    Total current liabilities..............................................     746,990
LONG-TERM OBLIGATIONS
  Notes payable............................................................          --
  Notes payable and purchase obligations--related parties..................   1,639,716
  Capital lease obligations, less current maturities.......................     116,366
                                                                             ----------
                                                                              1,756,082
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
  6.5% cumulative, Series A, $5 par value, authorized and issued 1,000,000
    shares (liquidation value $2,500,000)..................................          --
  Less subscription receivable--...........................................          --
                                                                             ----------
                                                                                     --
  9.5% cumulative, Series B, $11.26 par value, authorized and issued
    355,556 shares (liquidation value $4,000,000)..........................          --
  8% cumulative, Series C, $17.50 par value, 1,071,428 authorized, 571,428
    shares issued (liquidation value $10,000,000)..........................          --
STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value, authorized 1,000,000 shares, no shares
    issued.................................................................          --
  Common Stock:
    Class A, $.01 par value; authorized 20,700,000 shares, issued and
      outstanding 800,000 shares...........................................          --
    Class B, $.01 par value; authorized 10,000,000; issued and outstanding
      2,200,000 shares.....................................................       3,670
    Class C, $.01 par value; authorized 20,060,000; no shares issued.......          --
  Additional paid in capital...............................................   2,566,530
  Accumulated deficit......................................................          --
                                                                             ----------
    Total stockholders' equity.............................................   2,570,200
                                                                             ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................  $5,073,272
                                                                             ----------
                                                                             ----------


     THE ACCOMPANYING NOTES ARE AN INTEGRAL OF THESE FINANCIAL STATEMENTS.

                DOCTORS HEALTH SYSTEM, INC. AND ACQUIRED ASSETS

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

A. Represents the historical unaudited consolidated balance sheet of the Company at September 30, 1996.

B. To reflect the issuance of Series C Redeemable Convertible Preferred Stock. This amount represents the $2.5 million to be received on or before December 27, 1996. See subsequent events (Note 19) footnote on page F-21.

C. To reflect the expected issuance of $35 million in senior subordinated debt. A portion of the proceeds from the issuance will be used to retire the NationsBank Credit facility ($3,600,000), to retire the Bridge loan ($983,000), and to fund issuance costs ($1,600,000).

D. Represents the acquisitions completed subsequent to September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions/Affiliations."

                                                                                                              ACQUISITIONS
                                                                                                          COMPLETED SUBSEQUENT
ASSETS ACQUIRED, NET:                                                                                     TO SEPTEMBER 30, 1996
                                                                                                          ---------------------
Accounts receivable, net.............................................................................              249,089
Fixed assets, net....................................................................................                4,194
Management Service Agreements........................................................................            1,033,478
                                                                                                          ---------------------
                                                                                                               $ 1,286,761
                                                                                                          ---------------------
                                                                                                          ---------------------
CONSIDERATION:
Cash.................................................................................................              316,672
Notes payable........................................................................................              249,089
Fair value of common stock issued....................................................................              719,970
Common Stock issued..................................................................................                1,030
                                                                                                          ---------------------
                                                                                                               $ 1,286,761
                                                                                                          ---------------------
                                                                                                          ---------------------

E. Represents the probable acquisitions which have not yet been completed. All others represents Probable Acquisitions which are not significant to the Unaudited pro Forma Balance Sheet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions/Affiliations."

                                                                                                                     PROBABLE
ASSETS ACQUIRED, NET:                                                                                              ACQUISITIONS
                                                                                                                   ------------
Accounts receivable, net......................................................................................       2,071,716
Prepaids......................................................................................................         100,060
Fixed assets, net.............................................................................................       1,278,612
Liabilities assumed...........................................................................................        (863,356)
Management Service Agreements.................................................................................       2,673,192
                                                                                                                   ------------
                                                                                                                    $5,260,224
                                                                                                                   ------------
                                                                                                                   ------------
CONSIDERATION:
Cash..........................................................................................................         741,783
Notes payable.................................................................................................       1,639,716
Note Receivable applied to purchase price.....................................................................         308,525
Fair value of common stock issued.............................................................................       2,566,530
Common Stock issued...........................................................................................           3,670
                                                                                                                   ------------
                                                                                                                    $5,260,224
                                                                                                                   ------------
                                                                                                                   ------------


F. The estimated fair value of the Common stock issued in the acquisitions was $7.00 and was determined by management of the Company based upon factors including sales of redeemable convertible preferred stock to unaffiliated third parties, the financial condition of the Company, the significant preferences provided to the redeemable convertible preferred stockholders relative to the Common Stock, and the operating losses being generated by the Company.



G. None of the transactions to acquire certain assets of physician practices subsequent to June 30, 1996 required the Company to assume any liabilities of the practices.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
Available Information..........................     2
Forward-Looking Statements.....................     2
Prospectus Summary.............................     3
Glossary.......................................     5
Risk Factors...................................     8
Use of Proceeds................................    16
Selected Consolidated Financial Data...........    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    18
Business.......................................    26
Management.....................................    50
Certain Transactions...........................    57
Principal Stockholders.........................    59
Description of Capital Stock...................    61
Plan of Distribution...........................    67
Legal Matters..................................    68
Experts........................................    68
Financial Statements...........................   F-1


                       [DOCTORS HEALTH SYSTEM, INC. LOGO]

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth a statement of all expenses payable by the Registrant in connection with the registration, issuance and distribution of the Securities offered hereby, other than the underwriting discount.

SEC Registration Fee...........................................................................................   $ 24,848.48
Accounting Fees and Expenses...................................................................................             *
Legal Fees and Expenses........................................................................................             *
Printing and Engraving Expenses................................................................................             *
Blue Sky Fees and Expenses.....................................................................................             *
Miscellaneous Fees and Expenses................................................................................             *
                                                                                                                  -----------
     Total.....................................................................................................   $         *
                                                                                                                  -----------
                                                                                                                  -----------

---------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Registrant may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Registrant, or while a director, is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Registrant, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Registrant. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Registrant's Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by Section 2-418; and (ii) the Registrant shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Registrant or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Registrant may only indemnify the director for any expenses (including, attorneys' fees) incurred in connection with such action, suit or proceeding.

     Section 2-418 of the MGCL further provides that unless limited by the Registrant's Charter, the Registrant: (i) shall (a) indemnify an officer of the Registrant if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Registrant if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Registrant to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Registrant's Board of Directors or contract.

     The Registrant's Bylaws provide that, to the maximum extent permitted by the MGCL, as from time to time amended, the Registrant shall indemnify (i) its current and former directors, officers, agents and employees, and (ii) those persons who, at the request of the Registrant, serve or have served another corporation, partnership, joint venture, trust or other enterprise in one or more of such capacities, against any and all liabilities incurred in connection with their services in such capacities, to the extent determined appropriate by the Board of Directors. The Bylaws further provide that, to the extent required by the Charter or applicable law, the Registrant shall indemnify such individuals.

     The Registrant's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer. The Registrant's Charter also provides that, to the maximum extent permitted by the MGCL, as from time to time amended, the Registrant shall indemnify its current and former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities. The Registrant also may, if approved by the Board of Directors, indemnify officers, employees, agents and persons who serve or have served at its request with another corporation, partnership or other entity.

     The provisions in the Charter and Bylaws do not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Maryland law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the MGCL. These provisions also do not affect a director's or officer's responsibilities under any other law, such as the federal or state securities laws or state or federal environmental laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In December 1994, the Company issued 150,000 shares of its Class A Common Stock to Stewart B. Gold (which pursuant to a stock split are currently 600,000 shares of Class A Common Stock). Additionally, the Company issued to Scott Rifkin and Alan Kimmel 25,000 shares each of Class A Common Stock (which pursuant to a stock split are currently 100,000 shares of Class A Common Stock). The shares were issued for $200 in cash and in consideration for services performed for the Company as founders of the Company.

     In February 1995, the Company issued 1,100,000 shares of its Class B Common Stock (now 2,200,000 shares as a result of a stock split) to Medical Holdings Limited Partnership in consideration of the transfer of receivables, equipment, and other assets of medical practices from MHLP to the Company with an aggregate value of approximately $492,000.

     In February 1995, the Company issued to St. Joseph Medical Center, Inc., a Maryland non-profit, non-stock corporation, 500,000 shares of Series A Preferred Stock (now 1,000,000 shares and convertible to 1,000,000 shares of Class C Common Stock, subject to certain dilutive events) for $2 million in cash and a note in the principal amount of $3 million.

     In December 1995, the Company issued to Med-Lantic Management Services, Inc. 355,556 shares of the Company's Series B Preferred Stock and Warrants to Medical Mutual Liability Insurance Society of Maryland to purchase 88,889 shares of Class A Common Stock in consideration of $4 million in cash and a loan guarantee in the amount of $4 million.


     In 1995 and 1996 (August 10, 1995, October 18, 1995, December 21, 1995, May
1, 1996, July 1, 1996 and November 7, 1996), the Company issued options to purchase a total of 569,380 shares of Class A Common Stock and authorized the issuance of options to purchase an additional 5,000 shares of Class A Common Stock to certain employees who joined the Company at the early stages of its development, and issued options to purchase 8,000 shares of Class B Common Stock to physicians in connection with their employment with Baltimore Medical Group, LLC. The options were issued at exercise prices ranging from $0.01 per share to $30.00 per share. None of the options been exercised as of the date of this Registration Statement. The options were issued in consideration of services performed and to be performed for the Company or its Core Medical Groups.


     In December 1995, the Company paid $40,000 in cash and issued warrants to purchase a total of 24,000 shares of Class A Common Stock in the aggregate to Stephen Graham, Andrew Hamilton and John Dwyer as compensation for investment advice rendered to the Company.

     In January 1996, the Company issued 33,000 shares of its Class B Common Stock to a primary care physician, and in February 1996, issued an aggregate of 132,000 shares of its Class B Common Stock to four primary care physicians, in connection with the mergers of their medical practices into wholly-owned subsidiaries of the Company. The aggregate amount of consideration transferred to the Company for the issuance of the shares was approximately $495,000.

     In May 1996, the Company issued 33,000 shares of Class B Common Stock to a primary care physician, in connection with the merger of his medical practice into a wholly-owned subsidiary of the Company. The amount of consideration transferred to the Company for the issuance of the shares was approximately $99,000.

     In September 1996, the Company issued 428,571 shares of Series C Preferred Stock to Genesis Health Ventures, Inc. for $7.5 million in cash.


     In September 1996, the Company issued to Dr. Mark Eig, a director of the Company, 16,000 shares and 1,000 options to purchase shares of the Company's Class B Common Stock in consideration of the merger of his medical practice into a wholly-owned subsidiary of the Company and the physician's employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $112,000.



     In September 1996, the Company issued an aggregate of 26,000 shares and 2,000 options to purchase shares of the Company's Class B Common Stock to two primary care physicians in consideration of the merger of their medical practices into wholly-owned subsidiaries of the Company and the physicians' employment with Doctors Health Montgomery. The aggregate amount of consideration transferred to the Company for the issuance of the shares was approximately $182,000.



     In October 1996, the Company issued an aggregate of 64,000 shares and 4,000 shares to purchase shares of the Company's Class B Common Stock to four primary care physicians in consideration of the merger of their medical practices into a wholly owned subsidiary of the Company and the physicians' employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $448,000.



     In November 1996, the Company issued an aggregate of 48,000 shares and 3,000 options to purchase shares of the Company's Class B Common Stock to three primary care physicians in consideration of the merger of their medical practices into a wholly-owned subsidiary of the Company and their employment with Doctors Health Montgomery. The amount of consideration transferred to the Company for the issuance of the shares was approximately $336,000.



     In October and November 1996, the Company issued an aggregate of 3,000 shares to three primary care physicians in consideration of their employment with Doctors Health Montgomery.



     The sale and issuance of the stock and warrants listed above were exempt from registration under the Securities Act by virtue of Sections 4(2) of the Securities Act and the options listed above were exempt from registration in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate restrictive legends were affixed to stock certificates and options issued in such transactions.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT   DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------------
  3.1 (a) Articles of Amendment and Restatement of the Registrant, dated December 8, 1995.*
      (b) Articles of Amendment and Restatement of the Registrant, dated September 4, 1996.*
  3.2 (a) Amended Bylaws of the Registrant.*
      (b) Amended Bylaws of the Registrant, as of September 4, 1996.*
  4       Form of Option Agreement.*
  5       Legal Opinion of Venable, Baetjer & Howard, LLP.**
 10.1 (a) Stockholders Agreement dated December 1, 1995, by and among the Registrant, Stewart Gold, Scott Rifkin, Alan
            Kimmel, Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., Medical Mutual Liability
            Insurance Society of Maryland, and Med-Lantic Management Services, Inc.*
      (b) Amended Stockholders Agreement, dated September 4, 1996.*
 10.2     Registration Rights Agreement dated December 1, 1995 , by and among the Registrant, Medical Mutual Liability
            Insurance Society of Maryland and Med-Lantic Management Services, Inc.*
 10.3     Securities Purchase Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.4     Registration Rights Agreement dated February 24, 1995 by and between the Registrant and St. Joseph Medical Center,
            Inc. and amendment thereto dated December 1, 1995.*
 10.5     Baltimore Medical Group, LLC Operating Agreement dated February 24, 1995.*
 10.6     Agreement of Limited Partnership of Medical Holdings Limited Partnership dated February 24, 1995.*
 10.7     Stockholders Agreement between BMGGP, Inc. and Stockholders dated as of February 24, 1995.*
 10.8     Financing Transaction Agreement dated as of February 24, 1995 by and among the Registrant and Baltimore Medical
            Group, LLC, BMG Limited Partnership, BMGGP, Inc., and St. Joseph Medical Center, Inc.*
 10.9     Form of Exclusive Physician Participation Agreement.*
 10.10    Form of Non-Exclusive Physician Participation Agreement.*
 10.11    Amended and Restated Physician Services Organization Agreement of Baltimore Medical Group, LLC.*
 10.12    Form of Practice Participation Agreement.*

EXHIBIT   DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------------
 10.13    Form of Professional Services Employment Agreement.*
 10.14    Form of Specialist Physician Employment Agreement.*
 10.15    Form of Medical Director Employment Agreement.*
 10.16    Form of Specialist Physician Network Agreement.*
 10.17    Major Decision Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.18    Promissory Note dated as of December 1, 1995 by and between the Registrant and Medical Mutual Liability Insurance
            Society of Maryland.*
 10.19    Non-negotiable, non-transferable Promissory Note dated February 24, 1995 by and between the Registrant and St.
            Joseph Medical Center, Inc.*
 10.20    Loan Agreement dated as of December 1, 1995, by and between the Registrant and NationsBank, N.A.*
 10.21    Guaranty Agreement dated December 1, 1995 by and between Medical Mutual Liability Insurance Society of Maryland
            and NationsBank, N.A.*
 10.22    Employment Agreement dated as of July 1, 1994 by and between the Registrant and Stewart B. Gold.*
 10.23    Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M. Rifkin, MD.*
 10.24    Employment Agreement dated as of April 1, 1995 by and between the Registrant and Paul A. Serini and amendment thereto dated January 1, 1996.*
 10.25    Employment Agreement dated as of March 20, 1995 by and between the Registrant and Allan C. Sanders, CPA.*
 10.26    Employment Agreement between the Registrant and Theresa A. Spoleti.*
 10.27    Form of Employment Agreement.*
 10.28    Form of Practice Transfer Agreement.*
 10.29(a) Form of Offer Letter.*
      (b) Amended Form of Offer Letter.*
 10.30    Free State Health Plan, Inc., IPA Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.31    Binding Letter of Intent with Health Care Corporation of the Mid-Atlantic for Medicare Risk Service Agreement
            (subject to confidentiality request for certain portions of the exhibit).*
 10.32    Binding Letter of Intent with Chesapeake Health Plan for Medicare Risk Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.33    Form of Reacquisition Agreement.*
 10.34    Amended and Restated Physician Services Organization Agreement of Carroll Medical Group, LLC.*
 10.35    Amended and Restated Physician Services Organization Agreement of Cumberland Valley Medical Group, LLC.*
 10.36    Physician Services Organization Agreement of Doctors Health Montgomery, LLC.*
 10.37    Stock Purchase Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.38    Registration Rights Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.39    Option Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.40    IPA Percentage of Premium Service Agreement with Chesapeake Health Plan, dated as of June 1, 1996 (subject to confidentiality request for certain portions of the exhibit).*
 10.41    $1,500,000 Promissory Note to First National Bank.*
 10.42    Credit Enhancement Letter dated August 15, 1996 between the Registrant and St. Joseph Medical Center.*
 10.43    Employment Agreement dated as of May 1,1996 between the Registrant and John R. Dwyer, Jr.*
 10.44    Primary Care Limited Participation Agreement.*
 10.45    Medicare HMO--Primary Care Limited Participation Agreement.*
 10.46    Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.47    Management Services Agreement between Medtrust Medical Group, Inc. and the Registrant.*
 11       Computation of Earnings Per Common and Common Equivalent Share.*
 23.1     Consent of Grant Thornton LLP (filed herewith).
 23.2     Consent of Venable, Baetjer and Howard, LLP.**
 24.1     Power of Attorney.*
 24.2     Power of Attorney of Mark H. Eig, M.D. *
 24.3     Power of Attorney of Robert G. Graw, Jr., M.D.*
 24.4     Power of Attorney of William Lamm, M.D.*
 24.5     Power of Attorney of Alexander Rocha, M.D.*
 24.6     Power of Attorney of Richard R. Howard.*

EXHIBIT   DESCRIPTION
-------   ------------------------------------------------------------------------------------------------------------------
 27       Financial Data Schedule.*


---------------
 * Previously filed.

** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on December 11, 1996.


                                         DOCTORS HEALTH SYSTEM, INC.

                                         /s/ Stewart B. Gold
                                         ____________________
                                         Name: Stewart B. Gold
                                         Title: President and Chief Executive
                                         Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURES                                           TITLE                             DATE
------------------------------------------------------  -------------------------------------------   ------------------

            /s/            STEWART B. GOLD              Chief Executive Officer; President;           December 11, 1996
------------------------------------------------------    Director (Principal Executive Officer)
                   STEWART B. GOLD

             /s/                        *               Chairman                                      December 11, 1996
------------------------------------------------------
                SCOTT M. RIFKIN, M.D.

           /s/           JOHN R. DWYER, JR.             Chief Financial Officer; Treasurer and        December 11, 1996
------------------------------------------------------    Director (Principal Financial Officer)
                  JOHN R. DWYER, JR.

           /s/              PAUL A. SERINI              Director; Executive Vice President of         December 11, 1996
------------------------------------------------------    Strategic Operations and Director of
                    PAUL A. SERINI                        Legal Affairs

           /s/              KYLE R. MILLER              Vice President of Finance (Principal          December 11, 1996
------------------------------------------------------    Accounting Officer)
                    KYLE R. MILLER

             /s/                        *               Executive Vice President for Medical Policy   December 11, 1996
------------------------------------------------------    and Practice; Director
                 ALAN L. KIMMEL, M.D.

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
                    JOHN S. PROUT

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
                    JOHN W. ELLIS

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
                 J. DAVID NAGEL, M.D.

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
               PETER J. LOPRESTI, D.O.

                      SIGNATURES                                           TITLE                             DATE
------------------------------------------------------  -------------------------------------------   ------------------
             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
               HOWARD L. GOLDMAN, M.D.

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
                ROBERT L. ANCONA, M.D.

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
                   ROBERT S. ZETZER

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
                WILLIAM D. LAMM, M.D.

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
               D. ALEXANDER ROCHA, M.D.

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
                  MARK H. EIG, M.D.

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
              ROBERT G. GRAW, JR., M.D.

             /s/                        *               Director                                      December 11, 1996
------------------------------------------------------
                  RICHARD R. HOWARD



               *By: /s/ STEWART B. GOLD                                                                 December 11, 1996
                    ATTORNEY-IN-FACT

                                    EXHIBIT INDEX


EXHIBIT   DESCRIPTION                                                                                                   PAGE
-------   -----------------------------------------------------------------------------------------------------------   -----
  3.1 (a) Articles of Amendment and Restatement of the Registrant, dated December 8, 1995.*
      (b) Articles of Amendment and Restatement of the Registrant, dated September 4, 1996.*
  3.2 (a) Amended Bylaws of the Registrant.*
      (b) Amended Bylaws of the Registrant, as of September 4, 1996.*
  4       Form of Option Agreement.*
  5       Legal Opinion of Venable, Baetjer & Howard, LLP.**
 10.1 (a) Stockholders Agreement dated December 1, 1995, by and among the Registrant, Stewart Gold, Scott Rifkin,
            Alan Kimmel, Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., Medical Mutual
            Liability Insurance Society of Maryland, and Med-Lantic Management Services, Inc.*
      (b) Amended Stockholders Agreement, dated September 4, 1996.*
 10.2     Registration Rights Agreement dated December 1, 1995 , by and among the Registrant, Medical Mutual
            Liability Insurance Society of Maryland and Med-Lantic Management Services, Inc.*
 10.3     Securities Purchase Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual
            Liability Insurance Society of Maryland.*
 10.4     Registration Rights Agreement dated February 24, 1995 by and between the Registrant and St. Joseph Medical
            Center, Inc. and amendment thereto dated December 1, 1995.*
 10.5     Baltimore Medical Group, LLC Operating Agreement dated February 24, 1995.*
 10.6     Agreement of Limited Partnership of Medical Holdings Limited Partnership dated February 24, 1995.*
 10.7     Stockholders Agreement between BMGGP, Inc. and Stockholders dated as of February 24, 1995.*
 10.8     Financing Transaction Agreement dated as of February 24, 1995 by and among the Registrant and Baltimore
            Medical Group, LLC, BMG Limited Partnership, BMGGP, Inc., and St. Joseph Medical Center, Inc.*
 10.9     Form of Exclusive Physician Participation Agreement.*
 10.10    Form of Non-Exclusive Physician Participation Agreement.*
 10.11    Amended and Restated Physician Services Organization Agreement of Baltimore Medical Group, LLC.*
 10.12    Form of Practice Participation Agreement.*
 10.13    Form of Professional Services Employment Agreement.*
 10.14    Form of Specialist Physician Employment Agreement.*
 10.15    Form of Medical Director Employment Agreement.*
 10.16    Form of Specialist Physician Network Agreement.*
 10.17    Major Decision Agreement dated December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.18    Promissory Note dated as of December 1, 1995 by and between the Registrant and Medical Mutual Liability
            Insurance Society of Maryland.*
 10.19    Non-negotiable, non-transferable Promissory Note dated February 24, 1995 by and between the Registrant and
            St. Joseph Medical Center, Inc.*
 10.20    Loan Agreement dated as of December 1, 1995, by and between the Registrant and NationsBank, N.A.*
 10.21    Guaranty Agreement dated December 1, 1995 by and between Medical Mutual Liability Insurance Society of
            Maryland and NationsBank, N.A.*
 10.22    Employment Agreement dated as of July 1, 1994 by and between the Registrant and Stewart B. Gold.*
 10.23    Employment Agreement dated as of July 1, 1994 by and between the Registrant and Scott M. Rifkin, MD.*
 10.24    Employment Agreement dated as of April 1, 1995 by and between the Registrant and Paul A. Serini and amendment thereto dated January 1, 1996.*
 10.25    Employment Agreement dated as of March 20, 1995 by and between the Registrant and Allan C. Sanders, CPA.*
 10.26    Employment Agreement between the Registrant and Theresa A. Spoleti.*
 10.27    Form of Employment Agreement.*
 10.28    Form of Practice Transfer Agreement.*
 10.29(a) Form of Offer Letter.*
      (b) Amended Form of Offer Letter.*
 10.30    Free State Health Plan, Inc., IPA Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.31    Binding Letter of Intent with Health Care Corporation of the Mid-Atlantic for Medicare Risk Service
            Agreement (subject to confidentiality request for certain portions of the exhibit).*

EXHIBIT   DESCRIPTION                                                                                                   PAGE
-------   -----------------------------------------------------------------------------------------------------------   -----
 10.32    Binding Letter of Intent with Chesapeake Health Plan for Medicare Risk Service Agreement (subject to confidentiality request for certain portions of the exhibit).*
 10.33    Form of Reacquisition Agreement.*
 10.34    Amended and Restated Physician Services Organization Agreement of Carroll Medical Group, LLC.*
 10.35    Amended and Restated Physician Services Organization Agreement of Cumberland Valley Medical Group, LLC.*
 10.36    Physician Services Organization Agreement of Doctors Health Montgomery, LLC.*
 10.37    Stock Purchase Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4,
            1996.*
 10.38    Registration Rights Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4,
            1996.*
 10.39    Option Agreement between the Registrant and Genesis Health Ventures, Inc., dated September 4, 1996.*
 10.40    IPA Percentage of Premium Service Agreement with Chesapeake Health Plan, dated as of June 1, 1996 (subject to confidentiality request for certain portions of the exhibit).*
 10.41    $1,500,000 Promissory Note to First National Bank.*
 10.42    Credit Enhancement Letter dated August 15, 1996 between the Registrant and St. Joseph Medical Center.*
 10.43    Employment Agreement dated as of May 1,1996 between the Registrant and John R. Dwyer, Jr.*
 10.44    Primary Care Limited Participation Agreement.*
 10.45    Medicare HMO--Primary Care Limited Participation Agreement.*
 10.46    Agreement and Plan of Merger between Medtrust Medical Group, Inc. and the Registrant.*
 10.47    Management Services Agreement between Medtrust Medical Group, Inc. and the Registrant.*
 11       Computation of Earnings Per Common and Common Equivalent Share.*
 23.1     Consent of Grant Thornton LLP (filed herewith).
 23.2     Consent of Venable, Baetjer and Howard, LLP.**
 24.1     Power of Attorney.*
 24.2     Power of Attorney of Mark H. Eig, M.D. *
 24.3     Power of Attorney of Robert G. Graw, Jr., M.D.*
 24.4     Power of Attorney of William Lamm, M.D.*
 24.5     Power of Attorney of Alexander Rocha, M.D.*
 24.6     Power of Attorney of Richard R. Howard.*
 27       Financial Data Schedule.*


---------------
 * Previously filed.

** To be filed by amendment.